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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Liberty Media Corporation

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIBERTY MEDIA CORPORATION

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

April 9, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 annual meeting of stockholders of Liberty Media Corporation (Liberty Media) to be held at 8:00 a.m., local time, on May 23, 2018, at the corporate offices of Liberty Media, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5400.

At the annual meeting, you will be asked to consider and vote on the proposals described in the accompanying notice of annual meeting and proxy statement, as well as on such other business as may properly come before the meeting.

Your vote is important, regardless of the number of shares you own. Whether or not you plan to attend the annual meeting, please read the enclosed proxy materials and then promptly vote via the Internet or telephone or by completing, signing and returning by mail the enclosed proxy card. Doing so will not prevent you from later revoking your proxy or changing your vote at the meeting.

Thank you for your cooperation and continued support and interest in Liberty Media.

Very truly yours,

Gregory B. Maffei President and Chief Executive Officer

The proxy materials relating to the annual meeting will first be made available on or about April 23, 2018.

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be Held on May 23, 2018

NOTICE IS HEREBY GIVEN of the annual meeting of stockholders of Liberty Media Corporation (Liberty Media) to be held at 8:00 a.m., local time, on May 23, 2018, at the corporate offices of Liberty Media, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5400, to consider and vote on the following proposals:

1.	A proposal (which we refer to as the election of directors proposal) to elect Brian M. Deevy, Gregory B. Maffei and Andrea L. Wong to continue serving as Class II members of our board until the 2021 annual meeting of stockholders or their earlier resignation or removal;
2.	A proposal (which we refer to as the auditors ratification proposal) to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018;
3.
A proposal (which we refer to as the say-on-pay proposal) to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading "Executive Compensation"; and
4.	A proposal (which we refer to as the say-on-frequency proposal) to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting.

Holders of record of our Series A Liberty SiriusXM common stock, par value $0.01 per share, Series A Liberty Braves common stock, par value $0.01 per share, Series A Liberty Formula One common stock, par value $0.01 per share, Series B Liberty SiriusXM common stock, par value $0.01 per share, Series B Liberty Braves common stock, par value $0.01 per share, and Series B Liberty Formula One common stock, par value $0.01 per share, in each case, outstanding as of 5:00 p.m., New York City time, on April 2, 2018, the record date for the annual meeting, will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof. These holders will vote together as a single class on each proposal. A list of stockholders entitled to vote at the annual meeting will be available at our offices at 12300 Liberty Boulevard, Englewood, Colorado 80112 for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting. The holders of record of our Series C Liberty SiriusXM common stock, par value $0.01 per share, Series C Liberty Braves common stock, par value $0.01 per share, and Series C Liberty Formula One common stock, par value $0.01 per share, are not entitled to any voting powers, except as required by Delaware law, and may not vote on the proposals to be presented at the annual meeting.

We describe the proposals in more detail in the accompanying proxy statement. We encourage you to read the proxy statement in its entirety before voting.

Our board of directors has unanimously approved each proposal and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the say-on-pay proposal. Our board of directors also recommends that you vote in favor of the "3 YEARS" frequency option with respect to the say-on-frequency proposal.

Votes may be cast in person at the annual meeting or by proxy prior to the meeting by telephone, via the Internet, or by mail.

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders to be Held on May 23, 2018: our Notice of Annual Meeting of Stockholders, Proxy Statement, and 2017 Annual Report to Stockholders are available at www.envisionreports.com/LMC.

YOUR VOTE IS IMPORTANT. Voting promptly, regardless of the number of shares you own, will aid us in reducing the expense of any further proxy solicitation in connection with the annual meeting.

By order of the board of directors,
Pamela L. Coe Senior Vice President, Deputy General Counsel and Secretary

Englewood, Colorado
April 9, 2018

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE PROMPTLY VIA TELEPHONE OR ELECTRONICALLY VIA THE INTERNET. ALTERNATIVELY, PLEASE COMPLETE, SIGN AND RETURN BY MAIL THE ENCLOSED PAPER PROXY CARD.

PROXY STATEMENT SUMMARY

2018 ANNUAL MEETING OF STOCKHOLDERS

WHEN	ITEMS OF BUSINESS
8:00 a.m., local time, on May 23, 2018 WHERE	1.

Election of directors proposal—To elect Brian M. Deevy, Gregory B. Maffei and Andrea L. Wong to continue serving as Class II members of our board until the 2021 annual meeting of stockholders or their earlier resignation or removal.

The Corporate Offices of Liberty Media 12300 Liberty Boulevard Englewood, Colorado 80112	2.	Auditors ratification proposal—To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018.
RECORD DATE 5:00 p.m., New York City time, on April 2, 2018	3.	Say-on-pay proposal—To approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading "Executive Compensation".
	4.	Say-on-frequency proposal—To approve, on an advisory basis, of the frequency at which future say-on-pay votes will be held. Such other business as may properly come before the annual meeting.

WHO MAY VOTE Holders of shares of LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB. Holders of shares of LSXMK, FWONK and BATRK are NOT eligible to vote at the annual meeting.
PROXY VOTING Stockholders of record on the record date are entitled to vote by proxy in the following ways:

By calling 1 (800) 652-8683 (toll free) in the United States or Canada	Online at www.envisionreports.com/LMC	By returning a properly completed, signed and dated proxy card

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal	Voting Recommendation		Page Reference (for more detail)
Election of directors proposal	✓	FOR EACH NOMINEE	17

Auditors ratification proposal	✓	FOR	22

Say-on-pay proposal	✓	FOR	24

Say-on-frequency proposal	✓	3 YEARS	25

LIBERTY MEDIA CORPORATION
a Delaware corporation

12300 Liberty Boulevard
Englewood, Colorado 80112
(720) 875-5400

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement in connection with the board of directors' solicitation of proxies for use at our 2018 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, at the corporate offices of Liberty Media, 12300 Liberty Boulevard, Englewood, Colorado 80112 on May 23, 2018, or at any adjournment or postponement of the annual meeting. At the annual meeting, we will ask you to consider and vote on the proposals described in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement. We are soliciting proxies from holders of our Series A Liberty SiriusXM common stock, par value $0.01 per share (LSXMA), Series A Liberty Braves common stock, par value $0.01 per share (BATRA), Series A Liberty Formula One common stock, par value $0.01 per share (FWONA), Series B Liberty SiriusXM common stock, par value $0.01 per share (LSXMB), Series B Liberty Braves common stock, par value $0.01 per share (BATRB), and Series B Liberty Formula One common stock, par value $0.01 per share (FWONB). The holders of our Series C Liberty SiriusXM common stock, par value $0.01 per share (LSXMK), Series C Liberty Braves common stock, par value $0.01 per share (BATRK), and Series C Liberty Formula One common stock, par value $0.01 per share (FWONK), are not entitled to any voting powers, except as required by Delaware law, and may not vote on the proposals to be presented at the annual meeting. We refer to LSXMA, LSXMB, LSXMK, BATRA, BATRB, BATRK, FWONA, FWONB and FWONK together as our common stock.

THE ANNUAL MEETING

ELECTRONIC DELIVERY

Registered stockholders may elect to receive future notices and proxy materials by e-mail. To sign up for electronic delivery, go to www.computershare.com/investor. Stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery when voting by Internet at www.proxyvote.com, by following the prompts. Also, stockholders who hold shares through a bank, brokerage firm or other nominee may sign up for electronic delivery by contacting their nominee. Once you sign up, you will not receive a printed copy of the notices and proxy materials, unless you request them. If you are a registered stockholder, you may suspend electronic delivery of the notices and proxy materials at any time by contacting our transfer agent, Computershare, at 866-367-6355 (outside the United States 1-781-575-3400). Stockholders who hold shares through a bank, brokerage firm or other nominee should contact their nominee to suspend electronic delivery.

TIME, PLACE AND DATE

The annual meeting of stockholders is to be held at 8:00 a.m., local time, on May 23, 2018, at the corporate offices of Liberty Media, 12300 Liberty Boulevard, Englewood, Colorado 80112, telephone (720) 875-5400.

PURPOSE

At the annual meeting, you will be asked to consider and vote on each of the following:

  •
  the election of directors proposal, to elect Brian M. Deevy, Gregory B. Maffei and Andrea L. Wong to continue serving as Class II members of our board until the 2021 annual meeting of stockholders or their earlier resignation or removal;

  •
  the auditors ratification proposal, to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018;

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  1

  •
  the say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement under the heading "Executive Compensation"; and

  •
  the say-on-frequency proposal, to approve, on an advisory basis, the frequency at which future say-on-pay votes will be held.

You may also be asked to consider and vote on such other business as may properly come before the annual meeting, although we are not aware at this time of any other business that might come before the annual meeting.

QUORUM

In order to conduct the business of the annual meeting, a quorum must be present. This means that the holders of at least a majority of the aggregate voting power represented by the shares of our common stock outstanding on the record date and entitled to vote at the annual meeting must be represented at the annual meeting either in person or by proxy. For purposes of determining a quorum, your shares will be included as represented at the meeting even if you indicate on your proxy that you abstain from voting. If a broker, who is a record holder of shares, indicates on a form of proxy that the broker does not have discretionary authority to vote those shares on a particular proposal or proposals, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares (broker non-votes) will nevertheless be treated as present for purposes of determining the presence of a quorum. See "—Voting Procedures for Shares Held in Street Name—Effect of Broker Non-Votes" below.

WHO MAY VOTE

Holders of shares of LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB, as recorded in our stock register as of 5:00 p.m., New York City time, on April 2, 2018 (such date and time the record date for the annual meeting), will be entitled to notice of the annual meeting and to vote at the annual meeting or any adjournment or postponement thereof.

VOTES REQUIRED

Each director nominee who receives a plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, will be elected to the office.

Approval of each of the auditors ratification proposal and the say-on-pay proposal requires the affirmative vote of a majority of the combined voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

The say-on-frequency proposal provides for stockholders to vote for one of three potential frequencies (every one year, two years or three years) for future say-on-pay votes. Stockholders also have the option to abstain from such vote if they do not wish to express a preference. If one of such frequencies receives the affirmative vote of a majority of the combined voting power cast on the say-on-frequency proposal by the holders of shares of our common stock that are present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by our board of directors for future say-on-pay votes.

VOTES YOU HAVE

At the annual meeting, holders of shares of LSXMA, BATRA and FWONA will have one vote per share, and holders of shares of LSXMB, BATRB and FWONB will have ten votes per share, in each case, that our records show are owned as of the record date. Holders of LSXMK, BATRK and FWONK will not be eligible to vote at the annual meeting.

2   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

THE ANNUAL MEETING

RECOMMENDATION OF OUR BOARD OF DIRECTORS

Our board of directors has unanimously approved each of the proposals and recommends that you vote "FOR" the election of each director nominee and "FOR" each of the auditors ratification proposal and the say-on-pay proposal. Our board of directors also recommends that you vote in favor of the "3 YEARS" frequency option with respect to the say-on-frequency proposal.

SHARES OUTSTANDING

As of the record date, an aggregate of 102,726,319 shares of LSXMA, 9,821,531 shares of LSXMB, 10,243,448 shares of BATRA, 981,860 shares of BATRB, 25,652,457 shares of FWONA and 2,454,448 shares of FWONB were issued and outstanding and entitled to vote at the annual meeting.

NUMBER OF HOLDERS

There were, as of the record date, 1,196 and 73 record holders of LSXMA and LSXMB, respectively, 1,453 and 46 record holders of BATRA and BATRB, respectively, and 847 and 64 record holders of FWONA and FWONB, respectively (which amounts do not include the number of stockholders whose shares are held of record by banks, brokers or other nominees, but include each such institution as one holder).

VOTING PROCEDURES FOR RECORD HOLDERS

Holders of record of LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB as of the record date may vote in person at the annual meeting, by telephone or through the Internet. Alternatively, they may give a proxy by completing, signing, dating and returning the proxy card by mail. Instructions for voting by using the telephone or the Internet are printed on the proxy voting instructions attached to the proxy card. In order to vote through the Internet, holders should have their proxy cards available so they can input the required information from the proxy card, and log onto the Internet website address shown on the proxy card. When holders log onto the Internet website address, they will receive instructions on how to vote their shares. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which will be provided to each voting stockholder separately. Unless subsequently revoked, shares of our common stock represented by a proxy submitted as described herein and received at or before the annual meeting will be voted in accordance with the instructions on the proxy.

YOUR VOTE IS IMPORTANT. It is recommended that you vote by proxy even if you plan to attend the annual meeting. You may change your vote at the annual meeting.

If you submit a properly executed proxy without indicating any voting instructions as to a proposal enumerated in the Notice of Annual Meeting of Stockholders, the shares represented by the proxy will be voted "FOR" the election of each director nominee, "FOR" each of the auditors ratification proposal and the say-on-pay proposal and, in the case of the say-on-frequency proposal, will be voted in favor of the "3 YEARS" frequency option.

If you submit a proxy indicating that you abstain from voting as to a proposal, it will have no effect on the election of directors proposal or the say-on-frequency proposal and will have the same effect as a vote "AGAINST" each of the other proposals.

If you do not submit a proxy or you do not vote in person at the annual meeting, your shares will not be counted as present and entitled to vote for purposes of determining a quorum, and your failure to vote will have no effect on determining whether any of the proposals are approved (if a quorum is present).

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  3

VOTING PROCEDURES FOR SHARES HELD IN STREET NAME

General. If you hold your shares in the name of a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when voting your shares or to grant or revoke a proxy. The rules and regulations of the New York Stock Exchange and The Nasdaq Stock Market LLC (Nasdaq) prohibit brokers, banks and other nominees from voting shares on behalf of their clients with respect to numerous matters, including, in our case, all of the proposals described in this proxy statement other than the auditors ratification proposal. Accordingly, to ensure your shares held in street name are voted on these matters, we encourage you to provide promptly specific voting instructions to your broker, bank or other nominee.

Effect of Broker Non-Votes. Broker non-votes are counted as shares of our common stock present and entitled to vote for purposes of determining a quorum but will have no effect on any of the proposals. You should follow the directions your broker, bank or other nominee provides to you regarding how to vote your shares of LSXMA, BATRA, FWONA, LSXMB, BATRB or FWONB or how to change your vote or revoke your proxy.

REVOKING A PROXY

If you submitted a proxy prior to the start of the annual meeting, you may change your vote by voting in person at the annual meeting or by delivering a signed proxy revocation or a new signed proxy with a later date to Liberty Media Corporation, c/o Computershare Investor Services, P.O. Box 505008, Louisville, Kentucky 40233-9814. Any signed proxy revocation or later-dated proxy must be received before the start of the annual meeting. In addition, you may change your vote through the Internet or by telephone (if you originally voted by the corresponding method) not later than 2:00 a.m., New York City time, on May 23, 2018.

Your attendance at the annual meeting will not, by itself, revoke a prior vote or proxy from you.

If your shares are held in an account by a broker, bank or other nominee, you should contact your nominee to change your vote or revoke your proxy.

SOLICITATION OF PROXIES

We are soliciting proxies by means of our proxy statement and our annual report (together, the proxy materials) on behalf of our board of directors. In addition to this mailing, our employees may solicit proxies personally or by telephone. We pay the cost of soliciting these proxies. We also reimburse brokers and other nominees for their expenses in sending paper proxy materials to you and getting your voting instructions.

If you have any further questions about voting or attending the annual meeting, please contact Liberty Media Investor Relations at (877) 772-1518.

OTHER MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

Our board of directors is not currently aware of any business to be acted on at the annual meeting other than that which is described in the Notice of Annual Meeting of Stockholders and this proxy statement. If, however, other matters are properly brought to a vote at the annual meeting, the persons designated as proxies will have discretion to vote or to act on these matters according to their best judgment. In the event there is a proposal to adjourn or postpone the annual meeting, the persons designated as proxies will have discretion to vote on that proposal.

4   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning shares of our common stock beneficially owned by each person or entity known by us to own more than five percent of the outstanding shares of each series of our voting stock. All of such information is based on publicly available filings, unless otherwise known to us from other sources.

Unless otherwise indicated, the security ownership information is given as of March 16, 2018 and, in the case of percentage ownership information, is based upon (1) 102,712,451 LSXMA shares, (2) 9,821,531 LSXMB shares, (3) 223,623,442 LSXMK shares, (4) 10,243,144 BATRA shares, (5) 981,860 BATRB shares, (6) 39,723,212 BATRK shares, (7) 25,650,251 FWONA shares, (8) 2,454,448 FWONB shares and (9) 202,721,963 FWONK shares, in each case, outstanding on February 28, 2018. The percentage voting power is presented on an aggregate basis for all LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB shares.

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)

John C. Malone	LSXMA	1,167,728	(1)	1.1	47.7
c/o Liberty Media Corporation	LSXMB	9,455,341	(1)	96.3
12300 Liberty Boulevard	LSXMK	15,689,030	(1)	7.0
Englewood, CO 80112	BATRA	116,771	(1)	1.1
	BATRB	945,532	(1)	96.3
	BATRK	3,067,742	(1)	7.7
	FWONA	291,930	(1)	1.1
	FWONB	2,363,834	(1)	96.3
	FWONK	4,710,185	(1)	2.3

Berkshire Hathaway, Inc.	LSXMA	14,860,360	(2)	14.5	5.5
3555 Farnam Street	LSXMB	—		—
Omaha, NE 68131	LSXMK	31,090,985	(2)	13.9
	BATRA	—		—
	BATRB	—		—
	BATRK	—		—
	FWONA	—		—
	FWONB	—		—
	FWONK	—		—

BlackRock, Inc.	LSXMA	6,226,502	(3)	6.1	3.0
55 East 52nd Street	LSXMB	—		—
New York, NY 10055	LSXMK	11,724,821	(3)	5.2
	BATRA	649,127	(3)	6.3
	BATRB	—		—
	BATRK	2,179,315	(3)	5.5
	FWONA	1,171,836	(3)	4.6
	FWONB	—		—
	FWONK	9,005,808	(3)	4.4

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  5

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)

D. E. Shaw & Co., L.P.	LSXMA	5,454,133	(4)	5.3	2.1
1166 Avenue of the Americas	LSXMB	—		—
9th Floor	LSXMK	7,214,628	(4)	3.2
New York, NY 10036	BATRA	15,457	(4)	*
	BATRB	—		—
	BATRK	100,541	(4)	*
	FWONA	162,745	(4)	*
	FWONB	—		—
	FWONK	1,459,025	(4)	*

Norges Bank (The Central Bank of Norway)	LSXMA	2,260,630	(5)	2.2	1.3
Bankplassen 2	LSXMB	—		—
PO Box 1179 Sentrum	LSXMK	1,392,379	(5)	*
NO 0107 Oslo	BATRA	569,036	(5)	5.6
Norway	BATRB	—		—
	BATRK	554,737	(5)	1.4
	FWONA	710,649	(5)	2.8
	FWONB	—		—
	FWONK	931,335	(5)	*

The Vanguard Group	LSXMA	9,220,766	(6)	9.0	4.3
100 Vanguard Blvd.	LSXMB	—		—
Malvern, PA 19355	LSXMK	13,984,363	(6)	6.3
	BATRA	379,525	(7)	3.7
	BATRB	—		—
	BATRK	1,548,191	(7)	3.9
	FWONA	2,064,703	(6)	8.0
	FWONB	—		—
	FWONK	15,366,933	(6)	7.6

Park West Asset Management LLC	LSXMA	—		—	*
900 Larkspur Landing Circle	LSXMB	—		—
Suite 165	LSXMK	—		—
Larkspur, CA 94939	BATRA	1,021,957	(8)	10.0
	BATRB	—		—
	BATRK	3,088,278	(8)	7.8
	FWONA	—		—
	FWONB	—		—
	FWONK	—		—

FMR LLC	LSXMA	625,418	(9)	*	1.0
245 Summer Street	LSXMB	—		—
Boston, MA 02210	LSXMK	7,024,288	(9)	3.1
	BATRA	—		—
	BATRB	—		—
	BATRK	—		—
	FWONA	2,061,542	(9)	8.0
	FWONB	—		—
	FWONK	11,797,573	(9)	5.8

6   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name and Address of Beneficial Owner	Title of Series	Amount and Nature of Beneficial Ownership		Percent of Series (%)	Voting Power (%)

Fairview Capital Investment Management, LLC	LSXMA	—		—	*
300 Drakes Landing Road	LSXMB	—		—
Suite 250	LSXMK	—		—
Greenbrae, CA 94904	BATRA	—		—
	BATRB	—		—
	BATRK	—		—
	FWONA	1,275,114	(10)	5.0
	FWONB	—		—
	FWONK	1,883,583	(10)	*

GAMCO Investors, Inc.	LSXMA	612,657	(11)	*	*
One Corporate Center	LSXMB	—		—
Rye, NY 10580	LSXMK	818,826	(11)	*
	BATRA	1,122,318	(12)	11.0
	BATRB	—		—
	BATRK	2,378,937	(12)	6.0
	FWONA	145,237	(11)	*
	FWONB	—		—
	FWONK	233,322	(11)	*

*
Less than one percent

(1)
Information with respect to shares of our common stock beneficially owned by Mr. Malone, our Chairman of the Board, is also set forth in "—Security Ownership of Management."

(2)
Based on Amendment No. 2 to Schedule 13G with respect to LSXMA shares, filed February 14, 2018, jointly by Warren E. Buffett (WB), Berkshire Hathaway Inc. (BHI), National Indemnity Company (NIC), National Fire & Marine Insurance Company (NF&MIC), GEICO Corporation (GEICO), Government Employees Insurance Company (GEIC), GEICO Indemnity Company (GIC), GEICO Advantage Insurance Company (GAIC), Berkshire Hathaway Consolidated Pension Plan (BHCPP), GEICO Corporation Pension Plan Trust (GCPPT), Johns Manville Corporation Pension Trust (JMCPT), BNSF Master Retirement Trust (BNSF), General Re Corp. Employee Retirement Trust (GRCERT), Precision Castparts Corp. Master Trust (PCCMT), Lubrizol Corp. Master Trust Pension (LCMTP) and R. Ted Weschler (RTW).

Based on Amendment No. 2 to Schedule 13G with respect to LSXMK shares, filed February 14, 2018, jointly by WB, BHI, NIC, NF&MIC, GEICO, GEIC, GIC, GAIC, BHCPP, GCPPT, JMCPT, BNSF, GRCERT, Benjamin Moore & Co. Revised Retirement Income Plan (Benjamin Moore), Buffalo News Editorial Pension Plan (BNEPP), Buffalo News Office Pension Plan (BNOPP), LCMTP, PCCMT and RTW.

These entities have reported sole voting power, shared voting power, sole dispositive power and shared dispositive power over these shares as follows:

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

WB and BHI	LSXMA	—	14,860,360	—	14,860,360
	LSXMK	—	31,090,985	—	31,090,985

NIC	LSXMA	—	9,618,852	—	9,618,852
	LSXMK	—	23,429,304	—	23,429,304

NF&MIC	LSXMA	—	933,391	—	933,391
	LSXMK	—	508,654	—	508,654

GEICO	LSXMA	—	7,791,780	—	7,791,780
	LSXMK	—	19,359,910	—	19,359,910

GEIC	LSXMA	—	5,558,855	—	5,558,855
	LSXMK	—	14,920,260	—	14,920,260

GIC	LSXMA	—	1,970,425	—	1,970,425
	LSXMK	—	3,809,650	—	3,809,650

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  7

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

GAIC	LSXMA	—	262,500	—	262,500
	LSXMK	—	630,000	—	630,000

BHCPP	LSXMA	—	525,000	—	525,000
	LSXMK	—	1,090,000	—	1,090,000

GCPPT	LSXMA	—	500,000	—	500,000
	LSXMK	—	975,000	—	975,000

JMCPT	LSXMA	—	410,000	—	410,000
	LSXMK	—	750,000	—	750,000

BNSF	LSXMA	—	936,000	—	936,000
	LSXMK	—	1,712,332	—	1,712,332

GRCERT	LSXMA	—	100,000	—	100,000
	LSXMK	—	584,206	—	584,206

PCCMT	LSXMA	—	1,687,117	—	1,687,117
	LSXMK	—	1,646,489	—	1,646,489

LCMTP	LSXMA	—	150,000	—	150,000
	LSXMK	—	150,000	—	150,000

RTW	LSXMA	285,834	—	285,834	8,277
	LSXMK	571,668	—	571,668	16,554

Benjamin Moore	LSXMA	—	—	—	—
	LSXMK	—	41,500	—	41,500

BNEPP	LSXMA	—	—	—	—
	LSXMK	—	133,500	—	133,500

BNOPP	LSXMA	—	—	—	—
	LSXMK	—	65,000	—	65,000

(3)
Based on (i) Amendment No. 1 to Schedule 13G, filed January 23, 2018, by BlackRock, Inc. (BlackRock), a parent holding company, with respect to its ownership of shares of LSXMK, (ii) three separate filings, each an Amendment No. 1 to Schedule 13G filed January 25, 2018 by BlackRock, with respect to its ownership of shares of LSXMA, BATRA and BATRK, respectively, and (iii) Form 13F, filed February 9, 2018, by BlackRock with respect to its ownership of shares of FWONA and FWONK, Blackrock has sole voting power, shared voting power, sole dispositive power/investment discretion, and shared dispositive power/investment discretion over these shares as provided in the following table. All shares covered by such filings are held by BlackRock and/or its subsidiaries.

Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power/Investment Discretion	Shared Dispositive Power/ Investment Discretion

LSXMA	5,613,641	—	6,226,502	—

LSXMK	10,532,175	—	11,724,821	—

BATRA	624,580	—	649,127	—

BATRK	2,112,925	—	2,179,315	—

FWONA	1,103,563	—	1,171,836	—

FWONK	7,774,032	—	9,005,808	—

(4)
Based on Amendment No. 1 to Schedule 13G, filed February 14, 2018, jointly by D. E. Shaw & Co., L.P. (D. E. Shaw L.P.) and David E. Shaw (Mr. Shaw), which states that, with respect to LSXMA, each of D. E. Shaw L.P. and Mr. Shaw have shared voting power over 5,336,788 shares and shared dispositive power over 5,454,133 shares.

Based on Form 13F, filed February 14, 2018, by D. E. Shaw & Co., Inc. (D. E. Shaw Inc.), with respect to itself and certain related institutional investment managers, including D. E. Shaw L.P., for which D.E. Shaw Inc. is the institutional investment manager and general partner, D. E. Shaw Investment Management, L.L.C. (Shaw Investment) and D. E. Shaw Heliant

8   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Adviser, L.L.C. (Shaw Heliant), which Form 13F reports sole voting power, shared voting power, sole investment discretion and shared investment discretion as follows:

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Investment Discretion	Shared Investment Discretion

D. E. Shaw Inc. and	LSXMK	5,129,328	—	—	5,129,328
D. E. Shaw L.P.	BATRA	15,457	—	—	15,457
	BATRK	55,539	—	—	55,539
	FWONA	149,701	—	—	149,701
	FWONK	1,085,556	—	—	1,085,556

D. E. Shaw Inc.,	LSXMK	971,260	—	—	1,178,381
D. E. Shaw L.P., and	BATRA	—	—	—	—
Shaw Investment	BATRK	13,131	—	—	15,432
	FWONA	—	—	—	—
	FWONK	—	—	—	—

D. E. Shaw Inc.,	LSXMK	906,919	—	—	906,919
D. E. Shaw L.P.,	BATRA	—	—	—	—
and Shaw Heliant	BATRK	29,570	—	—	29,570
	FWONA	13,044	—	—	13,044
	FWONK	373,469	—	—	373,469

(5)
Based on (i) Amendment No. 3 to Form 13G, filed January 5, 2018, by Norges Bank (The Central Bank of Norway) (Norges), which states that, with respect to BATRA shares, Norges has sole voting power and sole dispositive power over 569,036 shares and (ii) Amendment No. 1 to Form 13F, filed March 5, 2018, by Norges, which states that Norges has: sole investment discretion and sole voting power over 2,260,630 LSXMA shares; sole investment discretion and sole voting power over 1,392,379 LSXMK shares; sole investment discretion and sole voting power over 554,737 BATRK shares; sole investment discretion and sole voting power over 710,649 FWONA shares; and sole investment discretion and sole voting power over 931,335 FWONK shares.

(6)
Based on four separate filings, each an Amendment No. 1 to Schedule 13G filed February 9, 2018 by The Vanguard Group (Vanguard), which state that Vanguard, with respect to its ownership of shares of each of LSXMA, LSXMK, FWONA and FWONK, has sole voting power, shared voting power, sole dispositive power, and shared dispositive power over these shares as follows:

Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

LSXMA	63,899	13,734	9,142,650	78,116

LSXMK	136,013	57,662	13,791,968	192,395

FWONA	18,598	—	2,046,105	18,598

FWONK	140,226	43,963	15,196,144	170,789

(7)
Based on Form 13F, filed February 9, 2018, by Vanguard, with respect to itself and certain related institutional investment managers, including Vanguard Fiduciary Trust Co (Trust Co) and Vanguard Investments Australia, Ltd. (Australia), which Form 13F reports sole voting power, shared voting power, sole investment discretion, and shared investment discretion for shares of BATRA and BATRK as follows:

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Investment Discretion	Shared Investment Discretion

Vanguard	BATRA	—	—	361,013	—
	BATRK	3,455	—	1,481,509	—

Vanguard and Trust Co	BATRA	18,512	—	—	18,512
	BATRK	64,082	—	—	64,082

Vanguard and Australia	BATRA	—	—	—	—
	BATRK	—	2,600	—	2,600

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  9

(8)
Based on (i) Amendment No. 2 to Schedule 13G, filed February 14, 2018, jointly by Park West Asset Management LLC (PWAM), Peter S. Park, and Park West Investors Master Fund, Limited (PWIMFL), which states that, with respect to BATRA shares, each of PWAM and Peter S. Park has shared voting power and shared dispositive power over 1,021,957 shares and PWIMFL has shared voting power and shared dispositive power over 909,283 shares and (ii) Form 13F, filed February 14, 2018, by PWAM, which states that PWAM has sole investment discretion and sole voting power over 3,088,278 BATRK shares.

(9)
Based on (i) Amendment No. 1 to Schedule 13G, filed February 13, 2018, by FMR LLC (FMR), Abigail P. Johnson, and Fidelity OTC Portfolio (Fidelity OTC), which states that, with respect to FWONA shares, each of FMR and Ms. Johnson has sole dispositive power over 2,061,542 shares, FMR has sole voting power over 96,115 shares, and Fidelity OTC has sole voting power over 1,628,865 shares, (ii) Schedule 13G, filed February 13, 2018, by FMR and Abigail P. Johnson, which states that, with respect to FWONK shares, each of FMR and Ms. Johnson has sole dispositive power over 11,797,573 shares and FMR has sole voting power over 1,603,694 shares, and (iii) Form 13F, filed February 12, 2018, by FMR, with respect to itself and certain related institutional investment managers, including Fidelity Management & Research CO/MA/ (Fidelity M&R), Strategic Advisers Inc (Strategic), and FMR Co Inc (FMR Co), which Form 13F reports sole voting power, shared voting power, sole investment discretion, and shared investment discretion for shares of LSXMA and LSXMK as follows:

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Investment Discretion	Shared Investment Discretion

FMR, Fidelity M&R, and FMR Co	LSXMA	—	—	—	618,494
	LSXMK	850,128	—	—	6,986,818

FMR and Strategic	LSXMA	6,924	—	—	6,924
	LSXMK	37,470	—	—	37,470

(10)
Based on (i) Amendment No. 1 to Schedule 13G, filed February 9, 2018, jointly by Fairview Capital Investment Management, LLC (Fairview LLC), Fairview Capital, Andrew F. Mathieson, Scott W. Clark, and Darlington Partners, L.P. (collectively, the Fairview Persons), which states that, with respect to FWONA shares, each of the Fairview Persons has shared voting power and shared dispositive power over 1,275,114 shares and shares and (ii) Form 13F, filed February 13, 2018, by Fairview LLC, which states that Fairview LLC has sole investment discretion over 1,883,583 FWONK shares and sole voting power over 1,850,658 FWONK shares.

(11)
Based on Form 13F, filed February 2, 2018, by GAMCO Investors, Inc. (GBL), which reports that GBL has sole investment discretion over 612,657 LSXMA shares and sole voting power over 595,750 LSXMA shares, sole investment discretion over 818,826 LSXMK shares and sole voting power over 740,474 LSXMK shares, sole investment discretion over 145,237 FWONA shares and sole voting power over 134,370 FWONA shares, and sole investment discretion over 233,322 FWONK shares and sole voting power over 218,010 FWONK shares.

(12)
Based on Amendment No. 5 to Schedule 13D, filed on March 16, 2018, jointly by Gabelli Funds, LLC (Gabelli Funds), GAMCO Asset Management Inc. (GAMCO), MJG Associates, Inc. (MJG), GGCP, Inc. (GGCP), GBL, Associated Capital Group, Inc. (AC) and Mario J. Gabelli (Mr. Gabelli) with respect to BATRA shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of such persons. AC, GBL and GGCP are deemed to have beneficial ownership of the shares owned beneficially by each of such persons other than Mr. Gabelli.

Based on Amendment No. 1 to Schedule 13D, filed November 9, 2017, jointly by Gabelli Funds, GAMCO, Gabelli & Company Investment Advisers, Inc. (GCIA), MJG, Gabelli Foundation, Inc. (Foundation), GGCP, GBL, AC, and Mr. Gabelli with respect to BATRK shares. Mr. Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of such persons. AC, GBL and GGCP are deemed to have beneficial ownership of the shares owned beneficially by each of such persons other than Mr. Gabelli and the Foundation.

10   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  These entities have reported sole voting power, shared voting power, sole dispositive power and shared dispositive power over these shares as follows:

	Title of Series	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power

Gabelli Funds	BATRA	136,800	—	136,800	—
	BATRK	757,235	—	757,235	—

GAMCO	BATRA	908,946	—	968,688	—
	BATRK	1,440,848	—	1,582,826	—

MJG	BATRA	600	—	600	—
	BATRK	400	—	400	—

Mario J. Gabelli	BATRA	10,140	—	10,140	—
	BATRK	26,137	—	26,137	—

AC	BATRA	90	—	90	—
	BATRK	—	—	—	—

GGCP	BATRA	6,000	—	6,000	—
	BATRK	—	—	—	—

GCIA	BATRA	—	—	—	—
	BATRK	11,339	—	11,339	—

Foundation	BATRA	—	—	—	—
	BATRK	1,000	—	1,000	—

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information with respect to the ownership by each of our directors and named executive officers (as defined herein) and by all of our directors and executive officers as a group of shares of (1) each series of our common stock (LSXMA, LSXMB, LSXMK, BATRA, BATRB, BATRK, FWONA, FWONB and FWONK) and (2) the common stock, par value $0.001 per share (SIRI), of Sirius XM Holdings Inc. (Sirius XM), in which we hold a controlling interest. The security ownership information with respect to our common stock is given as of February 28, 2018 and, in the case of percentage ownership information, is based upon (1) 102,712,451 LSXMA shares, (2) 9,821,531 LSXMB shares, (3) 223,623,442 LSXMK shares (4) 10,243,144 BATRA shares, (5) 981,860 BATRB shares, (6) 39,723,212 BATRK shares, (7) 25,650,251 FWONA shares, (8) 2,454,448 FWONB shares and (9) 202,721,963 FWONK shares, in each case, outstanding on that date. The security ownership information with respect to SIRI is given as of February 28, 2018, and, in the case of percentage ownership information, is based on 4,491,863,747 SIRI shares outstanding on January 29, 2018. The percentage voting power with respect to our company is presented in the table below on an aggregate basis for all LSXMA, LSXMB, BATRA, BATRB, FWONA and FWONB shares.

The table also includes performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2018 that will be settled in shares of our common stock within 60 days of such date. Shares of common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after February 28, 2018 are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person and for the aggregate percentage owned by the directors and named executive officers as a group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other individual person. For purposes of the following presentation, beneficial ownership of shares of LSXMB, BATRB or FWONB, though convertible on a one-for-one basis into shares of LSXMA, BATRA or FWONA, respectively, are reported as beneficial ownership of LSXMB, BATRB or FWONB only, and not as beneficial ownership of LSXMA, BATRA or FWONA, respectively. So far as is known to us, the persons indicated below have sole voting and dispositive power with respect to the shares indicated as owned by them, except as otherwise stated in the notes to the table.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  11

The number of shares indicated as owned by the persons in the table includes interests in shares held by the Liberty Media 401(k) Savings Plan as of February 28, 2018. The shares held by the trustee of the Liberty Media 401(k) Savings Plan for the benefit of these persons are voted as directed by such persons.

Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)		Percent of Series (%)	Voting Power (%)

John C. Malone	LSXMA	1,168	(1)(2)(3)	1.1	47.7
Chairman of the Board and	LSXMB	9,455	(1)(4)(5)	96.3
Director	LSXMK	15,689	(1)(2)(3)(5)(6)	7.0
	BATRA	117	(1)(2)(3)	1.1
	BATRB	946	(1)(4)(5)	96.3
	BATRK	3,068	(1)(2)(3)(5)(6)	7.7
	FWONA	292	(1)(2)(3)	1.1
	FWONB	2,364	(1)(4)(5)	96.3
	FWONK	4,710	(1)(2)(3)(5)(6)	2.3
	SIRI	267	(3)	*	*

Gregory B. Maffei	LSXMA	2,978	(7)(8)(9)(10)	2.9	1.6
President, Chief Executive	LSXMB	37		*
Officer and Director	LSXMK	8,101	(6)(7)(8)(9)(10)	3.6
	BATRA	298	(7)(8)(9)	2.9
	BATRB	4		*
	BATRK	1,199	(6)(7)(8)(9)	3.0
	FWONA	683	(7)(8)(9)	2.6
	FWONB	9		*
	FWONK	1,914	(6)(7)(8)(9)(14)	*
	SIRI	673	(11)	*	*

Robert R. Bennett	LSXMA	760	(12)	*	*
Director	LSXMB	—		—
	LSXMK	1,529	(12)	*
	BATRA	76	(12)	*
	BATRB	—		—
	BATRK	268	(12)	*
	FWONA	190	(12)	*
	FWONB	—		—
	FWONK	382	(12)	*
	SIRI	—		—	—

Brian M. Deevy	LSXMA	10	(13)	*	*
Director	LSXMB	—		—
	LSXMK	11	(7)(13)	*
	BATRA	1	(13)	*
	BATRB	—		—
	BATRK	2	(7)(13)	*
	FWONA	3	(13)	*
	FWONB	—		—
	FWONK	3	(7)(13)	*
	SIRI	—		—	—

12   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)		Percent of Series (%)	Voting Power (%)

M. Ian G. Gilchrist	LSXMA	1	(7)	*	*
Director	LSXMB	—		—
	LSXMK	13	(7)	*
	BATRA	**	(7)	*
	BATRB	—		—
	BATRK	2	(7)	*
	FWONA	**	(7)	*
	FWONB	—		—
	FWONK	6	(7)	*
	SIRI	—		—	—

Evan D. Malone	LSXMA	12	(7)	*	*
Director	LSXMB	—		—
	LSXMK	49	(7)	*
	BATRA	1	(7)	*
	BATRB	—		—
	BATRK	7	(7)	*
	FWONA	3	(7)	*
	FWONB	—		—
	FWONK	12	(7)	*
	SIRI	166	(11)	*	*

David E. Rapley	LSXMA	4		*	*
Director	LSXMB	—		—
	LSXMK	25	(7)	*
	BATRA	—		—
	BATRB	—		—
	BATRK	2	(7)	*
	FWONA	1		*
	FWONB	—		—
	FWONK	6	(7)	*
	SIRI	—		—	—

Larry E. Romrell	LSXMA	21	(7)	*	*
Director	LSXMB	**		*
	LSXMK	53	(7)	*
	BATRA	2	(7)	*
	BATRB	**		*
	BATRK	6	(7)	*
	FWONA	5	(7)	*
	FWONB	**		*
	FWONK	16	(7)	*
	SIRI	—		—	—

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  13

Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)		Percent of Series (%)	Voting Power (%)

Andrea L. Wong	LSXMA	4		*	*
Director	LSXMB	—		—
	LSXMK	24	(7)	*
	BATRA	**		*
	BATRB	—		—
	BATRK	3	(7)	*
	FWONA	1		*
	FWONB	—		—
	FWONK	6	(7)	*
	SIRI	—		—	—

Richard N. Baer	LSXMA	—		—	*
Chief Legal Officer	LSXMB	—		—
	LSXMK	19	(14)	*
	BATRA	—		—
	BATRB	—		—
	BATRK	2	(14)	*
	FWONA	—		—
	FWONB	—		—
	FWONK	11	(14)	*
	SIRI	—		—	—

Mark D. Carleton	LSXMA	—		—	*
Chief Financial Officer	LSXMB	—		—
	LSXMK	232	(7)(14)	*
	BATRA	13	(7)	*
	BATRB	—		—
	BATRK	41	(7)(14)	*
	FWONA	18	(7)	*
	FWONB	—		—
	FWONK	28	(7)(14)	*
	SIRI	98	(11)	*	*

Albert E. Rosenthaler	LSXMA	67		*	*
Chief Corporate Development	LSXMB	—		—
Officer	LSXMK	324	(6)(7)(14)	*
	BATRA	10	(7)	*
	BATRB	—		—
	BATRK	52	(6)(7)(14)	*
	FWONA	25	(7)	*
	FWONB	—		—
	FWONK	112	(6)(7)(14)	*
	SIRI	—		—	—

14   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Name	Title of Series	Amount and Nature of Beneficial Ownership (In thousands)		Percent of Series (%)	Voting Power (%)

All directors and executive	LSXMA	5,025	(1)(2)(3)(7)(8)	4.8	49.7
officers as a group			(9)(10)(12)(13)
(12 persons)	LSXMB	9,492	(1)(4)(5)	96.7
	LSXMK	26,070 (9)(10)(12)(13)(14)	(1)(2)(3)(5)(6)(7)(8)	11.4
	BATRA	518 (12)(13)	(1)(2)(3)(7)(8)(9)	5.0
	BATRB	949	(1)(4)(5)	96.7
	BATRK	4,651 (9)(12)(13)(14)	(1)(2)(3)(5)(6)(7)(8)	11.6
	FWONA	1,221 (12)(13)	(1)(2)(3)(7)(8)(9)	4.7
	FWONB	2,373	(1)(4)(5)	96.7
	FWONK	7,206 (9)(12)(13)(14)	(1)(2)(3)(5)(6)(7)(8)	3.5
	SIRI	1,203	(3)(11)	*	*

*
Less than one percent

**
Less than 1,000 shares

(1)
Includes 101,778 LSXMA shares, 230,564 LSXMB shares, 664,684 LSXMK shares, 10,177 BATRA shares, 23,056 BATRB shares, 113,329 BATRK shares, 25,444 FWONA shares, 57,641 FWONB shares and 166,171 FWONK shares held by Mr. Malone's wife, Mrs. Leslie Malone, as to which shares Mr. Malone has disclaimed beneficial ownership.

(2)
Includes (i) 250,000 LSXMA shares, 390,000 LSXMK shares, 25,000 BATRA shares, 69,080 BATRK shares, 62,500 FWONA shares and 97,500 FWONK shares held by The Malone Family Land Preservation Foundation and (ii) 203,043 LSXMA shares, 20,304 BATRA shares, 9,543 BATRK shares and 50,760 FWONA shares held by The Malone Family Foundation, as to which shares Mr. Malone has disclaimed beneficial ownership.

(3)
Includes 612,907 LSXMA shares, 4,425,554 LSXMK shares, 61,290 BATRA shares, 1,095,768 BATRK shares, 153,226 FWONA shares, 1,125,144 FWONK shares and 267,141 SIRI shares pledged to Fidelity Brokerage Services, LLC (Fidelity);101,778 LSXMA shares, 664,684 LSXMK shares, 10,177 BATRA shares, 339,128 BATRK shares, 25,444 FWONA shares and 1,367,226 FWONK shares pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch); and 3,250,000 LSXMK shares, 652,500 BATRK shares and 1,875,000 FWONK shares pledged to Bank of America (BoA) in connection with margin loan facilities extended by Fidelity, Merrill Lynch and BoA, respectively.

(4)
Includes 108,687 LSXMB shares, 10,868 BATRB shares, and 27,171 FWONB shares held by two trusts which are managed by an independent trustee, of which the beneficiaries are Mr. Malone's adult children and in which Mr. Malone has no pecuniary interest. Mr. Malone retains the right to substitute assets held by the trusts and has disclaimed beneficial ownership of the shares held by the trusts.

(5)
Includes 490,597 LSXMB shares, 671,594 LSXMK shares, 49,059 BATRB shares, 167,293 BATRK shares, 122,649 FWONB shares and 245,298 FWONK shares held by a trust with respect to which Mr. Malone is the sole trustee and, with his wife, retains a unitrust interest in the trust.

(6)
Includes shares held in the Liberty Media 401(k) Savings Plan as follows:

	LSXMK	BATRK	FWONK

John C. Malone	96	8	17
Gregory B. Maffei	37,632	3,742	9,353
Albert E. Rosenthaler	6,936	691	1,721

Total	44,664	4,441	11,091

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  15

(7)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2018.

	LSXMA	LSXMK	BATRA	BATRK	FWONA	FWONK

Brian M. Deevy	—	5,026	—	483	—	1,208
M. Ian G. Gilchrist	854	12,622	85	1,863	213	4,960
Gregory B. Maffei	1,165,787	4,429,361	116,599	500,494	291,362	1,049,860
Evan D. Malone	2,697	28,510	269	3,152	674	6,982
David E. Rapley	—	11,508	—	1,301	—	2,804
Larry E. Romrell	2,697	28,510	269	3,152	674	6,982
Andrea L. Wong	—	11,017	—	1,409	—	2,623
Mark D. Carleton	—	218,076	7,327	26,743	18,309	19,524
Albert E. Rosenthaler	—	158,242	3,328	23,627	8,316	65,796

Total	1,172,035	4,902,872	127,877	562,224	319,548	1,160,739

(8)
Includes 305,768 LSXMA shares, 493,137 LSXMK shares, 30,576 BATRA shares, 52,002 BATRK shares, 14,758 FWONA shares and 29,516 FWONK shares held by The Maffei Foundation, as to which shares Mr. Maffei has disclaimed beneficial ownership.

(9)
Includes 105,220 LSXMA shares, 1,837,734 LSXMK shares, 150,687 BATRA shares, 642,498 BATRK shares, 249,447 FWONA shares and 541,027 FWONK shares pledged to Morgan Stanley Private Bank, National Association in connection with a loan facility.

(10)
Includes 892,569 LSXMA shares and 285,232 LSXMK shares held by a grantor retained annuity trust.

(11)
Includes beneficial ownership of shares that may be acquired upon exercise of, or which relate to, stock options exercisable within 60 days after February 28, 2018.

SIRI

Gregory B. Maffei	660,135
Evan D. Malone	153,210
Mark D. Carleton	85,326

Total	898,671

(12)
Includes 21,585 LSXMA shares, 43,170 LSXMK shares, 2,158 BATRA shares, 7,568 BATRK shares, 5,396 FWONA shares and 10,792 FWONK shares owned by Hilltop Investments, LLC, which is jointly owned by Mr. Bennett and his wife, Mrs. Deborah Bennett.

(13)
Includes 247 LSXMA shares, 494 LSXMK shares, 24 BATRA shares, 87 BATRK shares, 61 FWONA shares and 123 FWONK shares held by the WJD Foundation, over which Mr. Deevy has sole voting power.

(14)
Includes performance-based restricted stock units that had been certified as earned by our compensation committee on or before February 28, 2018 that will be settled in shares of our common stock within 60 days of such date, as follows:

	LSXMK	BATRK	FWONK

Gregory B. Maffei	—	—	29,438
Mark D. Carleton	14,400	1,861	8,243
Albert E. Rosenthaler	14,400	1,861	8,243
Richard N. Baer	19,285	2,492	11,039

Total	48,085	6,214	56,945

CHANGES IN CONTROL

We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of our company.

16   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

PROPOSALS OF OUR BOARD

The following proposals will be presented at the annual meeting by our board of directors.

PROPOSAL 1—THE ELECTION OF DIRECTORS PROPOSAL

BOARD OF DIRECTORS

Our board of directors currently consists of nine directors, divided among three classes. Our Class II directors, whose term will expire at the 2018 annual meeting, are Brian M. Deevy, Gregory B. Maffei and Andrea L. Wong. These directors are nominated for election to our board to continue serving as Class II directors, and we have been informed that Mr. Deevy, Mr. Maffei and Ms. Wong are each willing to continue serving as a director of our company. The term of the Class II directors who are elected at the annual meeting will expire at the annual meeting of our stockholders in the year 2021. Our Class III directors, whose term will expire at the annual meeting of stockholders in the year 2019, are John C. Malone, Robert R. Bennett and M. Ian G. Gilchrist. Our Class I directors, whose term will expire at the annual meeting of stockholders in the year 2020, are Evan D. Malone, David E. Rapley and Larry E. Romrell.

If any nominee should decline election or should become unable to serve as a director of our company for any reason before election at the annual meeting, votes will be cast by the persons appointed as proxies for a substitute nominee, if any, designated by the board of directors.

The following lists the three nominees for election as directors at the annual meeting and the six directors of our company whose term of office will continue after the annual meeting, and includes as to each person how long such person has been a director of our company, such person's professional background, other public company directorships and other factors considered in the determination that such person possesses the requisite qualifications and skills to serve as a member of our board of directors. All positions referenced in the biographical information below with our company include, where applicable, positions with our predecessors. The number of shares of our common stock beneficially owned by each director is set forth in this proxy statement under the caption "Security Ownership of Certain Beneficial Owners and Management."

Nominees for Election as Directors

Brian M. Deevy

  •
  Age:  62

  •
  A director of our company.

  •
  Professional Background:  Mr. Deevy has been a director of our company since June 2015. Mr. Deevy previously served as the head of Royal Bank of Canada (RBC) Capital Markets' Communications, Media & Entertainment Group (CME Group) until June 2015. Mr. Deevy was responsible for strategic development of the CME Group's business, which includes mergers & acquisitions, private equity and debt capital formation and financial advisory engagements. Mr. Deevy also served as Chairman and Chief Executive Officer of Daniels & Associates, the investment banking firm that provided financial advisory services to the communications industry until it was acquired by RBC in 2007. Prior to joining Daniels & Associates, RBC Daniels' predecessor, Mr. Deevy was with Continental Illinois National Bank.

  •
  Other Public Company Directorships:  Mr. Deevy served as a director of Ascent Capital Group, Inc. (Ascent) from November 2013 to May 2016. Mr. Deevy served on the board of directors of Ticketmaster Entertainment, Inc. from August 2008 to January 2010.

  •
  Board Membership Qualifications:  Mr. Deevy brings to our board in-depth knowledge of the communications, media and entertainment industries. He has an extensive background in mergers and acquisitions, investment banking and capital formation and provides strategic insights with respect to our company's activities in these areas.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  17

Gregory B. Maffei

  •
  Age:  57

  •
  Chief Executive Officer, President and a director of our company.

  •
  Professional Background:  Mr. Maffei has served as a director and the President and Chief Executive Officer of our company (including our predecessor) since May 2007, Liberty Broadband Corporation (Liberty Broadband) since June 2014 and GCI Liberty, Inc. (GCI Liberty) since March 2018. He has served as a director, the President and Chief Executive Officer of Liberty TripAdvisor Holdings, Inc. (Liberty TripAdvisor) since July 2013 and as its Chairman of the Board since June 2015. He has served as the Chairman of the Board of Qurate Retail, Inc. (Qurate), which was formerly known as Liberty Interactive Corporation (Liberty Interactive) (including its predecessor), since March 2018, and as a director of Qurate (including its predecessor) since November 2005. Mr. Maffei also served as the President and Chief Executive Officer of Liberty Interactive (including its predecessor) from February 2006 to March 2018, having served as its CEO-Elect from November 2005 through February 2006. Prior thereto, Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation (Oracle), Chairman, President and Chief Executive Officer of 360networks Corporation (360networks), and Chief Financial Officer of Microsoft Corporation (Microsoft).

  •
  Other Public Company Directorships:  Mr. Maffei has served as (i) Chairman of the Board of Qurate since March 2018 and a director of Qurate (formerly Liberty Interactive and including its predecessor) since November 2005, (ii) Chairman of the Board of Liberty TripAdvisor since June 2015 and a director since July 2013, (iii) a director of Liberty Broadband since June 2014, (iv) a director of GCI Liberty since March 2018, (v) the Chairman of the Board of TripAdvisor, Inc. since February 2013, (vi) the Chairman of the Board of Live Nation Entertainment, Inc. (Live Nation) since March 2013 and as a director since February 2011, (vii) the Chairman of the Board of Sirius XM since April 2013 and as a director since March 2009, (viii) a director of Zillow Group, Inc. since February 2015, having previously served as a director of its predecessor, Zillow, Inc., from May 2005 to February 2015, (ix) a director of Charter Communications, Inc. (Charter) since May 2013 and (x) the Chairman of the Board of Pandora Media, Inc. since September 2017. Mr. Maffei served as (i) a director of DIRECTV and its predecessors from February 2008 to June 2010, (ii) a director of Electronic Arts, Inc. from June 2003 to July 2013, (iii) a director of Barnes & Noble, Inc. from September 2011 to April 2014 and (iv) Chairman of the Board of Starz from January 2013 until its acquisition by Lions Gate Entertainment Corp. in December 2016.

  •
  Board Membership Qualifications:  Mr. Maffei brings to our board significant financial and operational experience based on his senior policy making positions at our company, Qurate (formerly Liberty Interactive and including its predecessor), GCI Liberty, Liberty TripAdvisor, Liberty Broadband, Oracle, 360networks and Microsoft and his public company board experience. He provides our board with executive leadership perspective on the operations and management of large public companies and risk management principles.

Andrea L. Wong

  •
  Age:  51

  •
  A director of our company.

  •
  Professional Background:  Ms. Wong has served as a director of our company (including our predecessor) since September 2011. Ms. Wong served as President, International Production for Sony Pictures Television and President, International for Sony Pictures Entertainment from September 2011 to March 2017. She previously served as President and Chief Executive Officer of Lifetime Entertainment Services from 2007 to April 2010. Ms. Wong also served as an Executive Vice President with ABC, Inc., a subsidiary of The Walt Disney Company, from 2003 to 2007.

  •
  Other Public Company Directorships:  Ms. Wong has served as a director of Qurate (formerly Liberty Interactive) since April 2010, as a director of Hudson's Bay Company since September 2014, as a director of Hudson Pacific Properties, Inc. since August 2017 and as a director of Social Capital Hedosophia Holdings Corp. since September 2017.

18   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1—THE ELECTION OF DIRECTORS

  •
  Board Membership Qualifications:  Ms. Wong brings to our board significant experience in the media and entertainment industry, having an extensive background in media programming across a variety of platforms, as well as executive leadership experience with the management and operation of companies in the entertainment sector. Her experience with programming development and production, brand enhancement and marketing brings a pragmatic and unique perspective to our board. Her professional expertise, combined with her continued involvement in the media and entertainment industry, makes her a valuable member of our board.

Directors Whose Term Expires in 2019

John C. Malone

  •
  Age:  77

  •
  Chairman of the Board of our company.

  •
  Professional Background:  Mr. Malone has served as the Chairman of the Board of our company (including our predecessor) since August 2011 and as a director since December 2010. He served as Chairman of the Board of Liberty Interactive, including its predecessor, from its inception in 1994 until March 2018 and served as Liberty Interactive's Chief Executive Officer from August 2005 to February 2006. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 until March 1999, when it was acquired by AT&T Corp., and as Chief Executive Officer of TCI from January 1994 to March 1997.

  •
  Other Public Company Directorships:  Mr. Malone has served as (i) a director of Qurate (formerly Liberty Interactive and including its predecessor) since 1994 and served as Chairman of the Board of Liberty Interactive (including its predecessor) from 1994 to March 2018, (ii) a director of Discovery, Inc. (Discovery), which was formerly known as Discovery Communications, Inc. (Discovery Communications), since September 2008, and a director of Discovery Communications' predecessor, Discovery Holding Company (DHC), from May 2005 to September 2008 and as Chairman of the Board from March 2005 to September 2008, (iii) the Chairman of the Board of Liberty Global plc (LGP) since June 2013, having previously served as Chairman of the Board of Liberty Global, Inc. (LGI), LGP's predecessor, from June 2005 to June 2013 and as Chairman of the Board of LGI's predecessor, Liberty Media International, Inc. (LMI) from March 2004 to June 2005 and a director of UnitedGlobalCom, Inc., now a subsidiary of LGP, from January 2002 to June 2005, (iv) a director of Charter since May 2013, (v) the Chairman of the Board of Liberty Broadband since November 2014, (vi) a director of Lions Gate Entertainment Corp. since March 2015, (vii) Chairman of the Board of Liberty Expedia Holdings, Inc. (Liberty Expedia) since November 2016, (viii) a director of Liberty Latin America Ltd. since December 2017 and (ix) Chairman of the Board of GCI Liberty since March 2018. Previously, he served as (i) a director of Expedia, Inc. from December 2012 to December 2017, having previously served as a director from August 2005 to November 2012, (ii) the Chairman of the Board of Liberty TripAdvisor from August 2014 to June 2015, (iii) a director of Sirius XM from April 2009 to May 2013, (iv) a director of Ascent from January 2010 to September 2012, (v) a director of Live Nation from January 2010 to February 2011, (vi) Chairman of the Board of DIRECTV and its predecessors from February 2008 to June 2010 and (vii) a director of IAC/InterActiveCorp from May 2006 to June 2010.

  •
  Board Membership Qualifications:  Mr. Malone, as President of TCI, co-founded Liberty Interactive's former parent company and is considered one of the preeminent figures in the media and telecommunications industry. He is well known for his sophisticated problem solving and risk assessment skills.

Robert R. Bennett

  •
  Age:  59

  •
  A director of our company.

  •
  Professional Background:  Mr. Bennett has served as a director of our company (including our predecessor) since September 2011. Mr. Bennett serves as Managing Director of Hilltop

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  19

    Investments LLC, a private investment company. Mr. Bennett served as the Chief Executive Officer of Liberty Interactive from April 1997 to August 2005 and its President from April 1997 to February 2006 and held various executive positions with Liberty Interactive from 1994 to 1997.

  •
  Other Public Company Directorships:  Mr. Bennett served as a director of Liberty Interactive from September 1994 to December 2011. He has served as a director of Discovery (formerly Discovery Communications) since September 2008 and served as a director of DHC from May 2005 to September 2008. Mr. Bennett has served as a director of HP, Inc. (formerly Hewlett-Packard Company) since July 2013. He served as a director of Demand Media, Inc. from January 2011 to February 2014 and Sprint Corporation (and its predecessor) from October 2006 to November 2016.

  •
  Board Membership Qualifications:  Mr. Bennett brings to our board in-depth knowledge of the media and telecommunications industry generally and our corporate history specifically. He has experience in significant leadership positions with Liberty Interactive, especially as a past Chief Executive Officer and President, and provides our company with strategic insights. Mr. Bennett also has an in-depth understanding of finance, and has held various financial management positions during the course of his career.

M. Ian G. Gilchrist

  •
  Age:  68

  •
  A director of our company.

  •
  Professional Background:  Mr. Gilchrist has served as a director of our company (including our predecessor) since September 2011. Mr. Gilchrist held various officer positions including Managing Director at Citigroup/Salomon Brothers from 1995 to 2008, CS First Boston Corporation from 1988 to 1995, and Blyth Eastman Paine Webber from 1982 to 1988 and served as a Vice President of Warburg Paribas Becker Incorporated from 1976 to 1982. Previously, he worked in the venture capital field and as an investment analyst.

  •
  Other Public Company Directorships:  Mr. Gilchrist has served as a director of Qurate (formerly Liberty Interactive) since July 2009.

  •
  Board Membership Qualifications:  Mr. Gilchrist's field of expertise is in the media and telecommunications sector, having been involved with companies in this industry during much of his 32 years as an investment banker. Mr. Gilchrist brings to our board significant financial expertise and a unique perspective on the company and the media and telecommunications sector. He is also an important resource with respect to the financial services firms that our company engages from time to time.

Directors Whose Term Expires in 2020

Evan D. Malone

  •
  Age:  47

  •
  A director of our company.

  •
  Professional Background:  Dr. Malone has served as a director of our company (including our predecessor) since September 2011. Since June 2009, he has served as President of NextFab Studio, LLC, which provides manufacturing-related technical training, product development, and business acceleration services. Since January 2008, Dr. Malone has served as the owner and manager of a real estate property and management company, 1525 South Street LLC. Dr. Malone has served as co-owner and director of Drive Passion PC Services, CC, an Internet café, telecommunications and document services company, in South Africa since 2007 and served as an applied physics technician for Fermi National Accelerator Laboratory, part of the national laboratory system of the Office of Science, U.S. Department of Energy, from 1999 until 2001. He also is a founding member of Jet Wine Bar, a wine bar, and Rex 1516, a restaurant, both in Philadelphia. Since November 2016, he has served as director and president of the NextFab Foundation, an IRS 501(c)(3) private operating foundation, which provides manufacturing-related technology and education to communities affected by economic or humanitarian distress.

20   |  LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

PROPOSAL 1—THE ELECTION OF DIRECTORS

  •
  Other Public Company Directorships:  Dr. Malone has served as a director of Qurate (formerly Liberty Interactive) since August 2008 and Sirius XM since May 2013.

  •
  Board Membership Qualifications:  Dr. Malone brings an applied science and engineering perspective to the board. Dr. Malone's perspectives assist the board in developing business strategies and adapting to technological changes facing the industries in which our company competes. In addition, his entrepreneurial experience assists the board in evaluating strategic opportunities.

David E. Rapley

  •
  Age:  76

  •
  A director of our company.

  •
  Professional Background:  Mr. Rapley has served as a director of our company (including our predecessor) since September 2011. Mr. Rapley founded Rapley Engineering Services, Inc. (RESI) and served as its Chief Executive Officer and President from 1985 to 1998. Mr. Rapley also served as Executive Vice President of Engineering of VECO Corp. Alaska (a company that acquired RESI in 1998) from January 1998 to December 2001. Mr. Rapley served as the President and Chief Executive Officer of Rapley Consulting, Inc. from January 2000 to December 2014. From 2003 to 2013, Mr. Rapley was a director of Merrick & Co., a private firm providing engineering and other services to domestic and international clients. From 2008 to 2011, Mr. Rapley was chairman of the board of Merrick Canada ULC.

  •
  Other Public Company Directorships:  Mr. Rapley has served as a director of Qurate (formerly Liberty Interactive) since July 2002, having previously served as a director during 1994. He has served as a director of LGP since June 2013, having previously served as a director of LGI, LGP's predecessor, from June 2005 to June 2013 and as a director of LMI, LGI's predecessor, from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Rapley brings to our board the unique perspective of his lifelong career as an engineer. The industries in which our company competes are heavily dependent on technology, which continues to change and advance. Mr. Rapley's perspectives assist the board in adapting to these changes and developing strategies for our businesses.

Larry E. Romrell

  •
  Age:  78

  •
  A director of our company.

  •
  Professional Background:  Mr. Romrell has served as a director of our company (including our predecessor) since September 2011. Mr. Romrell held numerous executive positions with TCI from 1991 to 1999. Previously, Mr. Romrell held various executive positions with Westmarc Communications, Inc.

  •
  Other Public Company Directorships:  Mr. Romrell has served as a director of Qurate (formerly Liberty Interactive) since December 2011, having previously served as a director from March 1999 to September 2011, and as a director of Liberty TripAdvisor since August 2014. He has served as a director of LGP since June 2013, having previously served as a director of LGI, LGP's predecessor, from June 2005 to June 2013 and as a director of LMI, LGI's predecessor, from May 2004 to June 2005.

  •
  Board Membership Qualifications:  Mr. Romrell brings extensive experience, including venture capital experience, in the telecommunications industry to our board and is an important resource with respect to the management and operations of companies in the media and telecommunications sector.

VOTE AND RECOMMENDATION

A plurality of the combined voting power of the outstanding shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors at the annual meeting, voting together as a single class, is required to elect each of Mr. Deevy, Mr. Maffei and Ms. Wong as a Class II member of our board of directors.

Our board of directors unanimously recommends a vote "FOR" the election of each nominee to our board of directors.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  21

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

We are asking our stockholders to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018.

Even if the selection of KPMG LLP is ratified, the audit committee of our board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our audit committee determines that such a change would be advisable. In the event our stockholders fail to ratify the selection of KPMG LLP, our audit committee will consider it as a direction to select other auditors for the year ending December 31, 2018.

A representative of KPMG LLP is expected to be available to answer appropriate questions at the annual meeting and will have the opportunity to make a statement if he or she so desires.

AUDIT FEES AND ALL OTHER FEES

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our consolidated financial statements for 2017 and 2016 and fees billed for other services rendered by KPMG LLP.

	2017(1)	2016(1)

Audit fees	$3,221,000	1,723,000
Audit related fees(2)	—	977,000

Audit and audit related fees	3,221,000	2,700,000
Tax fees(3)	1,612,000	1,147,000

Total fees	$4,833,000	3,847,000

(1)
Such fees with respect to 2017 and 2016 exclude audit fees, audit related fees and tax fees billed by KPMG LLP to Sirius XM for services rendered. Sirius XM is a separate public company and its audit fees, audit related fees, tax fees and all other fees (which aggregated $2,622,800 in 2017 and $2,382,900 in 2016) are reviewed and approved by the audit committee of the board of directors of Sirius XM.

(2)
Consists of audit related fees with respect to due diligence related to potential business combinations.

(3)
Tax fees consist of tax compliance and consultations regarding the tax implications of certain transactions.

Our audit committee has considered whether the provision of services by KPMG LLP to our company other than auditing is compatible with KPMG LLP maintaining its independence and believes that the provision of such other services is compatible with KPMG LLP maintaining its independence.

POLICY ON PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT AUDITOR

Our audit committee has adopted a policy regarding the pre-approval of all audit and permissible non-audit services provided by our independent auditor. Pursuant to this policy, our audit committee has approved the engagement of our independent auditor to provide the following services (all of which are collectively referred to as pre-approved services):

  •
  audit services as specified in the policy, including (i) financial audits of our company and our subsidiaries, (ii) services associated with registration statements, periodic reports and other documents filed or issued in connection with securities offerings (including comfort letters and consents), (iii) attestations of management reports on our internal controls and (iv) consultations with management as to accounting or disclosure treatment of transactions;

  •
  audit related services as specified in the policy, including (i) due diligence services, (ii) financial statement audits of employee benefit plans, (iii) consultations with management as to the accounting or disclosure treatment of transactions, (iv) attest services not required by statute or regulation, (v) certain audits incremental to the audit of our consolidated financial statements, (vi) closing balance sheet audits related

22   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

PROPOSAL 2—THE AUDITORS RATIFICATION PROPOSAL

    to dispositions, and (vii) general assistance with implementation of the requirements of certain Securities and Exchange Commission (SEC) rules or listing standards; and

  •
  tax services as specified in the policy, including federal, state, local and international tax planning, compliance and review services, expatriate tax assistance and compliance and tax due diligence and advice regarding mergers and acquisitions.

Notwithstanding the foregoing general pre-approval, if, in the reasonable judgment of Liberty Media's Chief Financial Officer or Senior Vice President and Controller, an individual project involving the provision of pre-approved services is likely to result in fees in excess of $100,000, or if individual projects under $100,000 are likely to equal or exceed $500,000 during the period between the regularly scheduled meetings of the audit committee, then such projects will require the specific pre-approval of our audit committee. Our audit committee has delegated the authority for the foregoing approvals to the chairman of the audit committee, subject to his subsequent disclosure to the entire audit committee of the granting of any such approval. Brian M. Deevy currently serves as the chairman of our audit committee. In addition, the independent auditor is required to provide a report at each regularly scheduled audit committee meeting on all pre-approved services incurred during the preceding quarter. Any engagement of our independent auditors for services other than the pre-approved services requires the specific approval of our audit committee.

Under our policy, any fees incurred by Sirius XM in connection with the provision of services by Sirius XM's independent auditor, are expected to be reviewed and approved by Sirius XM's audit committee pursuant to Sirius XM's policy regarding the pre-approval of all audit and permissible non-audit services provided by its independent auditor in effect at the time of such approval. Such approval by Sirius XM's audit committee pursuant to its policy is deemed to be pre-approval of the services by our audit committee.

Our pre-approval policy prohibits the engagement of our independent auditor to provide any services that are subject to the prohibition imposed by Section 201 of the Sarbanes-Oxley Act.

All services provided by our independent auditor during 2017 were approved in accordance with the terms of the policy in place.

VOTE AND RECOMMENDATION

The affirmative vote of a majority of the combined voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, is required to approve the auditors ratification proposal.

Our board of directors unanimously recommends a vote "FOR" the auditors ratification proposal.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  23

PROPOSAL 3—THE SAY-ON-PAY PROPOSAL

We are providing our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers as described below in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the Exchange Act). This advisory vote is often referred to as the "say-on-pay" vote and allows our stockholders to express their views on the overall compensation paid to our named executive officers. Our company values the views of its stockholders and is committed to the efficiency and effectiveness of our company's executive compensation program.

Our most recent advisory vote on the compensation of our named executive officers was held at our 2015 annual meeting of stockholders on June 2, 2015, at which stockholders representing a majority of our aggregate voting power present and entitled to vote on the say-on-pay proposal voted in favor of, on an advisory basis, our executive compensation as disclosed in our proxy statement for our 2015 annual meeting of stockholders. At our 2012 annual meeting of stockholders on August 8, 2012, a majority of the votes cast on the say-on-frequency proposal by our stockholders that were present, in person or by proxy, and entitled to vote at the 2012 annual meeting of stockholders, voting together as a single class, voted in favor of holding future advisory votes on executive compensation at a frequency of once every three years, and our board of directors adopted this as the frequency at which future advisory votes on executive compensation would be held. As described in more detail below under "Proposal 4—The Say-on-Frequency Proposal," we are submitting for stockholder consideration at the 2018 annual meeting of stockholders a resolution for a new advisory vote regarding the frequency at which future advisory votes on executive compensation should be held. Assuming the frequency of every three years is maintained, we currently expect that our next advisory vote on executive compensation will be held in 2021.

We are seeking stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with applicable SEC rules, which include the disclosures under "Executive Compensation—Compensation Discussion and Analysis," the compensation tables (including all related footnotes) and any additional narrative discussion of compensation included herein. Stockholders are encouraged to read the "Executive Compensation—Compensation Discussion and Analysis" section of this proxy statement, which provides an overview of our company's executive compensation policies and procedures,.

In accordance with Section 14A of the Exchange Act, and Rule 14a-21(a) promulgated thereunder, and as a matter of good corporate governance, our board of directors is asking stockholders to approve the following advisory resolution at the 2018 annual meeting of stockholders:

  RESOLVED, that the stockholders of Liberty Media Corporation hereby approve, on an advisory basis, the compensation paid to our company's named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion.

ADVISORY VOTE

Although this vote is advisory and non-binding on our board and our company, our board and the compensation committee, which is responsible for designing and administering our company's executive compensation program, value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

VOTE AND RECOMMENDATION

This advisory resolution, which we refer to as the say-on-pay proposal, will be considered approved if it receives the affirmative vote of a majority of the combined voting power of the outstanding shares of our common stock that are present in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class.

Our board of directors unanimously recommends a vote "FOR" the say-on-pay proposal.

24   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

PROPOSAL 4—THE SAY-ON-FREQUENCY PROPOSAL

In accordance with the requirements of Section 14A of the Exchange Act and Rule 14a-21(b) promulgated thereunder, and as a matter of good corporate governance, we are submitting for stockholder consideration a separate resolution for an advisory vote as to whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years.

At the 2012 annual meeting of stockholders of the predecessor registrant to Liberty Media, held on August 8, 2012, the stockholders voted in favor of holding future advisory votes on executive compensation at a frequency of once every three years, and as a result of the application of reverse spin-off accounting to the spin-off of Liberty Media from its predecessor registrant and the related reporting framework employed by Liberty Media since the spin-off (following discussions with the Staff of the SEC), Liberty Media inherited the results of the 2012 frequency recommendation from the predecessor's 2012 annual meeting.

After consideration, our board of directors has determined that an advisory vote on executive compensation that occurs every three years continues to be the most appropriate policy for us.

Our board of directors believes an advisory vote every three years would allow stockholders to focus on overall compensation objectives rather than the details of individual compensation decisions. Doing so would be compatible with our compensation philosophy which focuses on compensating our executives in a way that ensures that they have a continuing stake in our long-term success. An advisory vote every three years would allow stockholders to consider the achievement of performance objectives by our executives that focus on mid-to long-term strategies as opposed to immediate results and would allow stockholders to engage in more thoughtful analysis of our company's executive compensation program by providing more time between votes. As a result, our board of directors recommends a vote for the holding of advisory votes on named executive officer compensation every three years.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting when you vote in response to the following resolution:

  "RESOLVED, that the option of once every one year, two years or three years that receives a majority of the affirmative votes cast for this resolution will be determined to be the frequency for the advisory vote on the compensation of the named executive officers as disclosed pursuant to the SEC's compensation disclosure rules that has been selected by Liberty Media Corporation's stockholders."

VOTE AND RECOMMENDATION

Stockholders will be able to cast their vote for one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not being asked to vote to approve or disapprove our board of directors' recommendation.

If one of the frequencies receives the affirmative vote of a majority of the combined voting power cast on the say-on-frequency proposal by the holders of shares of our common stock that are present, in person or by proxy, and entitled to vote at the annual meeting, voting together as a single class, the frequency receiving such majority vote will be the frequency selected by our board of directors for future executive compensation votes. If no frequency receives the requisite majority, our board of directors will carefully consider the outcome of the vote and decide the frequency at which future advisory votes on executive compensation will be held.

Our board of directors unanimously recommends that stockholders vote in favor of "3 YEARS" with respect to the frequency with which stockholders are provided an advisory vote on the compensation paid to our named executive officers.

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MANAGEMENT AND GOVERNANCE MATTERS

EXECUTIVE OFFICERS

The following lists the executive officers of our company (other than Gregory B. Maffei, our President and Chief Executive Officer, and John C. Malone, our Chairman of the Board, each of whom also serve as directors of our company and who are listed under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal"), their ages and a description of their business experience, including positions held with our company. All positions referenced in the table below with our company include, where applicable, positions with our predecessors.

Name	Positions
Richard N. Baer Age: 61
Mr. Baer has served as Chief Legal Officer of our company, Qurate (formerly Liberty Interactive), Liberty TripAdvisor and Liberty Broadband since January 2016, Liberty Expedia since March 2016 and GCI Liberty since March 2018. He previously served as a Senior Vice President and General Counsel of our company and Liberty Interactive from January 2013 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015. Previously, Mr. Baer served as Executive Vice President and Chief Legal Officer of UnitedHealth Group Incorporated from May 2011 to December 2012. He served as Executive Vice President and General Counsel of Qwest Communications International Inc. from December 2002 to April 2011 and Chief Administrative Officer from August 2008 to April 2011.
Albert E. Rosenthaler Age: 58
Mr. Rosenthaler has served as Chief Corporate Development Officer of our company, Qurate (formerly Liberty Interactive), Liberty TripAdvisor, Liberty Broadband and Liberty Expedia since October 2016 and GCI Liberty since March 2018. He previously served as Chief Tax Officer of our company, Liberty Interactive, Liberty TripAdvisor and Liberty Broadband from January 2016 to September 2016 and Liberty Expedia from March 2016 to September 2016. Prior to that, he served as a Senior Vice President of our company (including our predecessor) from May 2007 to December 2015, Liberty Interactive (including its predecessor) from April 2002 to December 2015, Liberty TripAdvisor from July 2013 to December 2015 and Liberty Broadband from June 2014 to December 2015.
Mark D. Carleton Age: 57
Mr. Carleton has served as Chief Financial Officer of our company, Qurate (formerly Liberty Interactive) and Liberty Broadband since October 2016. He has also served as Chief Financial Officer and Treasurer of GCI Liberty since March 2018. He previously served as Chief Development Officer of our company, Liberty Interactive, Liberty Broadband and Liberty TripAdvisor from January 2016 to September 2016, as a Senior Vice President of our company from January 2013 to December 2015, Liberty Broadband from October 2014 to December 2015, and Liberty Interactive from November 2014 to December 2015, and as a Senior Vice President of predecessors of Liberty Media from December 2003 to January 2013. Prior to that time, Mr. Carleton served as a partner at KPMG LLP, where he had overall responsibility for the communications sector and served on KPMG's board of directors.

Our executive officers will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no

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MANAGEMENT AND GOVERNANCE MATTERS

family relationship between any of our executive officers or directors, by blood, marriage or adoption, other than Evan D. Malone, who is the son of John C. Malone.

During the past ten years, none of our directors and executive officers has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16 forms they file.

Based solely on a review of the copies of the Forms 3, 4 and 5 and amendments to those forms furnished to us during our most recent fiscal year and written representations made to us by our executive officers and directors, we believe that, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were met, with the exception of one amendment to a timely filed Form 4 reporting two transactions by Gregory B. Maffei, and one Form 4 reporting one transaction by Mark D. Carleton, each of which were filed on an untimely basis.

CODE OF ETHICS

We have adopted a code of business conduct and ethics that applies to our directors, officers, and employees of Liberty Media, which constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. Our code of business conduct and ethics is available on our website at www.libertymedia.com.

DIRECTOR INDEPENDENCE

It is our policy that a majority of the members of our board of directors be independent of our management. For a director to be deemed independent, our board of directors must affirmatively determine that the director has no direct or indirect material relationship with us. To assist our board of directors in determining which of our directors qualify as independent for purposes of Nasdaq rules as well as applicable rules and regulations adopted by the SEC, the nominating and corporate governance committee of our board of directors follows Nasdaq's corporate governance rules on the criteria for director independence.

Our board of directors has determined that each of Robert R. Bennett, Brian M. Deevy, M. Ian G. Gilchrist, David E. Rapley, Larry E. Romrell and Andrea L. Wong qualifies as an independent director of our company.

BOARD COMPOSITION

As described above under "Proposals of Our Board—Proposal 1—The Election of Directors Proposal," our board is comprised of directors with a broad range of backgrounds and skill sets, including in media and telecommunications, science and technology, venture capital, investment banking, auditing and financial engineering. Our board is also chronologically diverse with our members' ages spanning four decades. For more information on our policies with respect to board candidates, see "—Committees of the Board of Directors—Nominating and Corporate Governance Committee" below.

BOARD LEADERSHIP STRUCTURE

Our board has separated the positions of Chairman of the Board and Chief Executive Officer (principal executive officer). John C. Malone, one of our largest stockholders, holds the position of Chairman of the Board, leads our board and board meetings and provides strategic guidance to our Chief Executive Officer. Gregory B. Maffei, our President, holds the position of Chief Executive Officer, leads our management team and is responsible for driving the performance of our company. We believe this division of responsibility effectively assists our board in fulfilling its duties.

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BOARD ROLE IN RISK OVERSIGHT

The board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. Our audit committee oversees management of financial risks and risks relating to potential conflicts of interest. Our compensation committee oversees the management of risks relating to our compensation arrangements with senior officers. Our nominating and corporate governance committee oversees risks associated with the independence of the board. These committees then provide reports periodically to the full board. The oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, legal and compliance, and other risks. Our management reporting processes include regular reports from our Chief Executive Officer, which are prepared with input from our senior management team, and also include input from our Internal Audit group.

COMMITTEES OF THE BOARD OF DIRECTORS

Executive Committee

Our board of directors has established an executive committee, whose members are John C. Malone, Gregory B. Maffei and Robert R. Bennett. Except as specifically prohibited by the General Corporation Law of the State of Delaware, the executive committee may exercise all the powers and authority of our board of directors in the management of our business and affairs, including the power and authority to authorize the issuance of shares of our capital stock.

Compensation Committee

Our board of directors has established a compensation committee, whose chairman is M. Ian G. Gilchrist and whose other members are David E. Rapley and Andrea L. Wong. See "—Director Independence" above.

The compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and our other executive officers. The compensation committee also reviews and approves the compensation of our Chief Executive Officer, Chief Legal Officer, Chief Financial Officer and Chief Corporate Development Officer, and oversees the compensation of the chief executive officers of our non-public operating subsidiaries. For a description of our processes and policies for consideration and determination of executive compensation, including the role of our Chief Executive Officer and outside consultants in determining or recommending amounts and/or forms of compensation, see "Executive Compensation—Compensation Discussion and Analysis."

Our board of directors has adopted a written charter for the compensation committee, which is available on our website at www.libertymedia.com.

Compensation Committee Report

The compensation committee has reviewed and discussed with our management the "Compensation Discussion and Analysis" included under "Executive Compensation" below. Based on such review and discussions, the compensation committee recommended to our board of directors that the "Compensation Discussion and Analysis" be included in this proxy statement.

Submitted by the Members of the Compensation Committee
M. Ian G. Gilchrist David E. Rapley Andrea L. Wong

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2017 is or has been an officer or employee of our company, or has engaged in any related party transaction in which our company was a participant.

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MANAGEMENT AND GOVERNANCE MATTERS

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, whose chairman is David E. Rapley and whose other members are M. Ian G. Gilchrist, Larry E. Romrell and Andrea L. Wong. See "—Director Independence" above.

The nominating and corporate governance committee identifies individuals qualified to become board members consistent with criteria established or approved by our board of directors from time to time, identifies director nominees for upcoming annual meetings, develops corporate governance guidelines applicable to our company and oversees the evaluation of our board and management.

The nominating and corporate governance committee will consider candidates for director recommended by any stockholder provided that such recommendations are properly submitted. Eligible stockholders wishing to recommend a candidate for nomination as a director should send the recommendation in writing to the Corporate Secretary, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. Stockholder recommendations must be made in accordance with our bylaws, as discussed under "Stockholder Proposals" below, and contain the following information:

  •
  the name and address of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and documentation indicating the number of shares of our common stock owned beneficially and of record by such person and the holder or holders of record of those shares, together with a statement that the proposing stockholder is recommending a candidate for nomination as a director;

  •
  the candidate's name, age, business and residence addresses, principal occupation or employment, business experience, educational background and any other information relevant in light of the factors considered by the nominating and corporate governance committee in making a determination of a candidate's qualifications, as described below;

  •
  a statement detailing any relationship, arrangement or understanding between the proposing stockholder and/or beneficial owner(s), if different, and any other person(s) (including their names) under which the proposing stockholder is making the nomination and any affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) of such proposing stockholder(s) or beneficial owner (each a Proposing Person);

  •
  a statement detailing any relationship, arrangement or understanding that might affect the independence of the candidate as a member of our board of directors;

  •
  any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director;

  •
  a representation as to whether the Proposing Person intends (or is part of a group that intends) to deliver any proxy materials or otherwise solicit proxies in support of the director nominee;

  •
  a representation by each Proposing Person who is a holder of record of our common stock as to whether the notice is being given on behalf of the holder of record and/or one or more beneficial owners, the number of shares held by any beneficial owner along with evidence of such beneficial ownership and that such holder of record is entitled to vote at the annual stockholders meeting and intends to appear in person or by proxy at the annual stockholders meeting at which the person named in such notice is to stand for election;

  •
  a written consent of the candidate to be named in the proxy statement and to serve as a director, if nominated and elected;

  •
  a representation as to whether the Proposing Person has received any financial assistance, funding or other consideration from any other person regarding the nomination (a Stockholder Associated Person) (including the details of such assistance, funding or consideration); and

  •
  a representation as to whether and the extent to which any hedging, derivative or other transaction has been entered into with respect to our company within the last six months by, or is in effect with respect to, the Proposing Person, any person to be nominated by the proposing stockholder or any Stockholder

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  29

    Associated Person, the effect or intent of which transaction is to mitigate loss to or manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proposing Person, its nominee, or any such Stockholder Associated Person.

In connection with its evaluation, the nominating and corporate governance committee may request additional information from the proposing stockholder and the candidate. The nominating and corporate governance committee has sole discretion to decide which individuals to recommend for nomination as directors.

To be nominated to serve as a director, a nominee need not meet any specific minimum criteria. However, the nominating and corporate governance committee believes that nominees for director should possess the highest personal and professional ethics, integrity, values and judgment and should be committed to the long-term interests of our stockholders. When evaluating a potential director nominee, including one recommended by a stockholder, the nominating and corporate governance committee will take into account a number of factors, including, but not limited to, the following:

  •
  independence from management;

  •
  his or her unique background, including education, professional experience and relevant skill sets;

  •
  judgment, skill, integrity and reputation;

  •
  existing commitments to other businesses as a director, executive or owner;

  •
  personal conflicts of interest, if any; and

  •
  the size and composition of the existing board of directors, including whether the potential director nominee would positively impact the composition of the board by bringing a new perspective or viewpoint to the board of directors.

The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, our board and the nominating and corporate governance committee believe that it is important that our board members represent diverse viewpoints.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders and others. After conducting an initial evaluation of a prospective nominee, the nominating and corporate governance committee will interview that candidate if it believes the candidate might be suitable to be a director. The nominating and corporate governance committee may also ask the candidate to meet with management. If the nominating and corporate governance committee believes a candidate would be a valuable addition to our board of directors, it may recommend to the full board that candidate's nomination and election.

Prior to nominating an incumbent director for re-election at an annual meeting of stockholders, the nominating and corporate governance committee will consider the director's past attendance at, and participation in, meetings of the board of directors and its committees and the director's formal and informal contributions to the various activities conducted by the board and the board committees of which such individual is a member.

The members of our nominating and corporate governance committee have determined that Mr. Deevy, Mr. Maffei and Ms. Wong, who are nominated for election at the annual meeting, continue to be qualified to serve as directors of our company and such nominations were approved by the entire board of directors.

Our board of directors has adopted a written charter for the nominating and corporate governance committee. Our board of directors has also adopted corporate governance guidelines, which were developed by the nominating and corporate governance committee. The charter and the corporate governance guidelines are available on our website at www.libertymedia.com.

Audit Committee

Our board of directors has established an audit committee, whose chairman is Brian M. Deevy and whose other members are M. Ian G. Gilchrist and Larry E. Romrell. See "—Director Independence" above.

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MANAGEMENT AND GOVERNANCE MATTERS

Our board of directors has determined that Mr. Gilchrist is an "audit committee financial expert" under applicable SEC rules and regulations. The audit committee reviews and monitors the corporate financial reporting and the internal and external audits of our company. The committee's functions include, among other things:

  •
  appointing or replacing our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of our annual audit and reviewing the results of our audits with our independent auditors;

  •
  reviewing and approving in advance the scope and the fees of non-audit services of our independent auditors;

  •
  reviewing compliance with and the adequacy of our existing major accounting and financial reporting policies;

  •
  reviewing our management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices;

  •
  confirming compliance with applicable SEC and stock exchange rules; and

  •
  preparing a report for our annual proxy statement.

Our board of directors has adopted a written charter for the audit committee, which is available on our website at www.libertymedia.com.

Audit Committee Report

Each member of the audit committee is an independent director as determined by our board of directors, based on the listing standards of Nasdaq. Each member of the audit committee also satisfies the SEC's independence requirements for members of audit committees. Our board of directors has determined that Mr. Gilchrist is an "audit committee financial expert" under applicable SEC rules and regulations.

The audit committee reviews our financial reporting process on behalf of our board of directors. Management has primary responsibility for establishing and maintaining adequate internal controls, for preparing financial statements and for the public reporting process. Our independent auditor, KPMG LLP, is responsible for expressing opinions on the conformity of our audited consolidated financial statements with U.S. generally accepted accounting principles. Our independent auditor also expresses its opinion as to the effectiveness of our internal control over financial reporting.

Our audit committee has reviewed and discussed with management and KPMG LLP our most recent audited consolidated financial statements, as well as management's assessment of the effectiveness of our internal control over financial reporting and KPMG LLP's evaluation of the effectiveness of our internal control over financial reporting. Our audit committee has also discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees, including that firm's judgment about the quality of our accounting principles, as applied in its financial reporting.

KPMG LLP has provided our audit committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP's communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP that firm's independence from the company and its subsidiaries.

Based on the reviews, discussions and other considerations referred to above, our audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  31

on Form 10-K for the year ended December 31, 2017 (the 2017 Form 10-K), which was filed on March 1, 2018 with the SEC.

Submitted by the Members of the Audit Committee
Brian M. Deevy M. Ian G. Gilchrist Larry E. Romrell

Other

Our board of directors, by resolution, may from time to time establish other committees of our board of directors, consisting of one or more of our directors. Any committee so established will have the powers delegated to it by resolution of our board of directors, subject to applicable law.

BOARD MEETINGS

During 2017, there were five meetings of our full board of directors, no meetings of our executive committee, seven meetings of our compensation committee, one meeting of our nominating and corporate governance committee and five meetings of our audit committee.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Our board of directors encourages all members of the board to attend each annual meeting of our stockholders. All of the nine directors then serving attended our 2017 annual meeting of stockholders.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Our stockholders may send communications to our board of directors or to individual directors by mail addressed to the Board of Directors or to an individual director c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. All such communications from stockholders will be forwarded to our directors on a timely basis.

EXECUTIVE SESSIONS

In 2017, the independent directors of our company, then serving, met at three executive sessions without management participation.

Any interested party who has a concern regarding any matter that it wishes to have addressed by our independent directors, as a group, at an upcoming executive session may send its concern in writing addressed to Independent Directors of Liberty Media Corporation, c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112. The current independent directors of our company are Robert R. Bennett, Brian M. Deevy, M. Ian G. Gilchrist, David E. Rapley, Larry E. Romrell and Andrea L. Wong.

32   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

This section sets forth information relating to, and an analysis and discussion of, compensation paid by our company to the following persons (who we collectively refer to as our named executive officers):

  •
  John C. Malone, our Chairman of the Board;

  •
  Gregory B. Maffei, our Chief Executive Officer and President;

  •
  Mark D. Carleton, our Chief Financial Officer; and

  •
  Richard N. Baer and Albert E. Rosenthaler, our other two most highly compensated executive officers at the end of 2017.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Overview

Our compensation committee of our board of directors has responsibility for establishing, implementing and regularly monitoring adherence to our compensation philosophy. That philosophy seeks to align the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. To that end, the compensation packages provided to the named executive officers (other than Mr. Malone) include significant performance-based bonuses and significant equity incentive awards, including equity awards that vest many years after initial grant.

Our compensation committee seeks to approve a compensation package for each named executive officer that is commensurate with the responsibilities and proven performance of that executive and that is competitive relative to the compensation packages paid to similarly situated executives in other companies. Our compensation committee does not engage in any regular benchmarking analysis; rather, it is familiar with the range of total compensation paid by other companies and periodically reviews survey information provided by Mercer (US) Inc. (Mercer) and others. Our compensation committee uses this range and survey data as a guide to ensure that the named executive officers receive attractive compensation packages. Our compensation committee believes that our compensation packages should assist our company in attracting and retaining key executives critical to our long-term success.

At our 2015 annual stockholder meeting, stockholders representing 79.4% of the aggregate voting power of Liberty Media present and entitled to vote on our say-on-pay proposal voted in favor of, on an advisory basis, our executive compensation disclosed in our proxy statement for the 2015 annual meeting of stockholders. No material changes were implemented to our executive compensation program as a result of this vote. In 2012, the stockholders of our predecessor parent company (currently Starz Acquisition, LLC or Old LMC) elected to hold a say-on-pay vote every three years, and we assumed the results of that vote in connection with the spin-off in 2013 of our company from Old LMC (the LMC Spin-Off). Starz Acquisition, LLC, which was formerly known as Starz prior to its December 2016 acquisition by Lions Gate Entertainment Corp., will be referred to herein as Starz). At our 2018 annual stockholder meeting, we are submitting for stockholder consideration (i) a separate resolution for an advisory vote as to whether a stockholder vote to approve the compensation paid to our named executive officers should occur every one, two or three years, and (ii) a stockholder vote to approve, on an advisory basis, our executive compensation. See "Proposals of Our Board—Proposal 3—The Say-On-Pay Proposal" and "Proposals of Our Board—Proposal 4—The Say-On-Frequency Proposal" above.

Effective April 9, 2018, Liberty Interactive Corporation changed its name to Qurate Retail, Inc. In this proxy statement, we use "Liberty Interactive" to refer to that company with respect to periods before the name change and "Qurate" to refer to that company with respect to periods after the name change.

Services Agreements

In connection with prior spin-off or split off transactions involving our company or Liberty Interactive, we entered into transitional services arrangements with each of Liberty Interactive, Starz, Liberty Broadband, Liberty TripAdvisor, CommerceHub, Inc. (CommerceHub), Liberty Expedia and GCI Liberty. Pursuant to these

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  33

arrangements, our employees provide services to these companies and our company is reimbursed for the time spent serving these companies.

Qurate (formerly Liberty Interactive)

We assumed a services agreement with Liberty Interactive in connection with the LMC Spin-Off (the LIC Services Agreement). Pursuant to the LIC Services Agreement, in 2017, Liberty Interactive reimbursed us for the portion of the base salary and certain other compensation we paid to our employees that was allocable to Liberty Interactive for time spent by each such employee related to that company. Qurate does not reimburse us for time spent by Mr. Maffei on Qurate matters. Rather, Qurate pays Mr. Maffei directly pursuant to his employment agreement with Qurate. The 2017 performance-based bonuses earned by the named executive officers for services provided to our company were paid directly by our company and the performance-based bonuses earned by the named executive officers for services provided to Liberty Interactive were paid directly by Liberty Interactive. During 2017, the estimate of the allocable percentages of time spent performing services for Liberty Interactive, on the one hand, and our company, on the other hand, were reviewed quarterly by our audit committee for appropriateness. The salaries and certain perquisite information included in the "Summary Compensation Table" below reflect the portion of the compensation paid by and allocable to Liberty Media and do not reflect the portion of the compensation allocable to Liberty Interactive and for which Liberty Interactive reimbursed Liberty Media under the LIC Services Agreement. During the year ended December 31, 2017, the weighted average percentage of each such named executive officer's time that was allocated to our company was: Mr. Malone—43%; Mr. Baer—53%; Mr. Carleton—75%; and Mr. Rosenthaler—62%.

Liberty TripAdvisor

In August 2014, Liberty Interactive completed the spin-off of its subsidiary, Liberty TripAdvisor (the TripCo Spin-Off). In connection with the TripCo Spin-Off, Liberty Interactive requested that we enter into a services agreement with Liberty TripAdvisor, pursuant to which we provide to Liberty TripAdvisor certain administrative and management services, and Liberty TripAdvisor pays us a monthly management fee, the amount of which is subject to semi-annual review. For the year ended December 31, 2017, Liberty TripAdvisor accrued aggregate management fees of $2.97 million payable to our company under the services agreement.

Liberty Broadband

In November 2014, we completed the spin-off of our subsidiary, Liberty Broadband (the Broadband Spin-Off). In connection with the Broadband Spin-Off, we entered into a services agreement with Liberty Broadband, pursuant to which we provide to Liberty Broadband certain administrative and management services, and Liberty Broadband pays us a monthly management fee, the amount of which is subject to semi-annual review. For the year ended December 31, 2017, Liberty Broadband accrued aggregate management fees of $3.26 million payable to our company under the services agreement.

CommerceHub

In July 2016, Liberty Interactive completed the spin-off of its subsidiary, CommerceHub (the CommerceHub Spin-Off). In connection with the CommerceHub Spin-Off, Liberty Interactive requested that we enter into a services agreement with CommerceHub, pursuant to which we provide to CommerceHub certain administrative and management services, and CommerceHub pays us a monthly management fee, the amount of which is subject to quarterly review. For the year ended December 31, 2017, CommerceHub accrued aggregate management fees of $182 thousand payable to our company under the services agreement.

Liberty Expedia Holdings

In November 2016, Liberty Interactive completed the split-off of its subsidiary, Liberty Expedia (the Expedia Holdings Split-Off). In connection with the Expedia Holdings Split-Off, Liberty Interactive requested that we enter into a services agreement with Liberty Expedia, pursuant to which we provide to Liberty Expedia certain administrative and management services, and Liberty Expedia pays us a monthly management fee, the amount of which is subject to semi-annual review. For the year ended December 31, 2017, Liberty Expedia accrued aggregate management fees of $3.40 million payable to our company under the services agreement.

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EXECUTIVE COMPENSATION

GCI Liberty

In March 2018, Liberty Interactive completed the acquisition of General Communication Inc. (the GCI Liberty Transaction). In connection with the GCI Liberty Transaction, Liberty Interactive requested that we enter into a services agreement with GCI Liberty, pursuant to which we provide to GCI Liberty certain administrative and management services, and GCI Liberty will pay us a monthly management fee, the amount of which will be subject to semi-annual review.

Setting Executive Compensation

In making its compensation decision for each named executive officer (other than Mr. Malone), our compensation committee considers the following:

  •
  each element of the named executive officer's compensation, including salary, bonus, equity compensation, perquisites and other personal benefits, and weights equity compensation most heavily;

  •
  the financial performance of our company compared to internal forecasts and budgets;

  •
  the scope of the named executive officer's responsibilities;

  •
  the competitive nature of the compensation packages offered based on general industry knowledge of the media, telecommunications and entertainment industries and periodic use of survey information provided by Mercer and others; and

  •
  the performance of the group reporting to the named executive officer.

In addition, when setting compensation, our compensation committee considers the recommendations obtained from our Chief Executive Officer as to all elements of the compensation packages of Messrs. Baer, Carleton and Rosenthaler. To make these recommendations, our Chief Executive Officer evaluates the performance and contributions of each such named executive officer. He also considers whether the pay packages afforded to such named executive officers are competitive and are aligned internally. He also evaluates the named executive officer's performance against individual, department and corporate goals.

In December 2014, our compensation committee approved a five-year employment agreement with Mr. Maffei (the Maffei Employment Agreement), which establishes his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Prior to entering into the Maffei Employment Agreement, our compensation committee reviewed information from Mercer with respect to chief executive officer compensation packages at media, telecommunications, e-commerce and entertainment companies and discussed with Mercer alternative equity award structures.

In May 2016, our compensation committee approved a new four-year employment agreement with Mr. Baer (the 2016 Baer Employment Agreement), which establishes his compensation for the term of the agreement. See "—Executive Compensation Arrangements—Richard N. Baer" below. Prior to entering into the 2016 Baer Employment Agreement, our compensation committee reviewed compensation data with respect to chief legal officer compensation packages at media, telecommunications and entertainment companies and considered the recommendations of Mr. Maffei with respect to the proposed compensation package.

Mr. Malone's compensation is governed by the terms of his employment agreement with our company. See "—Executive Compensation Arrangements—John C. Malone."

Elements of 2017 Executive Compensation

For 2017, the principal components of compensation for the named executive officers (other than Mr. Malone) were:

  •
  base salary;

  •
  a performance-based bonus, payable in cash;

  •
  time-vested and performance-based stock option awards and RSUs;

  •
  perquisites and other limited personal benefits; and

  •
  deferred compensation arrangements.

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Base Salary

Our compensation committee believes base salary should be a relatively smaller portion of each named executive officer's overall compensation package, thereby aligning the interests of our executives more closely with those of our stockholders. The base salaries of the named executive officers are reviewed on an annual basis (other than Messrs. Malone and Maffei, whose salaries are set by their respective employment agreements), as well as at the time of any change in responsibilities. Typically, after establishing a named executive officer's base salary, salary increases are limited to cost-of-living adjustments, adjustments based on changes in the scope of the named executive officer's responsibilities, and adjustments to align the named executive officer's salary level with those of our other named executive officers. Similarly, in accordance with the terms of his employment agreement, Mr. Malone's cash compensation is limited.

After completion of the annual review in December 2016, the 2017 base salaries of Messrs. Baer, Carleton and Rosenthaler were increased by 2%, reflecting a cost-of-living adjustment. For 2017, Mr. Maffei received the 5% base salary increase prescribed by the Maffei Employment Agreement. Mr. Malone received no increase under the terms of his employment agreement.

2017 Performance-based Bonuses

For 2017, our compensation committee adopted an annual, performance-based bonus program for each of the named executive officers (other than Mr. Malone), which was structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). The 2017 bonus program was comprised of two components: a bonus amount payable based on each participant's individual performance (the Individual Performance Bonus) and a bonus amount payable based on the corporate performance of our company (the Corporate Performance Bonus). No amounts would be payable under our 2017 bonus program unless a minimum corporate performance was achieved: the combined Adjusted OIBDA (or equivalent measure) of Sirius XM, Braves Holdings, LLC (Braves Holdings), Formula 1 (or F1), and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, for the year ended December 31, 2017 was required to exceed $500 million (the Bonus Threshold). If the Bonus Threshold was met, the notional bonus pool for our company would be funded with 0.58% of the amount by which such combined Adjusted OIBDA exceeded $500 million (the Cash Bonus Pool). If the Cash Bonus Pool were insufficient to cover the aggregate maximum bonus amounts of all participants (as described in more detail below), each participant's maximum bonus amount would be reduced pro rata, for all purposes under the program, based upon his respective maximum bonus amount.

For purposes of the bonus program, Adjusted OIBDA is defined as revenue less cost of sales, operating expense and selling, general and administrative expense (excluding stock compensation). Sirius XM and Live Nation do not report Adjusted OIBDA information. As a result, we used Adjusted EBITDA as reported by Sirius XM and Adjusted Operating Income, or AOI, as reported by Live Nation, which are the most similar non-GAAP measures reported by Sirius XM and Live Nation, to determine their results. For a definition of Adjusted EBITDA as defined by Sirius XM, see Sirius XM's Annual Report on Form 10-K for the year ended December 31, 2017, filed on January 31, 2018. For a definition of AOI as defined by Live Nation, see Live Nation's Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 27, 2018.

Each participant was assigned a maximum bonus under the performance-based bonus program for each of Liberty Media and Liberty Interactive. The maximum bonuses for this program were as follows: Mr. Maffei—$7,944,203; Mr. Baer—$1,379,295; Mr. Carleton—$1,339,515; and Mr. Rosenthaler—$1,339,515 (each participant's LMC Funding Pool Maximum Performance Bonus). Liberty Interactive also established maximum performance-based bonuses for our participants as follows: Mr. Maffei—$5,296,135; Mr. Baer—$919,530; Mr. Carleton—$893,010; and Mr. Rosenthaler—$893,010.

To determine the LMC Funding Pool Maximum Performance Bonus for each of Messrs. Baer, Carleton and Rosenthaler, our compensation committee divided the base salary paid by our company in half, recognizing that the other half would be subject to Liberty Interactive's bonus program. Our compensation committee then set the LMC Funding Pool Maximum Performance Bonus at three times the quotient above for Mr. Baer, Mr. Carleton and Mr. Rosenthaler. Mr. Maffei's LMC Funding Pool Maximum Performance Bonus was set at seven and one half times the base salary paid by our company, which exceeded the terms of the Maffei

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Employment Agreement. Mr. Baer's LMC Funding Pool Maximum Performance Bonus was set at three times the base salary paid by our company, which exceeded the terms of the 2016 Baer Employment Agreement. Our compensation committee increased Mr. Maffei's LMC Funding Pool Maximum Performance Bonus and Mr. Baer's LMC Funding Pool Maximum Performance Bonus to account for the fact that their respective time allocated to Liberty TripAdvisor, Liberty Broadband, CommerceHub, and Liberty Expedia under the services agreements is charged to our company in the determination of their LMC individual bonuses by our compensation committee. In addition, the LMC Funding Pool Maximum Performance Bonuses of Mr. Carleton and Mr. Rosenthaler were similarly increased in 2017.

Our compensation committee then determined that if the Cash Bonus Pool were fully funded, it would make its subjective determinations as to the percentage to pay Mr. Maffei and Mr. Baer based on the above-described contractual limits (five times base pay for Mr. Maffei and two times attributable base pay for Mr. Baer). Similarly, our compensation committee determined to make its subjective determinations as to the percentage to pay Mr. Carleton and Mr. Rosenthaler based on a limit of two times their respective attributable base pay. These limits will be referred to as the LMC Maximum Performance Bonus.

Assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LMC Maximum Individual Bonus) equal to 60% of the LMC Maximum Performance Bonus for that participant. The LMC Maximum Individual Bonus was subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of our company. Under Liberty Interactive's corollary program, each participant was entitled to receive from Liberty Interactive a maximum individual bonus equal to 60% of his Liberty Interactive maximum performance bonus, subject to reduction based on a subjective determination of the participant's achievement of qualitative criteria established with respect to the services to be performed by the participant on behalf of Liberty Interactive. Our compensation committee believes this construct was appropriate in light of the LIC Services Agreement and the fact that each participant splits his professional time and duties.

Also, assuming the Bonus Threshold was met (and after taking into account any reductions associated with a shortfall in the Cash Bonus Pool), each participant was entitled to receive from our company an amount (the LMC Maximum Corporate Bonus) equal to 40% of his LMC Maximum Performance Bonus, subject to reduction based on a subjective determination of the corporate performance of our company. Liberty Interactive has a corollary program pursuant to which each participant was entitled to receive from Liberty Interactive a bonus that is 40% of the Liberty Interactive maximum bonus, which was subject to reduction based on a subjective determination of the corporate performance of Liberty Interactive.

In December 2017, our compensation committee and the Liberty Interactive compensation committee reviewed contemporaneously our respective named executive officers' performance under each company's program. Notwithstanding this joint effort, our compensation committee retained sole and exclusive discretion with respect to the approval of award terms and amounts payable under our bonus program.

Also, in December 2017, our compensation committee determined that the combined Adjusted OIBDA (or equivalent measure) for Sirius XM, Braves Holdings, Formula 1 and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, was approximately $2,816.6 million using the formula described above, exceeding the Bonus Threshold by approximately $2,316.6 million, thereby creating a notional Cash Bonus Pool of approximately $13.44 million, which exceeded the amount necessary to cover the aggregate LMC Funding Pool Maximum Performance Bonuses of all the participants and enabling each participant to receive a bonus under the performance-based program up to his LMC Funding Pool Maximum Performance Bonus.

Individual Performance Bonus. Our compensation committee then reviewed the individual performance of each participant to determine the reductions that would apply to each participant's LMC Maximum Individual Bonus. Our compensation committee took into account a variety of factors, without assigning a numerical weight to any single performance measure. This determination was based on reports of our board, the observations of committee members throughout the year, executive self-evaluations and, with respect to the participants other than Mr. Maffei, the observations and input of Mr. Maffei. In evaluating the performance of

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each of the participants for determining the reduction that would apply to each named executive officer's LMC Maximum Individual Bonus, our compensation committee considered the various performance objectives related to our company which had been assigned to each participant for 2017, including:

Individual	Performance Objectives
Gregory B. Maffei	• Complete F1 acquisition and assist with build out of F1 management team
• Pursue optimal capital structure for our company and subsidiaries
• Assist with strategy and succession planning at our company and subsidiaries
• Oversee Braves stadium construction and related development
• Support development of our company's management team
Richard N. Baer	• Close F1 acquisition and successfully resolve legal issues related thereto
• Provide effective legal support in connection with mergers, acquisitions, investments and other transactional matters
• Oversee compliance obligations and assist with litigation at our company and subsidiaries
• Negotiate executive employment arrangements
• Facilitate, along with other members of senior management team, sound approach to governance and compliance
• Provide legal support to, and assess and appropriately manage significant legal matters of, subsidiaries and controlled companies
• Assist with succession planning at our company and subsidiaries
Mark D. Carleton	• Manage relationship with Live Nation
• Co-oversee activities of Atlanta Braves subsidiary
• Assist Sirius XM in its corporate development and other efforts
• Oversee personal and departmental growth of Accounting, Finance and Internal Audit Groups
• Lead efforts in capital market activities and monitor corporate expenses
• Support fundraising and co-investment development efforts
• Support the Accounting department to maintain timely and accurate internal and external financial reports
Albert E. Rosenthaler	• Lead corporate development efforts, including efforts at F1, SiriusXM and at our company
• Successfully handle F1 financing transactions
• Oversee, train and develop internal tax staff
• Identify possible acquisition targets
• Oversee personal and departmental growth of corporate development team

Our compensation committee then considered the time allocated and services provided by each named executive officer to (i) our company, or (ii) the companies who are parties to the services agreements, under which our company is reimbursed for such time and services. See "—Services Agreements" above.

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Following a review of the above, our compensation committee exercised its subjective discretion and determined to pay each participant the following portion of his LMC Maximum Individual Bonus:

Name	LMC Maximum Individual Bonus	Percentage Payable	Aggregate Dollar Amount

Gregory B. Maffei	$4,448,753	81.25%	$3,614,612
Richard N. Baer	$584,821	87.50%	$511,719
Mark D. Carleton	$803,709	75.00%	$602,782
Albert E. Rosenthaler	$664,399	81.25%	$539,825

Corporate Performance Bonus. Our compensation committee then made a subjective determination as to the reductions, if any, that would apply to each participant's LMC Maximum Corporate Bonus. In making this determination, our compensation committee reviewed forecasts of 2017 Adjusted OIBDA, revenue and free cash flow (as defined below) for Sirius XM, Braves Holdings and Formula 1, and a proportionate share of Live Nation, all of which forecasts were prepared in December 2017 and are set forth in the table below. Also set forth in the table below are the corresponding actual financial measures achieved for 2017, which were within one percent of our forecasts, except that actual free cash flow was 4% higher than the forecast. In determining whether any reductions would be made to the LMC Maximum Corporate Bonus payable to each participant, our compensation committee weighted the corporate performance metrics as follows: 25% attributable to revenue growth, 50% attributable to Adjusted OIBDA growth and 25% attributable to free cash flow in comparison to budget.

	(dollar amounts in millions)

	2017 Forecast	2017 Actual	Actual / Forecast

Revenue(1)	$11,040	$11,138	101%
Adjusted OIBDA(1)	$2,817	$2,809	100%
Free Cash Flow(1)(2)	$1,611	$1,682	104%

(1)
Revenue, Adjusted OIBDA and Free Cash Flow information represent the summation for Sirius XM, Braves Holdings and Formula 1, and a proportionate share of Live Nation. Includes our share of Live Nation's revenue, Adjusted OIBDA (or comparable measure) and Free Cash Flow (or comparable measure) at ownership levels as of December 31, 2016, which was the percentage used for approving the 2017 performance bonus program.

(2)
Defined for purposes of the bonus program as Adjusted OIBDA less all other operating and investing items

Based on a review of these forecasts and our compensation committee's consideration of our company's performance against plan for these measures, our compensation committee determined that the growth metrics were achieved to the extent described below:

Growth Factor	Liberty Media Corporation

Revenue	25% of a possible 25%
Adjusted OIBDA	50% of a possible 50%
Free Cash Flow	17.5% of a possible 25%

Our compensation committee then used its subjective discretion to translate the achievement of these growth metrics into a percentage payable to each participant of his LMC Maximum Corporate Bonus, as follows:

Name	LMC Maximum Corporate Bonus	Percentage Payable	Aggregate Dollar Amount

Gregory B. Maffei	$2,650,552	92.5%	$2,451,760
Richard N. Baer	$460,196	92.5%	$425,682
Mark D. Carleton	$446,924	92.5%	$413,405
Albert E. Rosenthaler	$446,924	92.5%	$413,405

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Aggregate Results. The following table presents information concerning the aggregate 2017 performance-based bonus amounts payable to each named executive officer by our company (other than Mr. Malone), after giving effect to the determinations described above.

Name	Individual Performance Bonus	Corporate Performance Bonus	Total Bonus

Gregory B. Maffei	$3,614,612	$2,451,760	$6,066,373
Richard N. Baer	$511,719	$425,682	$937,400
Mark D. Carleton	$602,782	$413,405	$1,016,186
Albert E. Rosenthaler	$539,825	$413,405	$953,229

Our compensation committee then noted that, when combined with the total 2017 performance-based bonus amounts paid by Liberty Interactive to the overlapping named executive officers, each of our named executive officers received the following payments.

Name	Combined Performance Bonus

Gregory B. Maffei	$8,567,306
Richard N. Baer	$1,556,445
Mark D. Carleton	$1,377,604
Albert E. Rosenthaler	$1,444,580

For more information regarding these bonus awards, please see the "Grants of Plan-Based Awards" table below.

Equity Incentive Compensation

The Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended, (the 2017 incentive plan) provides, and prior to its expiration, the Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015), as amended (the 2013 incentive plan)—provided, for the grant of a variety of incentive awards, including stock options, restricted shares, RSUs, stock appreciation rights and performance awards. Our compensation committee has a preference for grants of stock-based incentive awards (RSUs, restricted stock and options) as compared with cash incentive awards based on the belief that they better promote retention of key employees through the continuing, long-term nature of an equity investment. It is the policy of our compensation committee that stock options be awarded with an exercise price equal to fair market value on the date of grant, typically measured by reference to the closing price on the grant date.

Maffei Performance-based Equity Awards. In December 2014, we entered into the Maffei Employment Agreement which provides Mr. Maffei with the opportunity to earn annual equity incentive awards during the employment term. See "—Executive Compensation Arrangements—Gregory B. Maffei" for additional information about the annual awards to be provided under the Maffei Employment Agreement. The Maffei Employment Agreement provides that Mr. Maffei was entitled to receive from our company and Liberty Interactive in 2017 a combined target value equity award of $18 million and contemplates that the equity awards would be structured to comply with Section 162(m) of the Code. The Maffei Employment Agreement contemplated that the $18 million equity award would be divided between our company and Liberty Interactive according to relative market capitalization. Mr. Maffei is also eligible to receive above-target equity awards from our company and Qurate equaling in the aggregate $9 million (split by relative market capitalization) that would be granted at the end of the performance period in each compensation committee's sole discretion. The Maffei Employment Agreement also sets forth provisions for determining and establishing any performance criteria for equity awards.

In 2017, our compensation committee, with the consent of Mr. Maffei, elected to waive for purposes of the 2017 equity awards the provisions of the Maffei Employment Agreement that set forth the process for establishing the annual performance criteria. Instead, our compensation committee decided to grant a

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combination of time-vested stock options and performance-based RSUs. Our compensation committee believes that time-vested stock options are consistent with its philosophy of aligning the interests of the named executive officers with those of our stockholders, with the ultimate goal of appropriately motivating our executives to increase long-term stockholder value. In addition, our compensation committee believed that Mr. Maffei's RSU grants should be subject to performance metrics that incentivize and reward Mr. Maffei for successful completion of our company's strategic initiatives. In addition, our compensation committee adjusted the division of the award value between FWONK awards, LSXMK awards and BATRK awards from that which would have resulted from a split according to relative market capitalization of our company's three tracking stock groups and Liberty Interactive's two tracking stock groups. Our compensation committee determined to grant 14% of the total award value of $18 million in FWONK awards, 44% of the total award value of $18 million in LSXMK, and 4% of the total award value of $18 million in BATRK awards instead of 20% in FWONK awards, 40% in LSXMK awards and 3% in BATRK awards. With Mr. Maffei's consent, our compensation committee determined to change the relative grant values among the tracking stock groups to recognize where Mr. Maffei expected to focus his efforts. The parties did not amend the Maffei Employment Agreement and made no decision as to whether to formalize the above process for future grants.

As a result, our compensation committee granted to Mr. Maffei 897,694 LSXMK time vested options (the Maffei LSXMK options), 133,594 BATRK time-vested options (the Maffei BATRK options), 171,299 FWONK time-vested options (the Maffei FWONK options), and 29,438 FWONK performance-based RSUs (the Maffei RSUs). The Maffei BATRK options and Maffei FWONK options had a grant date of March 30, 2017, had a term of seven years, and had a base price of $23.51 and $33.92, respectively, which was the closing price of BATRK and FWONK on the grant date. The Maffei LSXMK options had a grant date of May 11, 2017, had a term of seven years, and had a base price of $36.78, which was the closing price of LSXMK on the grant date. In addition, the stock options vested in full on December 31, 2017, and were subject to other applicable terms and conditions for option grants as set forth in the Maffei Employment Agreement. Our compensation committee also granted to Mr. Maffei the Maffei RSUs on March 30, 2017, which vest only upon attainment of the performance objectives described below.

Our compensation committee adopted an annual, performance-based program for payment of the Maffei RSUs, which was structured to comply with Section 162(m) of the Code. None of the Maffei RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA (or equivalent measure) of Sirius XM, Braves Holdings, Formula 1 and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, for the year ended December 31, 2017 was required to exceed $500 million (the Maffei RSU Threshold). If the Maffei RSU Threshold were met, the notional pool for payment of the Maffei RSUs would be funded with .35% of the amount by which such combined Adjusted OIBDA exceeded $500 million (the Maffei RSU pool). A maximum payout equal to 1.5 times the target number of Maffei RSUs or $6.63 million initial grant value was established.

For purposes of the Maffei RSU pool, Adjusted OIBDA was defined in the same manner as the cash performance bonus program. See "—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses" above. Assuming the Maffei RSU Threshold of $500 million was met and the Maffei RSU pool was funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2017 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Maffei RSUs could be paid to Mr. Maffei. Our compensation committee then determined to review Mr. Maffei's performance to determine what portion of the maximum award would be paid. Our compensation committee reviewed Mr. Maffei's performance based on his corporate development activity, financial engineering/restructuring success, executive development efforts and industry and investor relations activities. After considering Mr. Maffei's performance in these areas as well as his performance in achieving the metrics under the cash performance bonus program, our compensation committee determined to vest 100% of the previously issued Maffei RSUs.

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Other 2017 Awards

Multiyear Stock Options. Consistent with its previous practices, our compensation committee has made larger stock option grants (equaling approximately four to five years' value of the named executive officer's annual grants) that vest between four and five years after grant, rather than making annual grants over the same period. These multiyear grants provide for back-end weighted vesting and generally expire seven to ten years after grant to encourage executives to remain with the company over the long-term and to better align their interests with those of the stockholders. Our compensation committee made such an award to Mr. Maffei in connection with the execution of the Maffei Employment Agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" below. Also, in March 2015, our compensation committee granted to each of Messrs. Carleton and Rosenthaler multiyear stock options that equaled the value of the named executive officer's annual grants that were expected to be granted to him for the period from January 1, 2016 through December 31, 2020. See "Summary Compensation Table" below. Also, Mr. Baer received a multi-year stock option award in June 2016 in connection with entering into the 2016 Baer Employment Agreement. See "—Executive Compensation Arrangements—Richard N. Baer—2016 Term Options" below. Mr. Baer's grant equaled the value of his annual grants that were expected to be granted to him for the period from January 1, 2017 through December 31, 2020. Mr. Malone does not participate in the equity award program and as a result did not receive a multiyear stock option award.

Annual Performance Awards. Consistent with our practice since December 2014 of granting a combination of multiyear stock options and annual performance awards to senior officers, our compensation committee granted annual performance RSUs to Messrs. Baer, Carleton and Rosenthaler in March 2017. Our compensation committee granted to Messrs. Baer, Carleton and Rosenthaler, 19,285, 14,400 and 14,400 LSXMK performance-based RSUs, respectively, 2,492, 1,861 and 1,861 BATRK performance-based RSUs, respectively, and 11,039, 8,243 and 8,243 FWONK performance-based RSUs, respectively, on March 30, 2017 (the Chief RSUs). The Chief RSUs would vest only upon attainment of the performance objectives described below.

Our compensation committee adopted an annual, performance-based program for payment of the Chief RSUs, which was structured to comply with Section 162(m) of the Code. None of the Chief RSUs would vest unless a minimum corporate performance was achieved: the combined Adjusted OIBDA (or equivalent measure) of Sirius XM, Braves Holdings, Formula 1 and a proportionate share of the equivalent measure of Adjusted OIBDA of Live Nation, for the year ended December 31, 2017 was required to exceed $500 million (the Chief Threshold). If the Chief Threshold were met, the notional pool for payment of the Chief RSUs would be funded with .26% of the amount by which such combined Adjusted OIBDA exceeded $500 million (the Chief RSU pool). If the Chief RSU pool was not funded so that the maximum awards could be paid to all participants, each participant's maximum award would be reduced pro rata. The maximum payout set for each of Messrs. Baer, Carleton and Rosenthaler was $1.875 million, $1.4 million and $1.4 million, respectively.

For purposes of the Chief RSU pool, Adjusted OIBDA was defined in the same manner as the performance cash bonus program. See "—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses". Assuming the Chief Threshold of $500 million was met and the Chief RSU pool was fully funded, the amount earned would be subject to reduction from the maximum amount payable by our compensation committee based on subjective performance criteria. After review of our company's 2017 Adjusted OIBDA results, our compensation committee determined and certified that the maximum Chief RSU awards could be paid to Messrs. Baer, Carleton and Rosenthaler. Our compensation committee then determined to review each named executive officer's performance to determine what portion of the maximum award would be paid. Our compensation committee reviewed Messrs. Baer, Carleton and Rosenthaler's performance and also considered the recommendations from Mr. Maffei. Mr. Maffei recommended that our committee vest 100% of the Chief RSUs previously granted to each of Messrs. Baer, Carleton and Rosenthaler based on his assessment of their individual performance against the goals established in connection with the performance cash bonus program and his general observation of their leadership and executive performance. Accordingly, our compensation committee determined to reduce the payouts down to the target award levels and then approved vesting of all of the Chief RSUs previously granted to Messrs. Baer, Carleton and Rosenthaler.

Mr. Malone did not participate in the annual performance RSU program.

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Perquisites and Other Personal Benefits

The perquisites and other personal benefits available to our executives (that are not otherwise available to all of our salaried employees, such as matching contributions to the Liberty Media 401(k) Savings Plan and the payment of life insurance premiums) consist of:

  •
  limited personal use of corporate aircraft;

  •
  in the case of Mr. Maffei, reimbursement of legal expenses;

  •
  occasional, personal use of an apartment in New York City owned by a subsidiary of our company, which is primarily used for business purposes, and occasional, personal use of a company car and driver;

  •
  in the case of Mr. Carleton, reimbursement for use of private housing while on New York City business trips;

  •
  a deferred compensation plan that provides above-market preferential returns; and

  •
  in the case of Mr. Malone, an annual allowance of $1 million for personal expenses provided pursuant to the terms of his employment agreement (see "—Executive Compensation Arrangements—John C. Malone").

Taxable income may be incurred by our executives in connection with their receipt of perquisites and personal benefits. Other than as contemplated by Mr. Malone's employment agreement, we have not provided gross-up payments to our executives in connection with any such taxable income incurred during the past three years.

Aircraft Usage. On occasion, and with the approval of our Chairman or Chief Executive Officer, executives may have family members and other guests accompany them on our corporate aircraft when traveling on business. Under the terms of the employment arrangements with our Chairman and our Chief Executive Officer, our Chairman and our Chief Executive Officer and their guests may use the corporate aircraft for non-business purposes subject to specified limitations.

Pursuant to a February 5, 2013 letter agreement between us and Mr. Maffei, Mr. Maffei was entitled to 120 hours per year of personal flight time through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between us and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year of personal flight time if he reimburses us for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Under the Maffei Employment Agreement, if Mr. Maffei's employment had been terminated due to disability, for good reason or without cause, Mr. Maffei would have been entitled to continued use of the company's aircraft under the terms of the February 5, 2013 letter agreement for 12 months after termination of his employment. Mr. Maffei incurs taxable income, calculated in accordance with the Standard Industry Fare Level (SIFL) rates, for all personal use of our corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with our company for travel pursuant to the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft were not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

The cost of Mr. Malone's personal use of our corporate aircraft, calculated in accordance with SIFL, counts toward his $1 million personal expense allowance (described above).

For disclosure purposes, we determine incremental cost using a method that takes into account:

  •
  landing and parking expenses;

  •
  crew travel expenses;

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  •
  supplies and catering;

  •
  aircraft fuel and oil expenses per hour of flight;

  •
  any customs, foreign permit and similar fees; and

  •
  passenger ground transportation.

Because the company's aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as salaries of pilots and crew, purchase or lease costs of aircraft and costs of maintenance and upkeep.

Pursuant to our aircraft time sharing agreements with Qurate, Liberty TripAdvisor, Liberty Broadband, Liberty Expedia, and GCI Liberty, each of these companies pays us for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Malone or Mr. Maffei using our corporate aircraft that are allocable to such company, except that allocations made to Liberty TripAdvisor, Liberty Broadband, Liberty Expedia or GCI Liberty may only be made for corporate aircraft use relating to such company's business matters, while allocations made to Qurate relate to such company's business matters along with approved personal use of our aircraft. Pursuant to our aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses us for costs associated with his personal use of our corporate aircraft under the November 11, 2015 letter agreement, and such costs include the expenses listed above, insurance obtained for the specific flight and an additional charge equal to 100% of the aircraft fuel and oil expenses for the specific flight.

For purposes of determining an executive's taxable income, personal use of our aircraft is valued using a method based on SIFL rates, as published by the Treasury Department. The amount determined using the SIFL rates is typically lower than the amount determined using the incremental cost method. Under the American Jobs Creation Act of 2004, the amount we may deduct for a purely personal flight is limited to the amount included in the taxable income of the executives who took the flight. Also, the deductibility of any non-business use will be limited by Section 162(m) of the Code to the extent that the named executive officer's compensation that is subject to that limitation exceeds $1 million. See "—Deductibility of Executive Compensation" below.

Deferred Compensation

To help accommodate the tax and estate planning objectives of the named executive officers, as well as other executives with the title of Assistant Vice President and above, our board of directors assumed the previously established Liberty Media Corporation 2006 Deferred Compensation Plan (as amended and restated) in connection with the LMC Spin-Off. Under that plan, participants could elect to defer up to 50% of their base salaries and up to 100% of their cash performance bonuses that were allocable to our company. Compensation deferred under the plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the plan that otherwise would have been received on or after January 1, 2015 will earn interest income at a rate that is intended to approximate our company's general cost of 10-year debt. For 2015 and 2016, the rate was 6.25%, and for 2017, the rate was 6.5%. In the LMC Spin-Off, we assumed the plan and all outstanding obligations thereunder. Since Old LMC's split-off from Liberty Interactive (the Old LMC Split-Off) in 2011, the named executive officers may not participate in the plan with respect to any portion of their cash performance bonuses paid by Liberty Interactive. In addition, Mr. Carleton had a deferral election in place for his 2011 performance-based bonus, with respect to which Qurate will remain responsible for the payment of such deferred amount and all deferred interest thereon going forward. For more information on this plan and the amendments that became effective January 1, 2016, see "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" and the "—Nonqualified Deferred Compensation Plans" table below.

We provide Mr. Malone with certain deferred compensation arrangements that were entered into by our predecessors and assumed by us in connection with the various restructurings that we have undergone. Beginning in February 2009, Mr. Malone began receiving accelerated payments under those deferred compensation arrangements. For more information on these arrangements, see "—Executive Compensation Arrangements—John C. Malone" below.

44   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Changes for 2018

In March 2018, our compensation committee determined, with the consent of Mr. Maffei, to waive again the process required by the Maffei Employment Agreement to set performance criteria for Mr. Maffei's 2018 annual performance awards. Our compensation committee determined to implement the same general process as used in 2017 and 2016. The parties have not determined whether to formalize this process for future annual performance awards.

Deductibility of Executive Compensation

In developing the 2017 compensation packages for the named executive officers, the deductibility of executive compensation under Section 162(m) of the Code was considered. That provision prohibits the deduction of compensation of more than $1 million paid to certain executives, subject to certain exceptions. For 2017 and prior years, one exception was for performance-based compensation, including stock options granted by our predecessors under their incentive plans (and assumed by us to the extent applicable under the Liberty Media Corporation Transitional Stock Adjustment Plan) or the 2013 incentive plan, although in order to maintain flexibility in making compensation decisions, our compensation committee did not adopt a policy requiring all compensation to be deductible under Section 162(m) of the Code. Following the enactment of the Tax Cuts and Jobs Act of 2017, beginning with the 2018 calendar year, the executives potentially affected by the limitations of Section 162(m) of the Code has been expanded and there is no longer any exception for qualified performance-based compensation. Although some performance-based awards will not result in a compensation deduction until after 2017, we believe the transition rules in effect for binding contracts in effect on November 2, 2017 should continue to allow certain of these awards to maintain their exemption from the $1 million annual deduction limitation for so long as such contracts are not materially modified. However, portions of the compensation we pay to the named executive officers may not be deductible due to the application of Section 162(m) of the Code. Our compensation committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the named executive officers is not material relative to the benefit of being able to attract and retain talented management.

Policy on Restatements

In those instances where we grant cash or equity-based incentive compensation, we include in the related agreement with the executive a right, in favor of our company, to require the executive to repay or return to the company any cash, stock or other incentive compensation (including proceeds from the disposition of shares received upon exercise of options or stock appreciation rights). That right will arise if (1) a material restatement of any of our financial statements is required and (2) in the reasonable judgment of our compensation committee, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the executive. In determining the amount of such repayment or return, our compensation committee may take into account, among other factors it deems relevant, the extent to which the market value of the applicable series of our common stock was affected by the errors giving rise to the restatement. The cash, stock or other compensation that we may require the executive to repay or return must have been received by the executive during the 12-month period beginning on the date of the first public issuance or the filing with the SEC, whichever occurs earlier, of the financial statement requiring restatement. The compensation required to be repaid or returned will include (1) cash or company stock received by the executive (A) upon the exercise during that 12-month period of any stock appreciation right held by the executive or (B) upon the payment during that 12-month period of any incentive compensation, the value of which is determined by reference to the value of company stock, and (2) any proceeds received by the executive from the disposition during that 12-month period of company stock received by the executive upon the exercise, vesting or payment during that 12-month period of any award of equity-based incentive compensation.

Stock Ownership Guidelines

Our board of directors adopted stock ownership guidelines that require each executive officer (other than Mr. Malone) to own shares of our company's stock equal to (i) at least three times the base salary paid by our company to Mr. Maffei, with respect to Mr. Maffei's requirement, and (ii) at least three times 50% of the base salary paid by our company to Messrs. Baer, Carleton and Rosenthaler, in the case of Messrs. Baer, Carleton and Rosenthaler. The named executive officers (other than Mr. Malone) have a similar stock ownership requirement at Qurate with respect to the base salary paid by Qurate, in the case of Mr. Maffei, or allocated to Qurate per our company's stock ownership guidelines in the case of Messrs. Baer, Carleton and Rosenthaler. The named executive officers (other than Mr. Malone) will have until March 2021 to comply with these guidelines.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  45

SUMMARY COMPENSATION TABLE

Name and Principal Position (as of 12/31/17)	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)(7)		Total ($)

John C. Malone	2017	1,677	—	—	—	—	224,672	570,733	(8)	797,082
Chairman of the Board	2016	1,482	—	—	—	—	232,747	512,927	(8)	747,156
	2015	2,145	—	—	—	—	239,961	670,237	(8)	912,343

Gregory B. Maffei	2017	1,059,227	—	1,711,501	10,247,980	6,066,373	401,887	325,295	(9)(10)	19,812,263
President and Chief	2016	1,045,739	928,872	2,296,392	6,907,448	5,043,938	335,068	332,008	(9)(10)	16,889,465
Executive Officer	2015	960,750	—	1,280,731	5,085,655	4,145,828	99,232	527,975	(9)(10)	12,100,171

Richard N. Baer	2017	487,351	—	1,186,302	—	937,400	—	18,298		2,629,351
Chief Legal Officer	2016	607,856	106,355	16,532	3,073,150	901,500	—	20,534		4,725,927
	2015	437,622	—	—	—	712,701	—	15,701		1,166,024

Mark D. Carleton(11)	2017	669,758	—	885,819	—	1,016,186	304,384	33,227		2,909,374
Chief Financial Officer	2016	781,045	151,773	1,233,631	—	875,500	199,301	34,736	(10)	3,275,986
	2015	n/a	n/a	n/a	n/a	n/a	n/a	n/a		n/a

Albert E. Rosenthaler	2017	553,666	—	885,819	561,640	953,229	—	19,673		2,974,027
Chief Corporate	2016	572,161	84,903	1,221,037	—	875,500	—	24,902	(12)	2,778,503
Development Officer	2015	380,340	—	—	4,417,286	679,396	—	14,131		5,491,153

(1)
Represents only that portion of each named executive officer's salary that was allocated to our company with respect to the years ended December 31, 2017, 2016 and 2015 under the services agreements. For a description of the allocation of compensation between (i) our company and Qurate following the LMC Spin-Off, (ii) our company and Liberty TripAdvisor following the TripCo Spin-Off, (iii) our company and Liberty Broadband following the Broadband Spin-Off, (iv) our company and CommerceHub following the CommerceHub Spin-Off and (v) our company and Liberty Expedia following the Expedia Holdings Split-Off, see "—Compensation Discussion and Analysis—Services Agreements."

(2)
Reflects the grant date fair value of RSUs granted to our named executive officers during 2017, 2016 and 2015. The table reflects the grant date fair value of 2015 performance-based stock options and RSUs granted to Mr. Maffei, the 2016 performance-based RSUs granted to each of Messrs. Maffei, Carleton and Rosenthaler, the 2017 Maffei RSUs granted to Mr. Maffei and the 2017 Chief RSUs granted to each of Messrs. Baer, Carleton and Rosenthaler. A maximum payout equal to 1.5 times the target number of Maffei RSUs or $6.63 million of initial grant value was established. The maximum payout set for Mr. Baer was $1.875 million of initial grant value, and the maximum payout set for each of Messrs. Carleton and Rosenthaler was $1.4 million of initial grant value of Chief RSUs. The grant date fair value of these awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2017 (which are included in our 2017 Form 10-K).

(3)
The grant date fair value of Mr. Maffei's Term Options (as defined below) and 2017, 2016 and 2015 stock option awards, Mr. Baer's 2016 Term Options (as defined below) and Mr. Rosenthaler's 2017 and 2015 stock option awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2017 (which are included in the 2017 Form 10-K).

(4)
Reflects the above-market earnings credited during 2017, 2016 and 2015 to the deferred compensation accounts of each applicable named executive officer. See "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Deferred Compensation," "—Executive Compensation Arrangements—John C. Malone," and "—Nonqualified Deferred Compensation Plans" below.

46   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

(5)
Included in this column are the following life insurance premiums paid on behalf of each of the named executive officers and allocated to our company under the services agreement:

	Amounts ($)
Name	2017	2016	2015

John C. Malone	2,657	2,348	5,438
Gregory B. Maffei	3,432	3,462	2,696
Richard N. Baer	3,988	3,309	2,451
Mark D. Carleton	3,677	4,378	n/a
Albert E. Rosenthaler	3,040	3,207	2,206

(6)
We make available to our personnel, including our named executive officers, tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(7)
The Liberty Media 401(k) Savings Plan provides employees with an opportunity to save for retirement. The Liberty Media 401(k) Savings Plan participants may contribute up to 75% of their eligible compensation on a pre-tax basis to the plan and an additional 10% of their eligible compensation on an after-tax basis (subject to specified maximums and IRS limits), and we contribute a matching contribution based on the participants' own contributions up to the maximum matching contribution set forth in the plan. Our company receives reimbursements from Qurate under the LIC Services Agreement for Qurate's allocable portion of the matching contribution. Participant contributions to the Liberty Media 401(k) Savings Plan are fully vested upon contribution.

  Generally, participants acquire a vested right in our matching contributions as follows:

Years of Service	Vesting Percentage

Less than 1	0%
1 - 2	33%
2 - 3	66%
3 or more	100%

  Included in this column, with respect to each named executive officer are the following matching contributions made by our company to the Liberty Media 401(k) Savings Plan in 2017, 2016 and 2015:

	Amounts ($)
Name	2017	2016	2015

John C. Malone	11,610	10,070	14,575
Gregory B. Maffei	18,900	18,020	14,575
Richard N. Baer	14,310	17,225	13,250
Mark D. Carleton	20,250	22,790	n/a
Albert E. Rosenthaler	16,633	16,695	11,925

  With respect to these matching contributions, all of our named executive officers are fully vested.

(8)
Includes the following amounts which were allocated to our company under the LIC Services Agreement:

	Amounts ($)
	2017	2016	2015

Reimbursement for personal legal, accounting and tax services	64,064	26,852	52,341
Compensation related to personal use of corporate aircraft(a)	165,655	188,122	214,528
Tax payments made on behalf of Mr. Malone	324,073	281,515	378,388

  (a)
  Calculated based on aggregate incremental cost of such usage to our company.

  Also includes miscellaneous personal expenses, such as courier charges.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  47

(9)
Includes the following amounts which were allocated to our company under the LIC Services Agreement:

	Amounts ($)
	2017	2016	2015

Reimbursement for legal services	—	3,454	180,746
Compensation related to personal use of corporate aircraft(a)	298,535	304,454	325,750

  (a)
  Calculated based on aggregate incremental cost of such usage to our company.
(10)
Prior to the Old LMC Split-Off, we owned an apartment in New York City which was primarily used for business purposes. The apartment was assigned to Old LMC in the Old LMC Split-Off and later to our company in the LMC Spin-Off. Messrs. Maffei and Carleton occasionally used this apartment for personal reasons. From time to time, we reimburse Mr. Carleton for his use of private housing while on New York City business trips, and we also pay the cost of miscellaneous shipping and catering expenses for Mr. Maffei.

(11)
Mr. Carleton was a named executive officer of our company for the first time in the proxy statement for our 2017 annual meeting of stockholders and his compensation for 2015 has been omitted in reliance upon the SEC's interpretive guidance.

(12)
Includes $5,000 in charitable contributions in 2016 made on behalf of Mr. Rosenthaler pursuant to our political action committee matching contribution program.

EXECUTIVE COMPENSATION ARRANGEMENTS

John C. Malone

In connection with the merger of TCI and AT&T in 1999, an employment agreement between John C. Malone and TCI was assigned to a predecessor of Qurate. Mr. Malone's employment agreement and his deferred compensation arrangements, as described below, were assigned to Old LMC in connection with the Old LMC Split-Off and later to our company in connection with the LMC Spin-Off. The term of Mr. Malone's employment agreement is extended daily so that the remainder of the employment term is five years. The employment agreement was amended in June 1999 to provide for, among other things, an annual salary of $2,600 (which was increased to $3,900 in 2014), subject to increase with board approval. The employment agreement was amended in 2003 to provide for payment or reimbursement of personal expenses, including professional fees and other expenses incurred by Mr. Malone for estate, tax planning and other services, and for personal use of corporate aircraft and flight crew. The aggregate amount of such payments or reimbursements and the value of his personal use of corporate aircraft was originally limited to $500,000 per year but increased to $1 million effective January 1, 2007 by the Liberty Interactive compensation committee. Although the "Summary Compensation Table" table above reflects the portion of the aggregate incremental cost of Mr. Malone's personal use of our corporate aircraft attributable to our company, the value of his aircraft use for purposes of his employment agreement is determined in accordance with SIFL, which aggregated $81,600 for use of the aircraft by our company and Liberty Interactive during the year ended December 31, 2017. Qurate is allocated, and reimburses us for, portions of the other components of the payments/reimbursements to Mr. Malone described above.

In December 2008, the Liberty Interactive compensation committee determined to modify Mr. Malone's employment arrangements to permit Mr. Malone to begin receiving fixed monthly payments in 2009, in advance of a termination event, in satisfaction of its obligations to him under a 1993 deferred compensation arrangement, a 1982 deferred compensation arrangement and an installment severance plan, in each case, entered into with him by Qurate's predecessors (and which had been assumed by Qurate). At the time of the amendment, the amounts owed to Mr. Malone under these arrangements aggregated approximately $2.4 million, $20 million and $39 million, respectively. As a result of these modifications, Mr. Malone receives 240 equal monthly installments, which commenced February 2009, of: (1) approximately $20,000 under the 1993 deferred compensation arrangement, (2) approximately $237,000 under the 1982 deferred compensation arrangement and (3) approximately $164,000 under the installment severance plan. Interest ceased to accrue under the installment severance plan once these payments began; however, interest continues to accrue on the 1993 deferred compensation arrangement at a rate of 8% per annum and on the 1982 deferred compensation arrangement at a rate of 13% per annum. In connection with the LMC Spin-Off, we assumed these payment obligations from Old LMC, who had in turn assumed them from Qurate's predecessor in the Old LMC Split-Off.

48   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

Under the terms of Mr. Malone's employment agreement, he is entitled to receive upon the termination of his employment at our election for any reason (other than for death or "cause"), a lump sum equal to his salary for a period of five full years following termination (calculated on the basis of $3,900 per annum, the lump sum severance payment). As described above, in connection with the LMC Spin-Off, we assumed Mr. Malone's employment agreement and all outstanding obligations thereunder from Old LMC (which were previously assumed by Old LMC in the Old LMC Split-Off), and Qurate will reimburse us for its allocated portion of any such lump sum severance payments made thereunder.

For a description of the effect of any termination event or a change in control of our company on his employment agreement, see "—Potential Payments Upon Termination or Change in Control" below.

Gregory B. Maffei

December 2014 Employment Arrangement

On December 24, 2014, our compensation committee approved a new compensation arrangement with Mr. Maffei. The arrangement provides for a five year employment term beginning January 1, 2015 and ending December 31, 2019, with an annual base salary of $960,750, increasing annually by 5% of the prior year's base salary, and an annual target cash bonus equal to 250% of the applicable year's base salary. The arrangement also provides Mr. Maffei with the opportunity to earn annual performance-based equity incentive awards during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, Mr. Maffei was granted the Term Options defined below. Mr. Maffei's compensation arrangement was memorialized in the Maffei Employment Agreement executed on December 29, 2014.

The arrangement provides that, in the event Mr. Maffei is terminated for cause (as defined in the Maffei Employment Agreement) he will be entitled to only his accrued base salary and any amounts due under applicable law. If Mr. Maffei is terminated by Liberty Media without cause or if Mr. Maffei terminates his employment for good reason (as defined in the Maffei Employment Agreement), he is entitled to (i) his accrued base salary, (ii) his accrued but unpaid bonus and any amounts due under applicable law (the Standard Entitlements), (iii) a severance payment of 1.5 times his base salary during the year of his termination to be paid in equal installments over 18 months, (iv) a payment equal to $11,750,000 pro rated based upon the elapsed number of days in the calendar year of termination (including the date of termination), with (subject to certain exceptions) up to 25% of such amount payable in shares of our common stock, at our discretion and with the remainder of such amount paid in cash (the Pro Rated Amount), (v) a payment equal to $17,500,000, with (subject to certain exceptions) up to 25% of such amount payable in shares of our common stock at our discretion and with the remainder of such amount paid in cash (the Un-Pro Rated Amount), and (vi) continued use of certain services and perquisites provided by our company, including continued aircraft benefits consistent with those provided to him during the period of his employment (the Services). If Mr. Maffei terminates his employment without good reason (as defined in the Maffei Employment Agreement), he will be entitled to the Standard Entitlements and a payment of the Pro Rated Amount. Lastly, in the case of Mr. Maffei's death or disability, he is entitled to the Standard Entitlements, a payment of 1.5 times his base salary during the year of his termination, payments of the Pro Rated Amount and the Un-Pro Rated Amount, and, only in the case of his termination for disability, the Services. The Maffei Employment Agreement also contains other customary terms and conditions.

Term Options

Also on December 24, 2014, in connection with the approval of his compensation arrangement, Mr. Maffei received a one-time grant of 3,298,724 options to purchase shares of LMCK (the Term Options), which had an exercise price of $34.04 per share. Mr. Maffei's Term Options have been adjusted in connection with the April 2016 reclassification and exchange of our common stock into the Liberty SiriusXM common stock, the Liberty Braves common stock and the Liberty Formula One common stock (the reclassification) and the June 2016 rights offering with respect to BATRK shares, and as a result, the Term Options now relate to shares of LSXMK, BATRK and FWONK. One-half of the Term Options will vest on the fourth anniversary of the grant date with the remaining Term Options vesting on the fifth anniversary of the grant date, in each case, subject to Mr. Maffei being employed on the applicable vesting date. The Term Options have a term of seven years.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  49

Upon a change in control (as defined in the Maffei Employment Agreement) prior to Mr. Maffei's termination or in the event of Mr. Maffei's termination for death or disability, all of his unvested Term Options will become exercisable. If Mr. Maffei is terminated for cause, all of his unvested Term Options will terminate immediately. If Mr. Maffei is terminated by our company without cause or if he terminates his employment for good reason (as defined in the Maffei Employment Agreement), then each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date plus 548 calendar days; however, in the event (i) all members of the Malone Group (as defined in the Maffei Employment Agreement) cease to beneficially own our company's securities representing at least 20% of our company's voting power, (ii) within 90 to 210 days of clause (i) Mr. Maffei's employment is terminated by our company without cause or by Mr. Maffei for good reason and (iii) at the time of clause (i) Mr. Maffei does not beneficially own our company's securities representing at least 20% of our company's voting power, then all unvested Term Options will vest in full as of the date of Mr. Maffei's termination. If Mr. Maffei terminates his employment without good reason, then a portion of each unvested tranche of each type of Term Options will vest pro rata based on the number of days elapsed in the vesting period for such tranche since the grant date. In the event of a change in control prior to Mr. Maffei's termination, all of the Term Options will remain exercisable until the end of the term. If Mr. Maffei is terminated for cause prior to December 31, 2019 (without a prior change in control occurring), then all vested Term Options will expire on the 90th day following such termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Term Options will expire at the end of the term.

Annual Awards

Mr. Maffei will receive annual grants of options to purchase shares of LSXMK, BATRK and FWONK with a term of seven years (the Annual Options) and RSUs with respect to LSXMK, BATRK and FWONK (the Annual RSUs and together with the Annual Options, the Annual Awards), and Mr. Maffei may elect the portions of his Annual Award that he desires to be issued in the form of Annual RSUs and Annual Options. For a description of Mr. Maffei's target Annual Awards, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards." Pursuant to the Maffei Employment Agreement, Mr. Maffei will receive upfront grants of the Annual Awards and awards from Qurate in the following combined target amounts: $16 million for calendar year 2015, $17 million for calendar year 2016, $18 million for calendar year 2017, $19 million for calendar year 2018 and $20 million for calendar year 2019. The combined target amounts will be allocated between Qurate and our company based on relative market capitalization. In our compensation committee's sole discretion, Mr. Maffei is also eligible to receive additional awards each year from Liberty Media up to a maximum of 50% of the Liberty Media target award grant amount for such year as an above-target award.

Upon Mr. Maffei's termination for any reason, his unvested Annual Awards (including any dividend equivalents related to any unvested Annual RSUs) will terminate at the close of business on the day of the separation, except that, in the case of performance-based Annual RSUs, if Mr. Maffei remains employed through the end of the relevant grant year but his termination occurs prior to the date as of which any performance criteria has been determined to have been met or not with respect to the Annual RSUs relating to such grant year, such Annual RSUs will remain outstanding until such determination date and become vested to the extent determined by the compensation committee. Upon a change in control prior to Mr. Maffei's termination, all vested Annual Options (and any Annual Options that vest after such change in control) will terminate at the expiration of the original term. If Mr. Maffei is terminated by our company for cause (without a prior change in control) prior to December 31, 2019, all vested Annual Options will terminate at the close of business on the 90th day following the termination. In all other events of termination or if Mr. Maffei has not been terminated prior to December 31, 2019, all vested Annual Options will terminate at the expiration of the original term.

Aircraft Usage

We are party to a February 5, 2013 letter agreement with Mr. Maffei, pursuant to which he was entitled to personal use of corporate aircraft not to exceed 120 hours of flight time per year through the first to occur of (i) the termination of his employment, subject to any continued right to use the corporate aircraft as described below or pursuant to the terms of his employment arrangement in effect at the time of the termination or (ii) the cessation of ownership or lease of corporate aircraft. Effective November 11, 2015, pursuant to a letter agreement between us and Mr. Maffei of the same date, Mr. Maffei is entitled to 30 additional hours per year

50   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

of personal flight time if he reimburses us for such usage through the first to occur of (i) the termination of his employment or (ii) the cessation of ownership or lease of corporate aircraft. Mr. Maffei will continue to incur taxable income, calculated in accordance with SIFL, for all personal use of our corporate aircraft under the February 5, 2013 letter agreement. Mr. Maffei incurs taxable income at the SIFL rates minus amounts paid under time sharing agreements with our company for travel pursuant to the November 11, 2015 letter agreement. Pursuant to our aircraft time sharing agreements with Qurate, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia, such entities pay us for any costs, calculated in accordance with Part 91 of the Federal Aviation Regulations, associated with Mr. Maffei using our corporate aircraft that are allocable to these entities. Qurate, Liberty TripAdvisor, Liberty Broadband and Liberty Expedia reimburse us for Mr. Maffei's use of our corporate aircraft for such entity's business, as the case may be, while Qurate also reimburses us for Mr. Maffei's personal use of our corporate aircraft. Pursuant to our aircraft time sharing agreements with Mr. Maffei, Mr. Maffei reimburses us for costs associated with his up to 30 hours of personal use of our corporate aircraft under the November 11, 2015 letter agreement. Flights where there are no passengers on company-owned aircraft are not charged against the 120 hours of personal flight time per year allotted to Mr. Maffei if the flight department determines that the use of a NetJets, Inc. supplied aircraft for a proposed personal flight would be disadvantageous to our company due to (i) use of budgeted hours under the then current Liberty Media fractional ownership contract with NetJets, Inc. or (ii) higher flight cost as compared to the cost of using company owned aircraft.

Richard N. Baer

2016 Baer Employment Agreement

On May 24, 2016, the compensation committee of our company approved a new compensation arrangement with Mr. Baer, which was memorialized in a definitive employment agreement, dated effective as of August 18, 2016 (the 2016 Baer Employment Agreement), between our company and Mr. Baer. The arrangement provides for a four year employment term beginning January 1, 2017 and ending December 31, 2020 (the employment period) during which Mr. Baer will continue to serve as Chief Legal Officer of our company, Qurate, Liberty Broadband, Liberty Expedia and Liberty TripAdvisor. Mr. Baer's 2016 annual base salary of $901,500 and annual target cash bonus of 100% of base salary under the 2012 employment agreement with our company remain unchanged under the new compensation arrangement. The arrangement also provides Mr. Baer with the opportunity to earn annual performance-based equity incentive awards from our company and Qurate during the employment term, as described in more detail below. In connection with the approval of his compensation arrangement, the compensation committee granted options to Mr. Baer with respect to LSXMK, BATRK and FWONK (together, the 2016 Term Options), each as described in more detail below.

The 2016 Baer Employment Agreement governs any termination of Mr. Baer's employment that occurs on or after January 1, 2017 during the term of such agreement. The 2016 Baer Employment Agreement provides that, in the event Mr. Baer is terminated for cause (as defined in the 2016 Baer Employment Agreement), he will be entitled to his accrued but unpaid base salary through the date of termination, any unpaid expenses and other amounts required to be paid by law. In addition, all unexercised 2016 Term Options, whether vested or unvested, will be forfeited.

If, however, Mr. Baer terminates his employment for good reason (as defined in the 2016 Baer Employment Agreement) or if his employment is terminated without cause (as defined in the 2016 Baer Employment Agreement), then he is entitled to receive his (i) accrued but unpaid base salary, (ii) any unpaid expenses and other amounts required to be paid by law, (iii) a lump sum payment of any declared but unpaid bonus from the prior year and (iv) if such termination occurs (x) between January 1, 2017 and March 31, 2018, a lump sum cash payment of $5.3 million, (y) between April 1, 2018 and March 31, 2019, a lump sum cash payment of $3.5 million or (z) between April 1, 2019 and the close of business on December 31, 2020, a lump sum cash payment of $1.9 million. In addition, if his employment is terminated by us without cause or by Mr. Baer for good reason (a protected termination), (a) between January 1, 2017 and December 31, 2019, he will vest in 75% of the original number of 2016 Term Options (less any options that have previously vested) or (b) during 2020, the unvested portion of his 2016 Term Options will vest in full, in each case on the date of his termination, and such options will remain exercisable for the period specified in the applicable award agreement. The award agreements for Mr. Baer's annual grants of Performance RSUs (as defined below) will

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  51

provide that if a protected termination occurs during the employment period, any Performance RSUs that are outstanding and unvested on the termination date will remain outstanding until the date that our compensation committee determines whether the performance criteria applicable to such Performance RSUs were met and will vest to the extent determined by the committee on the date of such determination.

If Mr. Baer terminates his employment without good reason (as defined in the 2016 Baer Employment Agreement), he is entitled to receive any accrued but unpaid base salary, any declared but unpaid bonus from the prior year and any unpaid expenses and other amounts required to be paid by law. In addition, Mr. Baer will forfeit any 2016 Term Options and Performance RSUs that are unvested on the date of such termination. Any vested 2016 Term Options will remain exercisable for 90 days after Mr. Baer's termination without good reason, or, if such termination occurs after December 31, 2020, for the remainder of the term of such options.

In the case of Mr. Baer's death or disability (as defined in the 2016 Baer Employment Agreement), such employment agreement provides for the right for his estate or him, as applicable, to receive any accrued but unpaid base salary, any unpaid expenses and other amounts required to be paid by law, any declared but unpaid bonus from the prior year and a lump sum cash payment of $1.9 million. In addition, the 2016 Term Options will vest in full and remain exercisable for a one year period following his death or disability or, if such termination occurs after December 31, 2020, for the remainder of the term of such options. Any outstanding but unvested Performance RSUs will vest immediately in the event of Mr. Baer's death or disability to the extent not already vested as of the date of his termination due to death or disability.

As a condition to Mr. Baer's receipt of any severance payments as a result of his termination, as well as any acceleration of vesting or extension of exercise periods described in the grant agreements for the equity grants, Mr. Baer must execute a severance agreement and release in favor of Liberty Media in accordance with the procedures set forth in the 2016 Baer Employment Agreement.

Although not a party to the 2016 Baer Employment Agreement, Qurate is obligated to reimburse us for its allocable portion of the above payments (other than payments relating to performance bonuses and payments relating to equity awards which are directly settled with the applicable issuer) pursuant to the LIC Services Agreement.

2016 Term Options

On May 24, 2016, in connection with the approval of his compensation arrangement, the compensation committee approved a one-time grant to Mr. Baer of (i) 346,466 options to purchase shares of LSXMK with an exercise price equal to $31.66 per share, (ii) 32,048 options to purchase shares of BATRK with an exercise price equal to $15.11 per share, and (iii) 83,942 options to purchase shares of FWONK with an exercise price equal to $19.11 per share. The exercise prices are equal to the closing price of LSXMK, BATRK and FWONK on June 1, 2016, the grant date for these options. One-half of the 2016 Term Options will vest on December 31, 2019 with the remaining 2016 Term Options vesting on December 31, 2020, in each case, subject to Mr. Baer being employed on the applicable vesting date, and subject to any accelerated vesting upon a termination event. The 2016 Term Options expire on December 31, 2023.

Annual Performance-Based Awards

Beginning in 2017, Mr. Baer will receive annual grants of performance-based RSUs with respect to LSXMK, BATRK and FWONK (the Performance RSUs). The combined annual target value of the Performance RSUs and the performance-based RSUs issued by Qurate will be $1.875 million. The compensation committee will establish performance metrics with respect to each grant of Performance RSUs that will determine, in the compensation committee's sole discretion, the extent to which such grant will vest.

Equity Incentive Plans

The 2017 incentive plan is administered by the compensation committee of our board of directors. The compensation committee has full power and authority to grant eligible persons the awards described below and to determine the terms and conditions under which any awards are made. The 2017 incentive plan is designed to provide additional remuneration to certain employees and independent contractors for exceptional service and to encourage their investment in our company. Our compensation committee may grant non-qualified stock options, SARs, restricted shares, RSUs, cash awards, performance awards or any combination of the foregoing under the 2017 incentive plan (collectively, incentive plan awards).

52   |  LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

The maximum number of shares of our common stock with respect to which incentive plan awards may be issued under the 2017 incentive plan is 50,000,000, subject to anti-dilution and other adjustment provisions of the 2017 incentive plan. With limited exceptions, under the 2017 incentive plan, no person may be granted in any calendar year incentive plan awards covering more than 8,000,000 shares of our common stock (subject to anti-dilution and other adjustment provisions of the 2017 incentive plan) nor may any person receive under the 2017 incentive plan payment for cash incentive plan awards during any calendar year in excess of $10 million. However, no nonemployee director may be granted during any calendar year incentive plan awards having a value (as determined on the grant date of such award) in excess of $2 million. Shares of our common stock issuable pursuant to incentive plan awards made under the 2017 incentive plan are made available from either authorized but unissued shares or shares that have been issued but reacquired by our company. The 2017 incentive plan has a five year term.

In connection with the LMC Spin-Off, our company's board of directors adopted the Liberty Media Corporation Transitional Stock Adjustment Plan (the TSAP, and together with the 2013 incentive plan, the existing incentive plans). The TSAP governs the terms and conditions of equity incentive awards with respect to our common stock issued in connection with adjustments made to equity incentive awards relating to Old LMC's common stock that were granted prior to the LMC Spin-Off. No further grants are permitted under the TSAP.

2006 Deferred Compensation Plan

Our company maintains the Liberty Media Corporation 2006 Deferred Compensation Plan (as amended and restated, the 2006 deferred compensation plan), under which officers at the level of Vice President and above were eligible to elect to defer up to 50% of such officer's annual base salary and cash performance bonus for 2015. These deferral elections must be made in advance of certain deadlines and may include (1) the selection of a payment date, which generally may not be later than 30 years from the end of the year in which the applicable compensation is initially deferred, and (2) the form of distribution, such as a lump-sum payment or substantially equal annual installments over two to five years for elections made prior to January 1, 2016.

In addition to the accelerated distribution events described under "—Potential Payments Upon Termination or Change in Control" below, at the eligible officer's request, if the compensation committee determines that such officer has suffered a financial hardship, it may authorize immediate distribution of amounts deferred under the 2006 deferred compensation plan.

Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the 2006 deferred compensation plan that otherwise would have been received on or after January 1, 2015 will earn interest income at a rate that is intended to approximate our company's general cost of 10-year debt. For 2017 the rate was 6.5%.

The 2006 deferred compensation plan was amended effective January 1, 2016, to reflect the following changes: (A) eligible participants may elect to defer up to 50% of the portion of their base salaries and up to 100% of their cash performance bonuses that are allocable to our company, (B) eligible participants may elect to receive annual installments over two to ten years, rather than two to five years and (C) for amounts deferred on or after January 1, 2015, the compensation committee may not change the applicable interest rate in effect after a change of control has occurred. In 2017, we also amended the 2006 deferred compensation plan to permit the participation of officers with a title of Assistant Vice President and above.

Our board of directors reserves the right to terminate the 2006 deferred compensation plan at any time. An optional termination by our board of directors will not result in any distribution acceleration.

Pay Ratio Information

We are providing the following information about the relationship of the median annual total compensation of our employees and the total compensation of Mr. Maffei, our chief executive officer on December 31, 2017, pursuant to the SEC's pay ratio disclosure rules set forth in Item 402(u) of Regulation S-K. We believe our pay ratio is a reasonable estimate calculated in a manner consistent with the SEC's pay ratio disclosure rules. However, because these rules provide flexibility in determining the methodology, assumptions and estimates used to determine pay ratios and the fact that workforce composition issues differ significantly between companies, our pay ratio may not be comparable to the pay ratios reported by other companies.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  53

To identify our median employee, we first determined our employee population as of December 31, 2017, which consisted of employees located in the U.S., the Dominican Republic, Venezuela and the United Kingdom, representing all full-time, part-time, seasonal and temporary employees employed by our company and our consolidated subsidiaries, Sirius XM, Formula 1 and Braves Holdings, on that date. Using information from our payroll records and Form W-2s (or its equivalent for non-U.S. employees), we then measured each employee's gross wages for calendar year 2017, consisting of base salary, commissions, actual bonus payments, long-term incentive cash payments, if any, realized equity award value and taxable fringe benefits. We did not annualize the compensation of employees who were new hires or took a leave of absence in 2017. Also, we did not annualize the compensation of our temporary or seasonal employees. In addition, we did not make any cost-of-living adjustments to the gross wages information.

Once we identified our median employee, we then determined that employee's total compensation, including any perquisites and other benefits, in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table above. The ratio of our chief executive officer's total annual compensation to that of the median employee was as follows:

Chief Executive Officer Total Annual Compensation	$19,812,263
Median Employee Total Annual Compensation	$88,786
Ratio of Chief Executive Officer to Median Employee Total Annual Compensation	223:1

54   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS

The following table contains information regarding plan-based incentive awards granted during the year ended December 31, 2017 to the named executive officers (other than Mr. Malone, who did not receive any grants).

				Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Securities		Exercise or Base Price of	Grant Date Fair Value of Stock and

Name	Grant Date		Committee Action Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(4)	of Stock or Units (#)		Underlying Options (#)		Option Awards ($/Sh)	Option Awards ($)

Gregory B. Maffei
	3/15/2017	(5)		—	—	7,944,203	—	—	—	—		—		—	—
FWONK	3/30/2017	(6)		—	—	—	—	29,438	—	—		—		—	998,537
BATRK	3/30/2017			—	—	—	—	—	—	—		133,594	(7)	23.51	803,977
BATRK	3/30/2017			—	—	—	—	—	—			15,283	(8)	23.51	91,974
FWONK	3/30/2017			—	—	—	—	—	—	—		171,299	(7)	33.92	1,535,141
FWONK	3/30/2017			—	—	—	—	—	—	21,019	(10)	—		—	712,964
LSXMK	5/11/2017		3/30/2017	—	—	—	—	—	—	—		897,694	(7)	36.78	7,626,045
LSXMK	5/11/2017		3/30/2017	—	—	—	—	—	—	—		22,465	(9)	36.78	190,844

Richard N. Baer
	3/15/2017	(5)		—	—	1,379,295	—	—	—	—		—		—	—
LSXMK	3/30/2017	(6)		—	—	—	—	19,285	—	—		—		—	753,272
BATRK	3/30/2017	(6)		—	—	—	—	2,492	—	—		—		—	58,587
FWONK	3/30/2017	(6)		—	—	—	—	11,039	—	—		—		—	374,443

Mark D. Carleton
	3/15/2017	(5)		—	—	1,339,515	—	—	—			—		—	—
LSXMK	3/30/2017	(6)		—	—	—	—	14,400	—	—		—		—	562,464
BATRK	3/30/2017	(6)		—	—	—	—	1,861	—	—		—		—	43,752
FWONK	3/30/2017	(6)		—	—	—	—	8,243	—	—		—		—	279,603

Albert E. Rosenthaler
	3/15/2017	(5)		—	—	1,339,515	—	—	—			—		—	—
LSXMK	3/20/2017			—	—	—	—	—	—	—		39,384	(11)	39.21	359,012
BATRK	3/20/2017			—	—	—	—	—	—	—		5,031	(11)	22.96	29,596
FWONK	3/20/2017			—	—	—	—	—	—	—		19,331	(11)	33.85	173,033
LSXMK	3/30/2017	(6)		—	—	—	—	14,400	—	—		—		—	562,464
BATRK	3/30/2017	(6)		—	—	—	—	1,861	—	—		—		—	43,752
FWONK	3/30/2017	(6)		—	—	—	—	8,243	—	—		—		—	279,603

(1)
Our 2017 performance-based bonus program does not provide for a threshold bonus amount. The program also does not provide for a target payout amount for any named executive officer that would be payable upon satisfaction of the performance criteria under the 2017 performance-based bonus program. For the actual bonuses paid by our company see the amounts included for 2017 in the column entitled Non-Equity Incentive Plan Compensation in the "Summary Compensation Table" above.

(2)
Represents the maximum amount that would have been payable to each named executive officer assuming the Bonus Threshold was met in order to permit the maximum bonus amounts to have been payable. For more information on this performance bonus program, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses."

(3)
The terms of the Maffei RSUs and the Chief RSUs do not provide for a threshold amount that would be payable upon satisfaction of the performance criteria established by the compensation committee. The amounts in the Target column represent the target amount that would have been payable to the named executive officer assuming (x) maximum achievement of the Maffei RSU Threshold and the Chief Threshold was attained and (y) our compensation committee determined not to reduce such payout after considering a combination of the objective, subjective and discretionary criteria established by our compensation committee in March 2017. For the actual 2017 Annual Options, the Maffei RSUs and Chief RSUs that vested see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards" above.

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  55

(4)
Our compensation committee also set a maximum grant value payout with respect to (i) the Maffei RSUs—equal to 1.5 times the target number of Maffei RSUs or $6.63 million of initial grant value and (ii) the Chief RSUs—equal to $1.875 million for Mr. Baer and $1.4 million for each of Messrs. Carleton and Rosenthaler of initial grant value of the Chief RSUs. Any payout of an equity award by our company above the target equity award would be in our compensation committee's sole discretion, would be issued in the first quarter of 2018, and would vest immediately after grant. For more information on the target equity award, see "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards" above.

(5)
Reflects the date on which our compensation committee established the terms of the 2017 performance-based bonus program, as described under "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—2017 Performance-based Bonuses."

(6)
Reflects the date on which our compensation committee established the terms of the Maffei RSUs and the Chief RSUs as described under "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Maffei Performance-based Equity Awards" and "—Compensation Discussion and Analysis—Elements of 2017 Executive Compensation—Equity Incentive Compensation—Annual Performance Awards" above.

(7)
Vested in full on December 31, 2017.

(8)
Immediately vested in full on March 30, 2017.

(9)
Immediately vested in full on May 11, 2017.

(10)
Vested in full on April 3, 2017.

(11)
Vested in full on March 20, 2017.

56   |  LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table contains information regarding unexercised options and unvested RSUs which were outstanding as of December 31, 2017 and held by the named executive officers (with the exception of John C. Malone, who had no outstanding equity awards as of December 31, 2017).

	Option awards						Stock awards

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gregory B. Maffei
Option Awards
LSXMA	1,165,787	—		—	19.75	12/17/2019	—	—	—		—
LSXMK	2,374,526	—		—	19.38	12/17/2019	—	—	—		—
LSXMK	—	3,337,193	(1)	—	28.01	12/24/2021	—	—	—		—
LSXMK	348,109	—		—	31.44	03/31/2022	—	—	—		—
LSXMK	62,339	—		—	30.26	03/15/2023	—	—	—		—
LSXMK	724,228	—		—	31.07	03/29/2023	—	—	—		—
LSXMK	22,465	—		—	36.78	05/11/2024	—	—	—		—
LSXMK	897,694	—		—	36.78	05/11/2024	—	—	—		—
BATRA	116,599	—		—	11.42	12/17/2019	—	—	—		—
BATRK	237,549	—		—	11.19	12/17/2019	—	—	—		—
BATRK	—	333,910	(1)	—	16.17	12/24/2021	—	—	—		—
BATRK	33,491	—		—	18.15	03/31/2022	—	—	—		—
BATRK	6,255	—		—	17.47	03/15/2023	—	—	—		—
BATRK	74,322	—		—	17.94	03/29/2023	—	—	—		—
BATRK	15,283	—		—	23.51	03/30/2024	—	—	—		—
BATRK	133,594	—		—	23.51	03/30/2024	—	—	—		—
FWONA	291,362	—		—	11.68	12/17/2019	—	—	—		—
FWONK	593,545	—		—	11.18	12/17/2019	—	—	—		—
FWONK	—	834,316	(1)	—	16.16	12/24/2021	—	—	—		—
FWONK	83,682	—		—	18.14	03/31/2022	—	—	—		—
FWONK	15,631	—		—	17.46	03/15/2023	—	—	—		—
FWONK	185,703	—		—	17.93	03/29/2023	—	—	—		—
FWONK	171,299	—		—	33.92	03/30/2024	—	—	—		—
RSU Awards
FWONK	—	—		—	—	—	—	—	29,438	(2)	1,005,602

Richard N. Baer
Option Awards
LSXMK	—	346,466	(3)	—	31.66	12/31/2023	—	—	—		—
BATRK	—	32,048	(3)	—	15.11	12/31/2023	—	—	—		—
FWONK	—	83,942	(3)	—	19.11	12/31/2023	—	—	—		—
RSU Awards
LSXMK	—	—		—	—	—	—	—	19,285	(2)	764,843
BATRK	—	—		—	—	—	—	—	2,492	(2)	55,372
FWONK	—	—		—	—	—	—	—	11,039	(2)	377,092

Mark D. Carleton
Option Awards
LSXMK	99,218	—		—	19.38	03/19/2020	—	—	—		—
LSXMK	79,238	39,620	(4)	—	32.63	03/04/2022	—	—	—		—
LSXMK	—	193,774	(3)	—	32.63	03/04/2023	—	—	—		—
BATRA	7,327	—		—	11.42	03/19/2020	—	—	—		—
BATRK	14,927	—		—	11.19	03/19/2020	—	—	—		—
BATRK	7,877	3,939	(4)	—	18.84	03/04/2022	—	—	—		—
BATRK	—	19,264	(3)	—	18.84	03/04/2023	—	—	—		—
FWONA	18,309	—		—	11.68	03/19/2020	—	—	—		—
FWONK	9,682	9,842	(4)	—	18.83	03/04/2022	—	—	—		—
FWONK	—	48,134	(3)	—	18.83	03/04/2023	—	—	—		—
RSU Awards
LSXMK	—	—		—	—	—	—	—	14,400	(2)	571,104
BATRK	—	—		—	—	—	—	—	1,861	(2)	41,351
FWONK	—	—		—	—	—	—	—	8,243	(2)	281,581

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  57

	Option awards						Stock awards

Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Albert E. Rosenthaler
Option Awards
LSXMK	79,238	39,620	(4)	—	32.63	03/04/2022	—	—	—		—
LSXMK	—	193,774	(3)	—	32.63	03/04/2023	—	—	—		—
LSXMK	39,384	—		—	39.21	03/20/2024	—	—	—		—
BATRA	3,328	—		—	11.42	03/19/2020	—	—	—		—
BATRK	6,780	—		—	11.19	03/19/2020	—	—	—		—
BATRK	7,877	3,939	(4)	—	18.84	03/04/2022	—	—	—		—
BATRK	—	19,264	(3)	—	18.84	03/04/2023	—	—	—		—
BATRK	5,031	—		—	22.96	03/20/2024	—	—	—		—
FWONA	8,316	—		—	11.68	03/19/2020	—	—	—		—
FWONK	16,941	—		—	11.18	03/19/2020	—	—	—		—
FWONK	19,682	9,842	(4)	—	18.83	03/04/2022	—	—	—		—
FWONK	—	48,134	(3)	—	18.83	03/04/2023	—	—	—		—
FWONK	19,331	—		—	33.85	03/20/2024	—	—	—		—
RSU Awards
LSXMK	—	—		—	—	—	—	—	14,400	(2)	571,104
BATRK	—	—		—	—	—	—	—	1,861	(2)	41,351
FWONK	—	—		—	—	—	—	—	8,243	(2)	281,581

(1)
Vests 50% on December 24, 2018 and 50% on December 24, 2019.

(2)
Represents the target number of Maffei RSUs that Mr. Maffei could earn and the target number of Chief RSUs that each of Messrs. Baer, Carleton and Rosenthaler could earn based on our performance in 2017.

(3)
Vests 50% on December 31, 2019 and 50% on December 31, 2020.

(4)
Vested on March 4, 2018.

58   |  LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning the exercise of vested options and the vesting of RSUs held by our named executive officers (with the exception of Mr. Malone, who had no exercises of vested options or vesting of RSUs), in each case, during the year ended December 31, 2017.

	Option Awards		Stock Awards

Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)	Number of shares acquired on vesting (#)(1)	Value realized on vesting ($)

Gregory B. Maffei
LSXMA	—	—	—	—
LSXMK	—	—	39,038	1,512,332
BATRA	—	—	—	—
BATRK	—	—	4,172	90,658
FWONA	—	—	—	—
FWONK	—	—	30,778	1,054,229

Richard N. Baer
LSXMA	53,365	798,493	—	—
LSXMK	108,661	1,631,763	—	—
BATRA	5,340	49,249	—	—
BATRK	10,876	103,931	—	—
FWONA	13,349	269,799	—	—
FWONK	27,176	556,354	—	—

Mark D. Carleton
LSXMA	73,259	1,503,275	—	—
LSXMK	50,000	1,118,000	15,987	619,336
BATRA	—	—	—	—
BATRK	—	—	1,708	37,115
FWONA	—	—	—	—
FWONK	47,299	1,076,793	3,996	135,864

Albert E. Rosenthaler
LSXMA	—	—	—	—
LSXMK	—	—	15,987	619,336
BATRA	—	—	—	—
BATRK	—	—	1,708	37,115
FWONA	—	—	—	—
FWONK	—	—	3,996	135,864

(1)
Includes shares withheld in payment of withholding taxes at election of holder.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The following table sets forth information regarding the nonqualified deferred compensation plans in which our named executive officers participated during the year ended December 31, 2017. Messrs. Maffei and Carleton participated in the 2006 deferred compensation plan. See "—Executive Compensation Arrangements—2006 Deferred Compensation Plan" for more information. Mr. Malone's deferred compensation arrangements are

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  59

described under "—Executive Compensation Arrangements—John C. Malone." During 2017, Messrs. Baer and Rosenthaler did not participate in any deferred compensation arrangements.

Name	Executive contributions in 2017 ($)	Registrant contributions in 2017 ($)	Aggregate earnings in 2017 ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/17 ($)(1)(2)

John C. Malone	—	—	2,354,852	(3,082,818)	18,412,568
Gregory B. Maffei	—	—	550,538	—	6,465,005
Richard N. Baer	—	—	—	—	—
Mark D. Carleton	1,438,811	—	442,484	—	7,130,694
Albert E. Rosenthaler	—	—	—	—	—

(1)
Of these amounts, the following were reported in the "Summary Compensation Table" as above-market earnings that were credited to the named executive officer's deferred compensation account during 2017:

Name	Amount ($)

John C. Malone	224,672
Gregory B. Maffei	401,887
Richard N. Baer	—
Mark D. Carleton	304,384
Albert E. Rosenthaler	—

(2)
In our prior year proxy statements, we reported the following above-market earnings that were credited as interest to the applicable officer's deferred compensation accounts during the years reported:

	Amount ($)
Name	2016	2015	2014

John C. Malone	232,747	239,961	246,409
Gregory B. Maffei	335,068	99,232	52,641
Richard N. Baer	—	—	—
Mark D. Carleton	199,301	n/a	n/a
Albert E. Rosenthaler	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following table sets forth the potential payments to our named executive officers if their employment with Liberty Media had terminated or a change in control had occurred, in each case, as of December 29, 2017, which was the last business day of our last completed fiscal year. In the event of such a termination or change in control, the actual amounts may be different due to various factors. In addition, we may enter into new arrangements or modify these arrangements from time to time.

The amounts provided in the tables are based on the closing market prices on December 29, 2017 for our LSXMA common stock, which was $39.66, our LSXMK common stock, which was $39.66, our BATRA common stock, which was $22.05, our BATRK common stock, which was $22.22, our FWONA common stock, which was $32.72, and our FWONK common stock, which was $34.16. The value of the options shown in the table is based on the spread between the exercise price of the award and the applicable closing market price. Because the exercise price of Mr. Rosenthaler's vested 2017 option award to purchase BATRK shares was more than the closing market price of BATRK shares on December 29, 2017, this option award has been excluded from the table below. The value of the RSUs shown in the table is based on the applicable closing market price and the number of RSUs unvested.

Each of our named executive officers (other than Mr. Malone) has received awards and payments under the existing incentive plans, and each of our named executive officers is eligible to participate in our deferred compensation plan. Additionally, each of Messrs. Malone, Maffei and Baer is entitled to certain payments and acceleration rights upon termination under his respective employment agreement. See "—Executive Compensation Arrangements" above and "—Termination Without Cause or for Good Reason" below.

No immediate distributions under the 2006 deferred compensation plan are permitted as a result of a termination for cause or a termination without cause or for good reason (other than pursuant to the

60   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION

compensation committee's right to distribute certain de minimus amounts from an officer's deferred compensation account). In addition, we do not have an acceleration right to pay out account balances to the named executive officers upon a voluntary termination or a termination due to death or disability. However, the named executive officer may file an election at the time of the deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including any of the types of termination above. For purposes of the tabular presentation below, we have assumed that the named executive officer has elected to receive payout of all deferred compensation upon his separation from service, including interest. The 2006 deferred compensation plan also provides our compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation below).

The circumstances giving rise to these potential payments and a brief summary of the provisions governing their payout are described below and in the footnotes to the table (other than those described under "—Executive Compensation Arrangements," which are incorporated by reference herein):

Voluntary Termination

Each of the named executive officers (other than Mr. Malone) holds equity awards that were issued under our existing incentive plans. Under these plans and the related award agreements, in the event of a voluntary termination of his employment with our company for any reason, each named executive officer (other than Mr. Malone) would only have a right to the equity grants that vested prior to his termination date, except that in 2017 Mr. Maffei had certain acceleration rights with respect to one or more of his equity awards upon a voluntary termination. Mr. Maffei would have forfeited his 2017 Annual Awards if he had voluntarily terminated his employment as of December 29, 2017. Mr. Baer would have forfeited his 2016 Term Options and his Chief RSUs if he had voluntarily terminated his employment as of December 29, 2017. See "—Executive Compensation Arrangements—Gregory B. Maffei" and "—Executive Compensation Arrangements—Richard N. Baer" above. Mr. Carleton and Mr. Rosenthaler are not entitled to any severance payments or other benefits upon a voluntary termination of his employment. The foregoing discussion assumes that the named executive officers voluntarily terminated his respective employment without good reason. See "—Termination Without Cause or for Good Reason" below for a discussion of potential payments and benefits upon a named executive officer's voluntary termination of his employment for good reason.

Termination for Cause

All outstanding equity grants constituting options, whether unvested or vested but not yet exercised, and all equity grants constituting unvested RSUs under the existing incentive plans would be forfeited by any named executive officer (other than Mr. Maffei in the case of equity grants constituting vested options or similar rights) who is terminated for "cause." The existing incentive plans, which govern the awards unless there is a different definition in the applicable award agreement, define "cause" as insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided that, if such termination is within 12 months after a change in control (as described below), "cause" means a felony conviction for fraud, misappropriation or embezzlement. Mr. Maffei has certain continuing rights to exercise vested options or similar rights following a termination for cause under his employment agreement, and the employment agreement of Mr. Maffei has a definition of cause that is different from the definition under the incentive plans. See "—Executive Compensation Arrangements" above.

Termination Without Cause or for Good Reason

Mr. Malone does not have any outstanding equity awards. As of December 29, 2017, Mr. Maffei's unvested equity awards consisted of the Term Options and the 2017 Annual Awards. The Term Options are subject to partial acceleration upon a termination of his employment without cause or for good reason. Mr. Maffei would have forfeited his 2017 Annual Awards upon a termination without cause or for good reason as of December 29, 2017. Each of Mr. Malone and Mr. Maffei is entitled to severance payments and/or other benefits upon a termination of his employment without cause or for good reason. See "—Executive Compensation Arrangements—John C. Malone" and "—Executive Compensation Arrangements—Gregory B. Maffei" above.

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As of December 29, 2017, Mr. Baer's unvested equity awards consisted of his 2016 Term Options and his Chief RSUs. Mr. Baer would have vested in 75% of the original number of his 2016 Term Options (less any options that have previously vested) if his employment had been terminated without cause or for good reason as of December 29, 2017, and his Chief RSUs would have stayed outstanding until the date the compensation committee acted to determine the extent to which the performance criteria were met and the number of Mr. Baer's Chief RSUs that would have been earned and vested had he remained employed through December 31, 2017. Mr. Baer is also entitled under certain circumstances to severance payments and other benefits upon a termination of his employment without cause or for good reason. To receive these benefits, Mr. Baer must execute a severance agreement and release in favor of our company in accordance with the procedure set forth in the Baer Employment Agreement. See "—Executive Compensation Arrangements—Richard N. Baer."

As of December 29, 2017, Mr. Carleton's and Mr. Rosenthaler's only unvested equity awards were the stock options granted to them on March 4, 2015 and the Chief RSUs granted to them on March 30, 2017. The standard stock option awards granted to them on March 4, 2015 provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee. The multi-year awards granted to them on that date provide for vesting upon a termination of employment without cause of those options that would have vested during the 12-month period following the termination date if such person had remained an employee, plus a pro rata portion of the remaining unvested options based on the portion of the vesting period elapsed through the termination date. The Chief RSUs held by these officers would have been forfeited if the individual had been terminated without cause as of December 29, 2017. None of these officers is entitled to any severance pay or other benefits upon a termination without cause.

Death

In the event of death of any of the named executive officers, the existing incentive plans and applicable award agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards, except that Mr. Maffei would have forfeited his 2017 Annual Awards in the event of his death as of December 29, 2017. Each of Mr. Malone, Mr. Maffei and Mr. Baer is also entitled to certain payments and other benefits if he dies while employed by our company. See "—Executive Compensation Arrangements" above.

No amounts are shown for payments pursuant to life insurance policies, which we make available to all our employees.

Disability

If the employment of any of the named executive officers is terminated due to disability, which is defined in the existing incentive plans or applicable award agreements, such plans or agreements provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards, except that Mr. Maffei would have forfeited his 2017 Annual Awards if his employment was terminated due to disability as of December 29, 2017. Each of Mr. Malone, Mr. Maffei and Mr. Baer is also entitled to certain payments and other benefits upon a termination of his employment due to disability. See "—Executive Compensation Arrangements" above.

No amounts are shown for payments pursuant to short-term and long-term disability policies, which we make available to all our employees.

Change in Control

In case of a change in control, the incentive plans provide for vesting in full of any outstanding options and the lapse of restrictions on any RSU awards held by the named executive officers, except that vesting of Mr. Maffei's unvested 2017 Annual Awards would not have been accelerated. A change in control is generally defined as:

  •
  The acquisition by a non-exempt person (as defined in the incentive plans) of beneficial ownership of at least 20% of the combined voting power of the then outstanding shares of our company ordinarily having the right to vote in the election of directors, other than pursuant to a transaction approved by our board of directors.

  •
  The individuals constituting our board of directors over any two consecutive years cease to constitute at least a majority of the board, subject to certain exceptions that permit the board to approve new members by approval of at least two-thirds of the remaining directors.

  •
  Any merger, consolidation or binding share exchange that causes the persons who were common stockholders of our company immediately prior thereto to lose their proportionate interest in the common stock or voting power of the successor or to have less than a majority of the combined voting power of the then outstanding shares ordinarily having the right to vote in the election of directors, the sale of substantially all of the assets of the company or the dissolution of the company.

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EXECUTIVE COMPENSATION

In the case of a change in control described in the last bullet point, our compensation committee may determine not to accelerate the existing equity awards of the named executive officers if equivalent awards will be substituted for the existing awards, except that Mr. Maffei's Term Options may also be subject to acceleration upon a change in control, including of the type described in the last bullet point, pursuant to the terms of his employment agreement. See "—Executive Compensation Arrangements—Gregory B. Maffei" above. For purposes of the tabular presentation below, we have assumed no such determination was made.

Benefits Payable Upon Termination or Change in Control

Name	Voluntary Termination Without Good Reason ($)		Termination for Cause ($)		Termination Without Cause or for Good Reason ($)		Death ($)		Disability ($)		After a Change in Control ($)

John C. Malone
Lump Sum Severance(1)	19,500		—		19,500		—		19,500		19,500
Installment Severance Plan(2)	21,773,348		21,773,348		21,773,348		21,773,348		21,773,348		21,773,348
1993 Deferred Compensation Arrangement(3)	2,671,333		2,671,333		2,671,333		1,767,776		2,671,333		2,671,333
1982 Deferred Compensation Arrangement(3)	31,496,564		31,496,564		31,496,564		16,644,791		31,496,564		31,496,564
Options	—		—		—		—		—		—
RSUs	—		—		—		—		—		—

Total	55,960,745		55,941,245		55,960,745		40,185,915		55,960,745		55,960,745

Gregory B. Maffei
Severance	11,685,616	(4)	—		30,774,457	(5)	30,774,457	(5)	30,774,457	(5)	—
Deferred Compensation	6,465,005	(6)	6,465,005	(6)	6,465,005	(6)	6,465,005	(6)	6,465,005	(6)	6,465,005	(7)
Options	147,755,241	(8)	109,828,701	(8)	163,034,777	(9)	165,744,843	(10)	165,744,843	(10)	165,744,843	(10)
RSUs	—	(8)	—	(8)	—	(9)	—	(10)	—	(10)	—	(10)
Perquisites(11)	—		—		406,583		—		406,583		—

Total	165,905,862		116,293,706		200,680,822		202,984,304		203,390,887		172,209,848

Richard N. Baer
Severance(12)	—		—		5,300,000		1,900,000		1,900,000		—
Options	—	(8)	—	(8)	3,197,176	(13)	4,262,916	(10)	4,262,916	(10)	4,262,916	(10)
RSUs	—	(8)	—	(8)	1,197,308	(13)	1,197,308	(10)	1,197,308	(10)	1,197,308	(10)

Total	—		—		9,694,483		7,360,224		7,360,224		5,460,224

Mark D. Carleton
Deferred Compensation	7,130,694	(6)	7,130,694	(6)	7,130,694	(6)	7,130,694	(6)	7,130,694	(6)	7,130,694	(7)
Options	3,371,986	(8)	—	(8)	4,863,236	(13)	5,979,944	(10)	5,979,944	(10)	5,979,944	(10)
RSUs	—	(8)	—	(8)	—	(13)	894,036	(10)	894,036	(10)	894,036	(10)

Total	10,502,680		7,130,694		11,993,930		14,004,674		14,004,674		14,004,674

Albert E. Rosenthaler
Options	1,583,541	(8)	—	(8)	3,074,791	(13)	4,191,499	(10)	4,191,499	(10)	4,191,499	(10)
RSUs	—	(8)	—	(8)	—	(13)	894,036	(10)	894,036	(10)	894,036	(10)

Total	1,583,541		—		3,074,791		5,085,535		5,085,535		5,085,535

(1)
Under Mr. Malone's employment agreement, which was assigned to Old LMC in the Old LMC Split-Off and later to our company in the LMC Spin-Off, if his employment had been terminated, as of December 29, 2017, at our election (other than for death or cause) (whether before or after a change in control) or upon Mr. Malone's prior written notice, he would have been entitled to a lump sum severance payment of $19,500 payable upon termination, which is equal to five years of his

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  63

  current annual salary of $3,900. See "—Executive Compensation Arrangements—John C. Malone" above. Pursuant to the services agreement, 57% of such lump sum severance payment would have been allocable to Liberty Interactive.

(2)
As described above, Mr. Malone began receiving 240 consecutive monthly installment severance payments in February 2009 pursuant to the terms of his amended employment agreement. The number included in the table represents the aggregate amount of the payments remaining as of December 29, 2017. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Malone's compliance with the confidentiality, non-competition, non-solicitation and non-interference covenants contained in his employment agreement. See "—Executive Compensation Arrangements—John C. Malone" above.

(3)
As described above, Mr. Malone began receiving 240 consecutive monthly payments of his deferred compensation plus interest, in February 2009 pursuant to the terms of his amended employment agreement, which our company assumed in connection with the LMC Spin-Off. The number included in the table represents the aggregate amount of these payments remaining as of December 29, 2017. With respect to periods following the termination of his employment, the foregoing payments are conditioned on Mr. Malone's compliance with the confidentiality, non-competition, non-solicitation and non-interference covenants contained in his employment agreement. If Mr. Malone's employment had been terminated, as of December 29, 2017, as a result of his death, his beneficiaries would have instead been entitled to a lump sum payment of the unamortized principal balance of the remaining deferred compensation payments, and the compliance conditions described above would be inapplicable. See "—Executive Compensation Arrangements—John C. Malone" above.

(4)
If Mr. Maffei had voluntarily terminated his employment without good reason (as defined in the Maffei Employment Agreement) as of December 29, 2017, he would have been entitled to receive in a lump sum the Pro-Rated Amount of $11,685,616, with up to 25% of such amount payable in shares of our common stock. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(5)
If Mr. Maffei's employment had been terminated as of December 29, 2017 by Liberty Media without cause or by Mr. Maffei for good reason (as defined in the Maffei Employment Agreement) (whether before or within a specified period following a change in control) or due to Mr. Maffei's death or disability, as of December 29, 2017, he would have been entitled to receive a payment of 1.5 times his 2017 base salary payable in 18 equal monthly installments. Mr. Maffei would also be entitled to receive in lump sums the Pro-Rated Amount of $11,685,616 and a separate Un-Pro Rated Amount of $17,500,000 and, in each case, up to 25% of such amounts would be payable in shares of our common stock. See "—Executive Compensation Arrangements—Gregory B. Maffei" above.

(6)
Under the 2006 deferred compensation plan, we do not and Qurate does not have an acceleration right to pay out account balances to Mr. Maffei or Mr. Carleton upon a termination of employment. However, Mr. Maffei and Mr. Carleton had the right to file an election at the time of his initial deferral to receive distributions under the 2006 deferred compensation plan upon his separation from service, including under the termination scenarios in the table above. For purposes of the tabular presentation above, we have assumed that each of Mr. Maffei and Mr. Carleton has elected to receive payout upon a separation from service of all deferred compensation, including interest.

(7)
The 2006 deferred compensation plan provides our compensation committee with the option of terminating the plan 30 days preceding or within 12 months after a change of control of Liberty Media and distributing the account balances (which option is assumed to have been exercised for purposes of the tabular presentation above).

(8)
Based on the number of vested options held by each named executive officer at December 29, 2017, other than Mr. Rosenthaler's 2017 option award to purchase BATRK shares, and, with respect to Mr. Maffei upon a voluntary termination of his employment without good reason, the pro rata vesting of his unvested Term Options. Mr. Rosenthaler's vested 2017 option award to purchase BATRK shares was excluded because the exercise price of this option award was more than the closing market price of BATRK shares on December 29, 2017. Mr. Maffei would have forfeited his 2017 Annual Awards if his employment had been terminated for any reason as of December 29, 2017. If Mr. Baer's employment had been terminated without good reason or for cause as of December 29, 2017, he would have forfeited the 2016 Term Options and his Chief RSUs. Each of Messrs. Carleton and Rosenthaler would have forfeited his Chief RSUs if his employment had been terminated without good reason or for cause as of December 29, 2017. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table, "—Executive Compensation Arrangements—Gregory B. Maffei" and "—Executive Compensation Arrangements—Richard N. Baer" above.

(9)
Based on (i) the number of vested options held by Mr. Maffei at December 29, 2017 and (ii) the number of unvested Term Options held by Mr. Maffei at December 29, 2017 that would vest pursuant to the forward-vesting provisions in the award agreement if he were terminated without cause or for good reason as of December 29, 2017. Mr. Maffei would have forfeited his 2017 Annual Awards if his employment had been terminated for any reason as of December 29, 2017. See "—Executive Compensation Arrangements—Gregory B. Maffei" above and the "Outstanding Equity Awards at Fiscal Year-End" table above.

(10)
Based on (i) the number of vested options held by each named executive officer at December 29, 2017, other than Mr. Rosenthaler's 2017 option award to purchase BATRK shares, (ii) the number of unvested options held by each named executive officer at December 29, 2017, other than the unvested 2017 Annual Options held by Mr. Maffei, and (iii) the number of unvested Chief RSUs held by Messrs. Baer, Carleton and Rosenthaler at December 29, 2017. Mr. Rosenthaler's 2017 option award to purchase BATRK shares was excluded because the exercise price of this option award was more than the closing market price of BATRK shares on December 29, 2017. For more information, see the "Outstanding Equity Awards at Fiscal Year-End" table above.

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EXECUTIVE COMPENSATION

(11)
If Mr. Maffei's employment had been terminated at our company's election for any reason (other than cause) or by Mr. Maffei for good reason (as defined in his employment agreement) or by reason of disability, as of December 29, 2017, he would have been entitled to receive personal use of the corporate aircraft for 120 hours per year over a 12-month period. Perquisite amount of $406,583 represents the maximum potential cost of using the corporate aircraft for 120 hours based on an hourly average of the incremental cost of use of the corporate aircraft. Pursuant to the LIC Services Agreement, 30% of such perquisite expense would have been allocable Liberty Interactive.

(12)
If Mr. Baer's employment had been terminated by Liberty Media without cause or by Mr. Baer for good reason (as defined in his 2016 Employment Agreement), as of December 29, 2017, he would have been entitled to receive a $5.3 million lump sum payment. If Mr. Baer's employment had been terminated due to his disability or death, as of December 29, 2017, he or his estate would have been entitled to receive a lump sum payment of $1.9 million. See "—Executive Compensation Arrangements—Richard N. Baer" above. Pursuant to the LIC Services Agreement, 47% of such lump sum severance payment would have been allocable Liberty Interactive.

(13)
Based on (i) the number of vested options held by such named executive officer at December 29, 2017, other than Mr. Rosenthaler's 2017 option award to purchase BATRK shares, (ii) the number of unvested options held by each named executive officer at December 29, 2017 that would vest pursuant to the forward-vesting provisions in such named executive officer's award agreements if he were terminated without cause as of December 29, 2017 and (iii) the number of Chief RSUs held by Mr. Baer. Mr. Rosenthaler's 2017 option award to purchase BATRK shares was excluded because the exercise price of this option award was more than the closing market price of BATRK shares on December 29, 2017. The Chief RSUs held by Messrs. Carleton and Rosenthaler would have been forfeited if the individual had been terminated without cause as of December 29, 2017. See "—Executive Compensation Arrangements—Richard N. Baer," the "Outstanding Equity Awards at Fiscal Year-End" table and "—Termination Without Cause or for Good Reason" above.

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DIRECTOR COMPENSATION

NONEMPLOYEE DIRECTORS

Director Fees

Each of our directors who is not an employee of our company is paid an annual fee for 2018 of $218,000 (which, in 2017, was $214,000) (which we refer to as the director fee), of which $104,000 ($102,000 in 2017) is payable in cash and the balance is payable in RSUs or options to purchase shares of LSXMK, BATRK and FWONK. For service on our board in 2018 and 2017, each director was permitted to elect to receive $114,000 and $112,000, respectively, of his or her director fee in RSUs or options to purchase shares of LSXMK, BATRK and FWONK. The awards issued to our board of directors with respect to service on our board in 2018 were issued in December 2017. See "—Director RSU Grants" and "—Director Option Grants" below for information on the incentive awards granted in 2017.

Fees for service on our audit committee, compensation committee and nominating and corporate governance committee are the same for 2017 and 2018, with each member thereof receiving an additional annual fee of $30,000, $10,000 and $10,000, respectively, for his or her participation on each such committee, except that the chairman of each such committee instead receives an additional annual fee of $40,000, $20,000 and $20,000, respectively, for his participation on that committee. With respect to our executive committee, each member thereof who is not an employee of our company receives an additional annual fee of $10,000 for his participation on that committee. The cash portion of the director fees and the fees for participation on committees are payable quarterly in arrears.

Management of our company requested Mercer to conduct a market study of nonemployee director compensation in December 2017. In preparing the study, Mercer reviewed the nonemployee director compensation paid at companies that compete in the same markets as our company's operating assets. Also, because of our company's structure, Mercer reviewed director compensation paid at private equity companies. Mercer reviewed the structure and amounts paid at these companies and made comments regarding the ratio of cash compensation to equity compensation, as well as the total compensation that should be paid. After reviewing the report, the board determined to maintain the current pay structure. In 2017, Mercer's aggregate fees for executive and director compensation consulting services were $12,065. Additionally, Mercer and its affiliates billed $316,959 for consulting services with respect to retirement plans and benefits and related subscription and technology licenses provided in connection with such services.

Charitable Contributions

If a director makes a donation to our political action committee, we will make a matching donation to a charity of his or her choice in an amount not to exceed $10,000.

Equity Incentive Plan

Awards granted to our nonemployee directors under the 2017 incentive plan are administered by our board of directors or our compensation committee. Our board of directors has full power and authority to grant nonemployee directors the awards described below and to determine the terms and conditions under which any awards are made. The 2017 incentive plan is designed to provide our nonemployee directors with additional remuneration for services rendered, to encourage their investment in our common stock and to aid in attracting persons of exceptional ability to become nonemployee directors of our company. Our board of directors may grant non-qualified stock options, SARs, restricted shares, restricted stock units and cash awards or any combination of the foregoing under the 2017 incentive plan.

The maximum number of shares of our common stock with respect to which awards may be granted under the 2017 incentive plan is 50 million shares, subject to anti-dilution and other adjustment provisions of the 2017 incentive plan. No nonemployee director may be granted during any calendar year awards having a value (as determined on the grant date of such award) that would be in excess of $2 million. Shares of our common stock issuable pursuant to awards made under the 2017 incentive plan will be made available from either authorized but unissued shares of our common stock or shares of our common stock that we have issued but reacquired, including shares purchased in the open market.

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DIRECTOR COMPENSATION

As described above, in connection with the LMC Spin-Off, our company's board of directors adopted the TSAP, which governs the terms and conditions of awards issued in the LMC Spin-Off in connection with adjustments made to awards previously granted by Old LMC with respect to its common stock.

In 2017, each of our nonemployee directors was given a choice of receiving his or her annual equity grant in the form of RSUs or options.

Director RSU Grants

Pursuant to our director compensation policy described above and the 2017 incentive plan, we granted the following RSU awards on December 12, 2017:

Name	LSXMK	BATRK	FWONK

Robert R. Bennett	1,649	254	1,088
Brian M. Deevy	824	127	544
David E. Rapley	824	127	544
Andrea L. Wong	—	—	544

These RSUs will vest on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and, unless our board of directors determines otherwise, will be forfeited if the grantee resigns or is removed from the board before the vesting date.

Director Option Grants

Pursuant to our director compensation policy described above and the 2017 incentive plan, we granted the following stock option awards on December 12, 2017:

Name	# of LSXMK Options	Exercise Price ($)	# of BATRK Options	Exercise Price ($)	# of FWONK Options	Exercise Price ($)

Brian M. Deevy	3,123	42.62	466	22.56	2,046	35.74
M. Ian G. Gilchrist	6,246	42.62	932	22.56	4,093	35.74
Evan D. Malone	6,246	42.62	932	22.56	4,093	35.74
David E. Rapley	3,123	42.62	466	22.56	2,046	35.74
Larry E. Romrell	6,246	42.62	932	22.56	4,093	35.74
Andrea L. Wong	6,246	42.62	932	22.56	2,046	35.74

These options will become exercisable on the first anniversary of the grant date, or on such earlier date that the grantee ceases to be a director because of death or disability, and, unless our board determines otherwise, will be terminated without becoming exercisable if the grantee resigns or is removed from the board before the vesting date. Once vested, the options will remain exercisable until the seventh anniversary of the grant date or, if earlier, until the first business day following the first anniversary of the date the grantee ceases to be a director.

Stock Ownership Guidelines

In March 2016, our board of directors adopted stock ownership guidelines that require each nonemployee director to own shares of our company's stock equal to at least three times the value of their annual cash retainer fees. Nonemployee directors will have five years from the later of (i) the effective date of the guidelines and (ii) the director's initial appointment to our board to comply with these guidelines.

Director Deferred Compensation Plan

Effective beginning in the fourth quarter of 2013, directors of our company are eligible to participate in the Liberty Media Corporation Nonemployee Director Deferred Compensation Plan (the director deferred compensation plan), pursuant to which eligible directors of our company can elect to defer all or any portion of their annual cash fees that they would otherwise be entitled to receive. The deferral of such annual cash fees shall be effected by a reduction in the quarterly payment of such annual cash fees by the percentage specified in the director's election. Elections are required to be made in advance of certain deadlines, which generally must be on or before the close of business on December 31 of the year prior to the year to which the

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  67

director's election will apply, and elections must include the form of distribution, such as a lump-sum payment or substantially equal installments over a period not to exceed ten years. Compensation deferred under the director deferred compensation plan that otherwise would have been received prior to 2015 would earn interest income at the rate of 9% per annum, compounded quarterly, for the period of the deferral. Compensation deferred under the director deferred compensation plan that otherwise would have been received on or after January 1, 2015 will earn interest income at a rate that is intended to approximate our company's general cost of 10-year debt. For 2015 and 2016, the rate was 6.25%, and for 2017, the rate was 6.5%.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)

Robert R. Bennett	112,000	(4)	114,896	—	20,358	18,943	(6)	266,197
Brian M. Deevy	142,000		57,427	56,860	—	18,943	(6)	275,230
M. Ian G. Gilchrist	162,000		—	113,730	—	18,943	(6)	294,673
Evan D. Malone	102,000		—	113,730	—	150		215,880
David E. Rapley	132,000	(4)	57,427	56,860	7,407	18,943	(6)	272,637
Larry E. Romrell	142,000		—	113,730	—	18,943	(6)	274,673
Andrea L. Wong	122,000	(4)	19,443	94,397	18,250	2,937	(6)	257,027

(1)
John C. Malone and Gregory B. Maffei, each of whom is a director of our company and a named executive officer, received no compensation for serving as directors of our company during 2017.

(2)
As of December 31, 2017, our directors (other than Messrs. Malone and Maffei, whose equity awards are listed in "Outstanding Equity Awards at Fiscal Year-End" above) held the following equity awards with respect to shares of our common stock:

	Robert R. Bennett	Brian M. Deevy	M. Ian G. Gilchrist	Evan D. Malone	David E. Rapley	Larry E. Romrell	Andrea L. Wong

Options (#)
LSXMA	—	—	854	2,697	—	2,697	—
LSXMK	—	8,149	18,868	34,756	14,631	34,756	17,263
BATRA	—	—	85	269	—	269	—
BATRK	—	949	2,795	4,084	1,767	4,084	2,341
FWONA	—	—	213	674	—	674	—
FWONK	—	3,254	9,053	11,075	4,850	11,075	4,669
RSUs (#)
LSXMK	1,649	824	—	—	824	—	—
BATRK	254	127	—	—	127	—	—
FWONK	1,088	544	—	—	544	—	544

(3)
The aggregate grant date fair value of the stock options, restricted shares and RSU awards has been computed in accordance with FASB ASC Topic 718, but (pursuant to SEC regulations) without reduction for estimated forfeitures. For a description of the assumptions applied in these calculations, see Note 14 to our consolidated financial statements for the year ended December 31, 2017 (which are included in the 2017 Form 10-K).

(4)
Includes the following amounts earned and deferred under the director deferred compensation plan:

Name	2017 Deferred Compensation ($)	2017 Above Market Earnings on Accrued Interest ($)	2016 Above Market Earnings on Accrued Interest ($)

Robert R. Bennett	109,518	20,358	12,678
David E. Rapley	129,518	7,407	1,546
Andrea L. Wong	121,724	18,250	10,860

(5)
We make available to our directors tickets to various sporting events with no aggregate incremental cost attributable to any single person.

(6)
Includes the following amounts of health insurance premiums paid by our company for the benefit of the following directors:

Name	Amount ($)

Robert R. Bennett	18,793
Brian M. Deevy	18,793
M. Ian G. Gilchrist	18,793
David E. Rapley	18,793
Larry E. Romrell	18,793
Andrea L. Wong	2,787

68   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2017 with respect to shares of our common stock authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders:
Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015), as amended			—(1)
LSXMA	16,453	$30.67
LSXMB	—	—
LSXMK	7,964,551	$30.73
BATRA	646	$17.86
BATRB	—	—
BATRK	844,915	$18.28
FWONA	1,611	$18.27
FWONB	—	—
FWONK	3,943,167	$26.82
Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015), as amended			—(1)
LSXMA	—	—
LSXMB	—	—
LSXMK	86,207	$31.96
BATRA	—	—
BATRB	—	—
BATRK	10,262	$18.97
FWONA	—	—
FWONB	—	—
FWONK	22,811	$23.45
Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended			47,016,671(2)
LSXMA	—	—
LSXMB	—	—
LSXMK	115,112	$42.62
BATRA	—	—
BATRB	—	—
BATRK	16,760	$22.56
FWONA	—	—
FWONB	—	—
FWONK	76,489	$35.74
Liberty Media Corporation Transitional Stock Adjustment Plan			—(3)
LSXMA	1,609,166	$19.67
LSXMB	—	—
LSXMK	3,162,299	$19.27
BATRA	178,505	$11.41
BATRB	—	—
BATRK	359,633	$11.18
FWONA	397,979	$11.66
FWONB	—	—
FWONK	717,795	$11.16

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  69

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans not approved by security holders: None.
Total
LSXMA	1,625,619

LSXMB	—

LSXMK	11,328,169

BATRA	179,151

BATRB	—

BATRK	1,231,570

FWONA	399,590

FWONB	—

FWONK	4,760,262

			47,016,671

(1)
Upon adoption of the Liberty Media Corporation 2017 Omnibus Incentive Plan, the board of directors ceased making any further grants under the prior plans, including the Liberty Media Corporation 2013 Incentive Plan and the Liberty Media Corporation 2013 Nonemployee Director Incentive Plan.

(2)
The Liberty Media Corporation 2017 Omnibus Incentive Plan permits grants of, or with respect to, shares of any series of our common stock, subject to a single aggregate limit.

(3)
The Liberty Media Corporation Transitional Stock Adjustment Plan governs the terms and conditions of awards with respect to our company's common stock that were granted in connection with adjustments made to awards granted by Old LMC with respect to its common stock. As a result, no further grants are permitted under this plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our Code of Business Conduct and Ethics and Corporate Governance Guidelines, if a director or executive officer has an actual or potential conflict of interest (which includes being a party to a proposed "related party transaction" (as defined by Item 404 of Regulation S-K)), the director or executive officer should promptly inform the person designated by our board to address such actual or potential conflicts. No related party transaction may be effected by our company without the approval of the audit committee of our board or another independent body of our board designated to address such actual or potential conflicts.

STOCKHOLDER PROPOSALS

This proxy statement relates to our annual meeting of stockholders for the calendar year 2018 which will take place on May 23, 2018. Based solely on the date of our 2018 annual meeting and the date of this proxy statement, (i) a stockholder proposal must be submitted in writing to our Corporate Secretary and received at our executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112, by the close of business on December 24, 2018 in order to be eligible for inclusion in our proxy materials for the annual meeting of stockholders for the calendar year 2019 (the 2019 annual meeting), and (ii) a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, must be received at our executive offices at the foregoing address not earlier than February 22, 2019 and not later than March 25, 2019 to be considered for presentation at the 2019 annual meeting. We currently anticipate that the 2019 annual meeting will be held during the second quarter of 2019. If the 2019 annual meeting takes place more than 30 days before or 30 days after May 23, 2019 (the anniversary of the 2018 annual meeting), a stockholder proposal, or any nomination by stockholders of a person or persons for election to the board of directors, will instead be required to be received at our executive offices at the foregoing address not later than the close of business on the tenth day following the first day on which notice of the date of the 2019 annual

70   |   LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT

meeting is communicated to stockholders or public disclosure of the date of the 2019 annual meeting is made, whichever occurs first, in order to be considered for presentation at the 2019 annual meeting.

All stockholder proposals for inclusion in our proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, our charter and bylaws and Delaware law.

ADDITIONAL INFORMATION

We file periodic reports, proxy materials and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov. Additional information can also be found on our website at www.libertymedia.com. (Information contained on any website referenced in this proxy statement is not incorporated by reference in this proxy statement.) If you would like to receive a copy of the 2017 Form 10-K, or any of the exhibits listed therein, please call or submit a request in writing to Investor Relations, Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Tel. No. (877) 772-1518, and we will provide you with the 2017 Form 10-K without charge, or any of the exhibits listed therein upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits).

LIBERTY MEDIA CORPORATION 2018 PROXY STATEMENT   |  71

OUR ENVIRONMENT

Liberty believes in working to keep our environment cleaner and healthier. We are proud to have our headquarters overlooking the Colorado Rockies. Every day, Liberty takes steps to preserve the natural beauty of the surroundings that we are privileged to enjoy.

ELECTRONIC DELIVERY
We encourage Liberty stockholders to voluntarily elect to receive future proxy and annual report materials electronically.

•

If you are a registered stockholder, please visit www.envisionreports.com/LMC for simple instructions.

Combined with your adoption of electronic delivery of proxy materials, we can ideally reduce the impact on the environment by:
• Beneficial stockholders can opt for e-delivery at www.proxyvote.com or by contacting their nominee. Faster Economical Cleaner Convenient	Using approximately 133 fewer tons of wood, or 857 fewer trees
SCAN THIS QR CODE
• to vote using your mobile device • to sign up for e-delivery • to download annual meeting materials	Using approximately 1,249 million fewer BTUs, or the equivalent of the amount of energy used by 14 homes for one full year
Using approximately 214,009 fewer pounds of greenhouse gases, including carbon dioxide, or the equivalent of 19 automobiles running for one year
Saving approximately 862,147 gallons of water, or the equivalent of approximately 34 swimming pools
Saving approximately 73,264 pounds of solid waste
Reducing hazardous air pollutants by approximately 103 pounds
Environmental impact estimates calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

2018 ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 23, 2018 8:00 a.m. Local time Corporate Offices of Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112

www.libertymedia.com

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2018. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/LMC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposals 2 and 3 and in favor of every 3 Years for Proposal 4. + 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Brian M. Deevy 02 - Gregory B. Maffei 03 - Andrea L. Wong For Against Abstain ForAgainst Abstain 2. A proposal to ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2018. 3. The say-on-pay proposal, to approve, on an advisory basis, the compensation of our named executive officers. 1 Year 2 Years 3 Years Abstain 4. The say-on-frequency proposal, to approve, on an advisory basis, the frequency at which stockholders are provided an advisory vote on the compensation of our named executive officers. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 7 5 4 2 9 1 02TBEC MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — LIBERTY MEDIA CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 23, 2018 The undersigned hereby appoint(s) Richard N. Baer and Mark D. Carleton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Series A Liberty SiriusXM common stock, Series B Liberty SiriusXM common stock, Series A Liberty Braves common stock, Series B Liberty Braves common stock, Series A Liberty Formula One common stock and/or Series B Liberty Formula One common stock held by the undersigned at the Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on May 23, 2018 at the corporate offices of Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, and any adjournment or postponement thereof, with all the powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND IN FAVOR OF EVERY “3 YEARS” FOR PROPOSAL 4. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE